As filed with the Securities and Exchange Commission on May 24 , 2010 Registration No. 333-166194

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SKYPEOPLE FRUIT JUICE, INC.
(Exact name of registrant as specified in its charter)

Florida	2033	98-0222013
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	SkyPeople Fruit Juice, Inc. 16F, National Development Bank Tower No. 2 Gaoxin 1st Road, Xi’an, PRC 710075 011-86-29-88377216
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

	CT Corporation System 818 West Seventh Street Los Angeles, CA 90017
(Name, address, including zip code, and telephone number, including area code, of agent for service)
	Copies to:
Don S. Williams, Esq. Laura H. Luo, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 38F, Unit 01-04 Jin Mao Tower, 88 Century Avenue Pudong New Area Shanghai 200121 PRC 011-86-21-6165-1700		Selig D. Sacks, Esq. Michael T. Campoli, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036-6569 212-421-4100
Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price(1)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)
Common Stock, par value $0.001 per share	6,095,000	$5.20	31,694,000	2,259.78

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) based on $5.20, which represents the average of the high and low sales prices of the common stock as reported by Nasdaq Global Market on May 20, 2010.

(2) Include shares which the underwriter has the option to purchase to cover over-allotment, if any.

(3) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may change.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED ●, 2010

SkyPeople Fruit Juice, Inc

5,300, 000  Shares of Common Stock
_______________________________________________________________________________________

We are offering 5,300,000 shares of our Common Stock. As of April 30, 2010, our Common Stock is listed on the NASDAQ Global Market and trades under the symbol "SPU."   Previously, our Common Stock was listed on the NYSE Amex Equities and traded under the symbol "SPU."

The last reported market price of our Common Stock on May 21 , 2010 was $5 .27 .

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses (1)	$	$

(1) See “Underwriting” for a description of compensation payable to the underwriter.

_____________________

Investing in our Common Stock involves a high degree of risk.  See “Risk Factors” beginning on page 14 for a discussion of information that should be considered in connection with an investment in our securities.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We have granted a 45 day option to Rodman & Renshaw, LLC, the underwriter, to purchase up to an additional 795,000 shares of our Common Stock from us on the same terms set forth above.  If the underwriter exercises its right to purchase all of such additional shares of Common Stock, we estimate that we will receive gross proceeds of approximately $ 32.1  million from the sale of the shares of Common Stock being offered and net proceeds of $ 29.9 million after deducting approximately $ 2.3 million for underwriting discounts and commissions and estimated offering expenses , based on an assumed public offering price of $ 5.27 per share of our Common Stock.  The shares issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriter expects to deliver the shares of Common Stock to purchasers on●                 .

Rodman & Renshaw, LLC

The date of this prospectus is ____, 2010

维Se恋
桑果汁
Mulberry Juice

Fruit Beverages

桑果醋

Mulberry Cider

Kiwi Cider

Sample Fruit Juice Concentrates

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information other than that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our Common Stock.  This prospectus will be updated and, as updated, will be made available for delivery to the extent required by federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.  This prospectus will be updated and updated prospectuses will be made available for delivery to the extent required by the federal securities laws.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  Forward looking statements involve risks and uncertainties and include statements regarding, among other things, our projected sales, profitability and cash flows, our growth strategies, anticipated trends in our industries, our future financing plans and our anticipated needs for working capital.  They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology.  These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally.  In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Any or all of our forward looking statements in this prospectus may turn out to be inaccurate.  They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties.  Consequently, no forward looking statement can be guaranteed.  Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward looking statements contained in this prospectus will in fact occur.  You should not place undue reliance on these forward looking statements.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S. dollars.  References to “yuan” or “RMB” are to the Chinese yuan (also known as the renminbi).  According to xe.com, as of May 20 , 2010, $1 = 6. 82871 yuan.

Third Party Data

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by The Beverage Digest, Beijing Business & Intelligence Consulting Co. Ltd., Agricultural Marketing Resource Center, Global Industry Analysts, Inc. and Chinese General Administration of Customs.  This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.  Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information.  The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.”

Over-Allotment Option

Unless otherwise indicated, information in this prospectus assumes that the underwriter does not exercise its option to purchase additional shares.

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  PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our Common Stock.  You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and our consolidated financial statements and the related notes appearing at the end of this prospectus before making an investment decision.  Unless the context otherwise requires, we use the terms “the Company,” “we,” “us” and “our” in this prospectus to refer to SkyPeople Fruit Juice, Inc., or SkyPeople, and its direct and indirect subsidiaries, which include (i) Pacific Industry Holding Group Co., Ltd., or Pacific,  a company organized under the laws of the Republic of Vanuatu and a wholly owned subsidiary of SkyPeople, (ii) Harmony MN Inc., or HMN, a company organized under the laws of Delaware and a wholly owned subsidiary of SkyPeople, (iii) SkyPeople Juice Group Co., Ltd., or SkyPeople (China), a company organized under the laws of the People’s Republic of China, or the PRC, and a 99% owned subsidiary of Pacific, (iv) Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd., or Qiyiwangguo,  a company organized under the laws of the PRC and a 91.15% owned subsidiary of SkyPeople (China), (v) Huludao Wonder Fruit Co., Ltd., or Huludao Wonder, a company organized under the laws of the PRC and wholly owned subsidiary of SkyPeople (China) and (vi) Yingkou Trusty Fruits Co., Ltd., or Yingkou, a company organized under the laws of the PRC and a wholly owned subsidiary of SkyPeople (China).  All share and per share information concerning our Common Stock reflects a 1-for-328.72898 reverse stock split which became effective on May 23, 2008 and, unless the context indicates otherwise, a two-for-three reverse stock split which became effective on October 29, 2009, or the two-for-three reverse split.

Company Overview

Through our indirect subsidiaries in the People’s Republic of China (“PRC,” or China), we are engaged in the production and sales of fruit juice concentrates (including fruit purees, concentrated fruit purees, and concentrated fruit juices), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC.  Our fruit juice concentrates, which include apple, pear and kiwifruit concentrates, are sold to domestic customers, including end users and, currently, one distributor in Beijing , and exported directly or via distributors.  Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we estimate that our products are exported to North America, Europe, Russia, South Korea and the Middle East.  We sell our Hedetang branded bottled fruit beverages domestically primarily to supermarkets in the PRC.

In fiscal year 2009, sales of our fruit concentrates, fruit beverages and other fruit related products represented 61%, 17%, and 22% of our revenue, respectively, compared to 78%, 13% and 9% in fiscal year 2008 and 84%, 12% and 4% in 2007, respectively. Sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 64%, 16%, and 20% of our revenue, respectively, for the three months ended March 31, 2010, compared to approximately 66%, 27% and 7%, respectively, for the same period of 2009.  For the three months ended March 31, 2010, our total sales reached $17,721,296, an increase of $11,050,235, or 165.6%, compared to $6,671,061 for the same period of 2009.

Specialty fruit juices, or small breed fruit juice, are juices squeezed from fruits that are grown in relatively small quantities such as kiwifruit juice, mulberry juice, and pomegranate juice, and juices with small output due to various factors including technical challenges in the production process even though the fruits from which the juices are made are grown in large quantities and commonly available, such as pear. Currently, our specialty juice beverage offering includes kiwifruit, pear and mulberry related juice products.   In May 2010, we added concentrated turnjujube juice to our specialty juice product offering. We are in the process of applying for patents in the PRC for a technology to produce concentrated persimmon juice and a technology to produce concentrated turnjujube juice . We believe that we are currently one of the few companies able to produce specialty fruit juices on a large scale in the PRC and we believe we are a leading specialty fruit juice producer in the PRC.

    In 2009, we produced 37,687 tons of fruit juice concentrate, 24,640,690 bottles of fruit juice beverage and 8,922 tons of fresh and other fruit related products compared with 21,591 tons of fruit juice concentrate, 13,939,084 bottles of fruit juice beverages and 5,984 tons of fresh and other fruit related products in 2008.   In the three months ended March 31, 2010, we produced 12,059 tons of fruit juice concentrate, 7,128,756 bottles of fruit juice beverage and 2,112 tons of fresh and other fruit related products compared with 4,895 tons of fruit juice concentrate, 5,207,748 bottles of fruit juice beverages and 1,192  tons of fresh and other fruit related products in the same period of 2009.

     Our revenue has increased significantly from 2006 to 2009 with revenue of approximately $17.4 million in 2006, approximately $29.4 million in 2007, approximately $41.7 million in 2008 and approximately $59.2 million in 2009.   Our revenue increased to $17.7 million for the three months ended March 31, 2010, an increase of $11.1 million or 165.6% as compared to $6.7 million for the same period of 2009.  We intend to expand our current production facilities and consider acquisition opportunities in the fruit product industry to increase our fruit processing capacity and our annual yield to meet what we believe will be increasing customer demand.

Industry and Market Overview

The fruit juice processing industry is an emerging industry.  Consumption of fruit juice beverages has grown and sales have increased rapidly in recent years due to the increasing health consciousness of consumers and the natural and healthy quality of fruit juice beverages.  Global Industry Analysts, Inc. reported in the “Fruit & Vegetable Juices Market: A Global Strategic Business Report” that the global market for fruit and vegetable juice beverages is forecast to reach 53 billion liters by 2010 with markets in North America and Europe representing approximately 60% of the market and the Asian-Pacific markets experiencing the fastest growth. According to the Fruit Juice Segment of the PRC Food and Agriculture Export Association (www.Chinajuice.org), from 2003 to 2007, the output of fruit juice concentrates and fruit beverages in the PRC increased from 3,100,000 tons to 10,800,000 tons.  In 2008, the PRC exported approximately 692,900 tons of concentrated fruit juice, a decrease of 34% compared to 2007, which was due primarily to the worldwide economic recession. However, as the world economy began to recover, the PRC exported approximately 795,700 tons of concentrated apple juice in 2009, an increase of 15% compared to 2008.

The PRC has the world’s largest population, but the domestic consumption of fruit beverages is relatively low. According to the report “Investment in China Fruit Juice Beverages Business and Forecast for 2010 to 2015” published by the China Investment Consultants, the annual per capita consumption of fruit beverages in the PRC only accounted for 10% of the average world per capita consumption and 2.5% of the average per capita consumption in the industrialized countries. We believe that the increasing health consciousness of consumers and quality of living powered by the PRC’s economic growth will continue to fuel the demand for our fruit juice products.

Industry Challenges

    Rapid growth in the fruit processing industry in the PRC and worldwide has placed significant pressure on producers to increase production capacities while managing increased costs associated with transport logistics and raw materials.  To respond effectively, producers must:

●     ensure access to raw materials to adequately meet planned processing capacities and annual yield;
●     respond quickly to market supply and demand and effectively introduce new products to the market; and
●     maximize processing capacity and annual yield without significantly increasing cost of sales or compromising product quality.

Our Strengths

Strategic Location, Raw Materials Control and Resource Advantages

We operate  three factories and are constructing a fourth factory in the PRC. To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on producing single fruit based concentrates and beverages according to the proximity of such manufacturing facility to the supply center of that fruit. All concentrated juice products are manufactured using the same type of production line with slight variations in processing methods. We operate our pear juice products business out of our Jingyang Branch Office of SkyPeople (China). Our business involving apple juice products is operated out of Huludao Wonder , a wholly owned subsidiary of SkyPeople (China), and our business involving kiwifruit products is operated out of Qiyiwangguo, in which we have held a 91.15% ownership interest since June 2006.  On November 25, 2009, we acquired Yingkou pursuant to the Stock Purchase Agreement that SkyPeople (China) entered into with Xi’an Dehao Investment & Consulting Co., Ltd. on November 18, 2009. Yingkou is expected to commence operation in August of 2010. Upon operation, Yingkou will produce apple concentrate.

The PRC has the largest planting area of kiwifruit and apples in the world.  Shaanxi Province, the location of two of our factories, has the largest planting area of kiwifruit and apples in the PRC.  In 2009, the kiwifruit planting area in Shaanxi Province was approximately 99,000 acres, which constituted approximately 30% and 60% of the worldwide and the PRC kiwifruit planting areas, respectively. The apple planting area in Shaanxi Province was 15 million acres, and the output was 8.15 million tons in 2008, which was approximately 33% and 11% of the national and worldwide output, respectively.  Pear, pomegranate, strawberry, peach and cherry yields are also generally high in Shaanxi Province.  Liaoning Province, the location of our Huludao Wonder factory, abounds with high acidity apples in the PRC. Other raw materials used in our business include pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water.

Equipment, Technology and Quality Advantages

We believe one of our competitive advantages is the modern equipment and technology employed at our production factories in Shaanxi and Liaoning Provinces. We purchase our key production equipment from top ranking foreign equipment manufacturers which helps us ensure product quality, control processing costs and meet tougher international juice standards such as ISO9001, Hazard Analysis and Critical Control Points, or HACCP and Kosher.

We currently possess seven proprietary technologies in fruit juice production. Among these seven proprietary technologies, we have obtained two patents in the PRC and are in the process of applying for patents in the PRC for the other five technologies. Our patents relate to crushing fruits and fruit skin and seed removal and removal of dirt and fruit hair from fruit skin. These two patented technologies  are used in kiwifruit processing, which differentiates us from other competitors. We have also adopted some advanced technology in the industry, such as flow-through capacitor membrane, low temperature reverse osmosis concentration, cold breakdown process and the technology of resin discoloring.

    Our proprietary processes give us the ability to produce specialty fruit juices, or small breed fruit juice, which is another of our competitive advantages. Specialty fruit juices, or small breed fruit juice, are juices squeezed from fruits that are grown in relatively small quantities such as kiwifruit juice, mulberry juice, and pomegranate juice, and juices with small output due to various factors including technical challenges in the production process even though the fruits from which the juices are made are grown in large quantities and commonly available, such as pear. Currently, our specialty juice beverage offering includes kiwifruit, pear and mulberry related juice products.   In May 2010, we added concentrated turnjujube juice to our specialty juice offering. In addition, we have technologies to produce concentrated persimmon juice and concentrated orange juice, even though we do not currently offer these products primarily because of the constraint of our production capacity.   Our technology allows us to develop and produce beverages, such as our new mulberry and kiwifruit cider beverages, which we introduced in the Chinese market in the first quarter of 2009.   We believe these new beverages have higher gross margins than that of the industry average.

Product Diversity

Our products include fruit juice concentrates and fruit juice beverages from apples, pears, kiwifruit, tumjujube and mulberries.  We also sell organic fresh fruit, kiwifruit seed and apple aroma.  Our range of products and production flexibility help us compete in international markets, lessen risks associated with commodity prices, seasonality and consumer preferences and supplement our revenue.  In fiscal year 2009, sales of our fruit concentrates, fruit beverages and other fruit related products represented 61%, 17%, and 22% of our revenue, respectively, compared to 78%, 13% and 9% in fiscal year 2008.  For the three months ended March 31, 2010, sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 64%, 16%, and 20% of our revenue, respectively, as compared to approximately 66%, 27% and 7%, respectively, for the same period of 2009.

Operations Team

We have a professional, highly educated and motivated business administration and technology development team.  Our operating managers have an average of more than 10 years of experience in the fruit juice beverage industry.  We have established good relationships with a scientific research institute and experienced consultants that we believe have been instrumental to our growth.

Our Strategy

We have a multi - pronged growth plan to respond to market opportunities.

Increase Our Capacity

We intend to continue to expand the production capacity of our three existing manufacturing facilities.  We are in the process of constructing our fourth manufacturing facility. We also intend to consider acquisition opportunities in order to further expand capacity.  We believe there are attractive acquisition opportunities which could allow us to further increase our fruit concentrate and fruit juice beverage market share.

Chinese Government Support

The PRC government’s agricultural industrialization policy supports our business.  SkyPeople Juice Group Co., Ltd. (formerly known as Shaanxi Tianren Organic Food Co., Ltd.), or SkyPeople (China), a 99% owned subsidiary of our wholly owned subsidiary, Pacific Industry Holding Group Co., Ltd., or Pacific, was awarded the status as a nationally recognized High and New Technology Enterprise in December 2006.  We received subsidies from the local government of Shaanxi Province of approximately $2,169,380, and $316,152 in 2009 and 2008, respectively,  and approximately $43,562 and $87,800 in the three months ended March 31, 2010 and 2009, respectively.  We used such government subsidies  to pay for research and development expenses and other operational activities.  Even though we have enjoyed government support and subsidies in the past, we can not assure you that we will continue to be eligible for government grants or other forms of government support, or, that if we are eligible, we will continue to obtain the same level of subsidies.

Diversify Our Products

We plan to broaden our fruit product offerings in order to further diversify our product mix.  We expect our strategic focus to be on expanding into fruits with harvesting seasons complementary to our current fruits.  This will enable us to lengthen our squeezing season, thus increasing our annual production of fruit concentrates and fruit juice beverages.  In the first quarter of 2009, we introduced mulberry and kiwifruit cider beverages in the Chinese market.  In addition, we intend to enhance our research and development activities in order to develop and produce innovative high margin products like polyphenol, an antioxidant compound with health benefits, from concentrated fruit juice to further diversify our product mix and increase our revenue.  In May 2010, we added concentrated turnjujube juice to our product offering by entering into a supply agreement with a pharmaceutical company to supply concentrated turnjujube juice for use in the manufacturing of select Chinese medicines.

Enlarge Our Worldwide Customer Base

We intend to strive to expand our worldwide customer base by strengthening current relationships with distributors and end users in our existing markets.  We also plan to expand upon our customer base by developing new relationships with strategic distributors and end users in markets we have not yet penetrated and adding direct customers in North America.

Focus on Improving Gross Margins

We plan to continue to focus on creating new high margin products in the future to supplement our current product offering.  We introduced a new kiwifruit concentrated juice product to the market in the fourth quarter of 2008.  The gross margin on our kiwifruit concentrate juice product was 47.3% in 2009, which we believe was higher than the average gross margin for the industry, primarily due to the efficiencies of certain of our proprietary kiwifruit juice making processes.  In addition, we are making efforts to improve margins for our fruit beverages.  In the first quarter of 2009, we developed and introduced a fruit cider beverage that tested well in the market.  The gross margin of our fruit cider beverages was 48.6% for 2009, versus an average gross margin of 28% for our pure fruit beverages during the same period.  In July 2009, we set up a Vegetable and Fresh Fruits Division to promote the sales of fresh kiwifruit in the PRC domestic market.  Revenue from sales of fresh kiwifruit in 2009 was $11.8 million, an increase of $9.5 million, or 406.2%, as compared to revenue of $2.3 million in 2008. The gross margin of our fresh fruits was 49.2% for 2009,  as compared to 64.4% for 2008, primarily due to an increase in the price we paid for higher quality fruit that we sold in the domestic PRC market. However, this gross margin is still higher than our average gross margin for fruit juice concentrates and fruit beverages.

Broaden Geographic Presence of Brand Name

We estimate 22% and 34% of our sales in 2009 and 2008, respectively, were generated from markets other than the PRC.  Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we estimate that our main export markets are the United States, the European Union, South Korea, Russia and the Middle East.

We currently market our Hedetang brand fruit juice beverages in only certain regions of the PRC.  In the first quarter of 2010, we began to execute our plan to expand the market presence of Hedetang over a broader geographic area in the PRC.  We believe that there is a large domestic market potential for fruit juice beverages because of the expanding size of the Chinese middle class and the increasing awareness of healthy lifestyle. Further, we believe prices of our fruit juice concentrate, as a commodity and raw material in fruit juice production, are generally more susceptible to general market conditions than those of our branded fruit juice beverages. In the past year, sales of our own branded fruit juice beverages had been less affected negatively by the international economic conditions than sales of fruit juice concentrate. We plan to further develop our fruit cider beverage distribution, continue to emphasize product innovation and expand our fruit juice sales network over the next three to five years by adding marketing and sales personnel.

Corporate History

We were initially incorporated in 1998 in Florida as Cyber Public Relations, Inc. for the purpose of providing internet electronic commerce consulting services to small and medium sized businesses and did not have any material operations or revenue.  On January 21, 2004, we purchased all of the outstanding share capital of Environmental Technologies, Inc., or Environmental Technologies, a Nevada corporation, in exchange for approximately 29,051 shares of our Common Stock.  As a result, Environmental Technologies became our wholly owned subsidiary and the Environmental Technologies shareholders acquired approximately 97% of our issued and outstanding Common Stock.  We changed our name to Entech Environmental Technologies, Inc.

After our acquisition of Environmental Technologies, we operated through our wholly owned subsidiary, H.B. Covey, Inc., or H.B. Covey, a business providing construction and maintenance services to petroleum service stations in the southwestern part of the United States and installation services for consumer home products in Southern California.  In July 2007, we entered into and consummated a stock sale and purchase agreement pursuant to which we sold H.B. Covey.

We were a shell company with no significant business operations after we sold H.B. Covey, Inc. As a result of the consummation of a reverse merger transaction as described below, on February 26, 2008 we ceased to be a shell company and became an indirect holding company for SkyPeople (China) through Pacific.

On June 17, 2009, we incorporated HMN, our wholly owned Delaware subsidiary with offices initially in California to focus on sales of our products.  The total number of shares of capital stock which HMN has authority to issue is 3,000 shares, all of which are Common Stock with a par value of $1.00 per share. On June 20, 2009, HMN was registered to transact business in the State of California.  To date, HMN has not yet commenced operating activities.

Acquisition of Pacific and SkyPeople (China) and Name Change

In February 2008, we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction pursuant to which the shareholders of Pacific exchanged 100 ordinary shares of Pacific, representing a 100% ownership interest in Pacific, for 1,000,000 shares of our Series A preferred stock, par value $0.001 per share.  As a result, Pacific became our wholly owned subsidiary.  Pacific owns 99% of the equity interest of SkyPeople (China).  We currently operate through Pacific and SkyPeople (China).

On May 23, 2008, we changed our name to SkyPeople Fruit Juice, Inc. to better reflect our business.

Organizational History of Pacific

Pacific was incorporated under the laws of the Republic of Vanuatu on November 30, 2006.  Prior to our acquisition of Pacific, Winsun Limited, or Winsun, owned 20% of the outstanding share capital of Pacific, and Fancylight Limited, or Fancylight, owned 80% of the outstanding share capital of Pacific.  Pacific’s only business was and is acting as a holding company for SkyPeople (China), in which Pacific holds a 99% ownership interest.

Organizational History of SkyPeople (China) and its Subsidiaries

SkyPeople (China) was formed on August 8, 2001 under PRC law under the original name of Xi’an Zhonglv Ecology Science and Technology Industry Co., Ltd.  On June 16, 2005, its name was changed to Shaanxi Tianren Organic Food Co., Ltd, or Shaanxi Tianren.  Beginning in December 2003, Shaanxi Tianren started to become involved in the fruit products industry through certain arrangements with the Shaanxi Fruit Products Processing Factory. In July 2005, Shaanxi Tianren switched from its original business scope to developing green products, pollution-free products and organic agricultural products. In September 2006, Shaanxi Tianren further updated its business scope to include developing, producing and distributing concentrated fruit juices.  On December 18, 2009, Shaanxi Tianren changed its name to SkyPeople Juice Group Co., Ltd.  Currently, SkyPeople (China) is engaged in the production and sale of fruit juice concentrates, fruit beverages and other fruit related products in and from the PRC.

In September 2007, Pacific acquired 99% of SkyPeople (China)’s outstanding share capital.  SkyPeople (China) converted from a PRC domestic company to a foreign joint venture company by obtaining the approval of the PRC Ministry of Commerce.

As of the date of this prospectus, SkyPeople (China)’s ownership structure is as follows:

      Shareholder Name               Percentage
      Pacific                                                      99.0%
      Yongke Xue                                                       0.3%
      Hongke Xue                                                       0.3%
      Xiaoqin Yan                                                       0.2%
      Yuan Cui                                                            0.2%

    SkyPeople (China) has three direct subsidiaries, all limited liability companies organized under the laws of the PRC: (i) Qiyiwangguo, (ii) Huludao Wonder, and (iii) Yingkou.

     Yingkou Trusty Fruits Co., Ltd.   On November 18, 2009, SkyPeople (China) purchased all of the outstanding share capital of Yingkou from Xi’an Dehao Investment & Consulting Co., Ltd., a limited liability company organized under the laws of the PRC, for an aggregate cash purchase price of RMB 22,700,000 (or $3,323,913 based on the exchange rate of November 13, 2009).  To date, Yingkou has not commenced operating activities and construction of its production facility is ongoing.  The construction in progress is expected to be completed in August of 2010, before the squeezing season of apples, and Yingkou is currently expected to commence operation in August of 2010.  Once Yingkou becomes fully operational, we plan to produce apple concentrates out of Yingkou.

    Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd.   On May 26, 2006, SkyPeople (China) acquired Qiyiwangguo for a total purchase price of  RMB 36,460,000 (or $4,573,221based on the exchange rate of December 31, 2006) based upon the market value of the assets and business potential of Qiyiwangguo.

Huludao Wonder Fruit Co., Ltd.    On June 10, 2008, SkyPeople (China) acquired Huludao Wonder from Shaanxi Hede Investment Management Co., Ltd., or Hede, a PRC company for a total price of RMB 48,250,000 (or $6,308,591 based on the exchange rate of June 1, 2007). Hede was owned by Yongke Xue, the chairman of our board of directors and our chief executive officer, and Xiaoqin Yan, a director on our board of directors.

Share Exchange and 2008 Private Placement Financing

In February 2008, we acquired Pacific in the share exchange described above.  In connection with the share exchange transaction, we completed a private placement financing pursuant to which we issued 2,833,333 shares of our Series B preferred stock and warrants to purchase 4,666,667 shares (or 7,000,000 pre- two-for-three reverse split) of our Common Stock to Barron Partners L.P., or Barron Partners, and Eos Holdings LLC, or Eos, in exchange for $3,400,000.  The 2008 share exchange and private placement are collectively referred in this prospectus to as reverse merger or reverse merger transaction. On June 2, 2009, the warrants issued in the 2008 private placement were cancelled in exchange for the issuance of certain new warrants to the investors to purchase an aggregate of 4,333,334 shares (or 6,500,000 shares pre- two-for-three reverse split) of our Common Stock, out of which 3,666,667 shares (or 5,500,000 shares pre- two-for-three reverse split) were exercisable at $2.55 per share (or $1.70 per share pre- two-for-three reverse split) and 666,667 shares (or 1,000,000 share pre- two-for-three reverse split) were exercisable initially at $2.55 per share (or $1.70 per share pre- two-for-three reverse split) which, under certain circumstances, will be adjusted to $4.50 per share (or $3.00 per share pre- two-for-three reverse split).  On October 29, 2009, we agreed to reduce the exercise price of the warrants from $4.50 to $2.55 per share.

     Under the terms of the 2008 private placement, we agreed to deposit 2,000,000 shares of our Series B preferred stock into an escrow account to be issued to the investors in the event our consolidated pre-tax income and pre-tax income per share, on a fully diluted basis, for the years ended December 31, 2007, 2008 or 2009, were less than certain pre-determined target numbers.  As we met the pre-determined target numbers for the years ended December 31, 2007 and 2008, and pursuant to the terms of an exchange agreement and certain waiver agreements each dated May 28, 2009 that we entered into with the investors of the 2008 private placement, we were not required to provide the shares to the holders of the Series B Preferred Stock. As a result, the 2,000,000 shares of Series B preferred stock will be released from escrow and cancelled. Among other covenants and restrictions, we also agreed not to issue any preferred stock or convertible debt until February 26, 2011 so long as the investors continue to beneficially own 20% of the Series B preferred stock issued in the private placement, that no person who is our officer, director or affiliate on February 26, 2008 or who becomes our officer or director subsequent to February 26, 2008, may sell any shares of our Common Stock in the public market prior to February 5, 2012 and that our debt-to-EBITDA ratio, at any given date, cannot exceed 3.5:1 for the most recent 12-month period through February 26, 2010.

As a result of the above transactions, we ceased being a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act.

Our Corporate Structure

Our current structure is set forth in the diagram below:

*      Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with us, owns the other 8.85% of the equity interests in Qiyiwangguo.
**   Formerly known as Shaanxi Tianren Organic Food Co., Ltd.

Company Information

Our principal executive offices are located at 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075, and our telephone number is 011-86-29-88377216.  Our website address is www.skypeoplefruitjuice.com.  The information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

The name “Hedetang™” is our registered trademark in the PRC.  We also use “SkyPeople Fruit Juice”, “Tianren Fruit Juice” and/or their Chinese translation in our business, none of which has not been registered.   In May 2010, we adopted the following design as our logo, which has not been registered .

Previously, we used the following unregistered design as our logo.

We are in the process of evaluating the strength and appropriateness of the existing marks we use in our business and designing new marks that we may use in the future. Once we have completed the process, we intend to register all the unregistered marks that we use or may use in our business.  All other registered trademarks and trade names appearing in this prospectus are the property of their respective owners.

Risk Factors

We are subject to a number of risks which you should be aware of before you buy our Common Stock.  The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

THE OFFERING The following assumes that the underwriter does not exercise its option to purchase additional shares in the offering, unless otherwise indicated.

Shares of Common Stock offered by us	5,300,000 shares
Common Stock outstanding before this offering	20,170,117 shares
Common Stock to be outstanding after this offering	25,470,117 shares
Option to purchase additional shares	We have granted to the underwriter an option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional 795,000 shares
Use of proceeds
We intend to use the net proceeds to us from this offering for capital expenditures, working capital and other general corporate purposes. We expect our capital expenditures to primarily include improvements to the Huludao Wonder and Qiyiwangguo facilities .   We may also use a portion of the net proceeds to us from this offering to acquire or license products, technologies or businesses we believe to be complementary, but we currently have no agreements, commitments or understandings relating to any material acquisitions or licenses.

Symbol on NASDAQ Global Market	SPU

The shares of Common Stock to be outstanding after this offering are based on 20,170,117 shares of our Common Stock outstanding as of May 20 , 2010 and excludes 100,000 shares of our Common Stock reserved for issuance pursuant to outstanding warrants to purchase our stock as of May 20 , 2010, with a weighted average exercise price of $ 4.50 per share.

All share and per share information concerning our Common Stock reflects a 1-for-328.72898 reverse stock split which became effective on May 23, 2008 and, unless the context indicates otherwise, a two for three reverse stock split which became effective on October 29, 2009, or the two-for-three reverse split.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial data should be read together with our consolidated financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.  We have derived the consolidated statement of operations data for the years ended December 31, 2009 and 2008 from our audited consolidated financial statements included in this prospectus.   We have derived the consolidated statement of operations data for the three months ended March 31, 2010 and 2009 from our unaudited condensed consolidated financial statements included in this prospectus.   The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and are not necessarily indicative of results to be expected for any other period.

		Three Months ended March 31,
		2010		2009
	(in thousands, except per share data)	(Unaudited)
	Consolidated statements of operations data:

	Revenue	$17,721		$6,671
	Cost of sales	10,558		3,746
	Gross profit	7,163		2,925
	Operating expenses:
	General and administrative	766		412
	Selling	365		274
	Research and development	278		276
	Liquidated damages	-		-
	Total operating expenses	1409		962
	Income from operations	5,754		1,963
	Other income (expense), net	(2,251)		(131)
	Income before provision for income taxes	3,503		1,832
	Provision for income taxes	1,506		494
	Net income	1,997		1,338
	Net income attributable to noncontrolling interests	332		99
	Net income applicable to SkyPeople Fruit Juice, Inc.	$1,665		$1,239
	Net income per share:
	Basic	$0.08		$0.07
	Diluted	$0.08	*	$0.07
	Weighted average shares used in computing net income per share:
	Basic	18,341		14,848
	Diluted	20,638		18,930

*	The effect of change in fair value of warrant liability was not included for the computation of diluted earnings per share for the period ended, as the inclusion would be anti-dilutive.

	Year ended December 31,
	2009	2008
(in thousands, except per share data)	(audited)
Consolidated statements of operations data:

Revenue	$59,250	$41,649
Cost of sales	33,869	23,608
Gross profit	25,381	18,041
Operating expenses:
General and administrative	2,433	2,831
Selling	918	1,453
Research and development	1,103	450
Liquidated damages	—	254
Total operating expenses	4,454	4,988
Income from operations	20,927	13,053
Other income (expense), net	1,504	(199)
Income before provision for income taxes	22,431	12,854
Provision for income taxes	6,026	2,231
Net income	16,405	10,623
Net income attributable to noncontrolling interests	1,216	613
Net income applicable to SkyPeople Fruit Juice, Inc.	$15,189	$10,010
Net income per share:
Basic	$0.84	$0.56
Diluted	$0.84	$0.56
Weighted average shares used in computing net income per share:
Basic	15,333	14,820
Diluted	18,683	17,888

     The following table presents consolidated balance sheet data as of March 31, 2010 (i) on an actual basis and (ii) on a pro forma basis to reflect the sale of  5,300,000 shares of Common Stock in this offering by us at an assumed public offering price of $ 5.27 per share, and after deducting underwriting discounts and commissions and estimated offering expenses.

	As of March 31, 2010
	Actual	Pro forma
(in thousands)	(unaudited)

Consolidated balance sheet data:
Cash and cash equivalents	$30,043	$55,951
Working capital	39,487	65,395
Total assets	95,700	121,608
S tock warrant liability	280	280
Convertible preferred stock	2	2
Common Stock and additional paid in capital	34,869	60,776
Total stockholders’ equity	$71,263	$97,170

RISK FACTORS

Investing in our Common Stock involves a high degree of risk.  You should carefully consider the risks described below as well as the other information contained in this prospectus before deciding to purchase any shares of our Common Stock.  These risks could harm our business, operating results, financial condition and prospects.  In addition, the trading price of our Common Stock could decline due to any of these risks and you might lose all or part of your investment.

Risks Related to our Business

We may not be able to effectively control and manage our growth, and a failure to do so could adversely affect our operations and financial condition.

Our revenue increased significantly from 2006 to 2009.  Our revenue totaled approximately $17.4 million in 2006, approximately $29.4 million in 2007, approximately $41.7 million in 2008 and approximately $59.2 million in 2009.   Our revenue increased to $17.7 million for the three months ended March 31, 2010, an increase of $11.1 million, or 165.6%, as compared to $6.7 million for the same period of 2009.   If our business and markets continue to experience significant growth, we will need to expand our business to maintain our competitive position.  We may face challenges in managing and financing expansion of our business, facilities and product offerings, including challenges relating to integration of acquired businesses and increased demands on our management team, employees and facilities.  Failure to effectively deal with increased demands on us could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.  Other challenges involved with expansion, acquisitions and operation include:

•	unanticipated costs;

•	the diversion of management’s attention from other business concerns;

•	potential adverse effects on existing business relationships with suppliers and customers;

•	obtaining sufficient working capital to support expansion;

•	expanding our product offerings and maintaining the high quality of our products;

•	continuing to fill customers’ orders on time;

•	maintaining adequate control of our expenses and accounting systems;

•	successfully integrating any future acquisitions; and

•
anticipating and adapting to changing conditions in the fruit juice and beverage industry, whether from changes in government regulations, mergers and acquisitions involving our competitors, technological developments or other economic, competitive or market dynamics.

Even if we obtain benefits of expansion in the form of increased sales, there may be delay between the time when the expenses associated with an expansion or acquisition are incurred and the time when we recognize such benefits, which could affect our earnings.

Our revenue and profitability are heavily dependent on prevailing prices for our products and raw materials and if we are unable to effectively offset cost increases by adjusting the pricing of our products, our margins and operating income may decrease.

As a producer of commodities, our revenue, gross margins and cash flow from operations are substantially dependent on the prevailing prices we receive for our products and the cost of our raw materials, neither of which we control.  The factors influencing the sales price of concentrated fruit juice include the supply price of fresh fruit, supply and demand of our products in international and domestic markets and competition in the fruit juice industry.

The price of our principal raw materials, fresh fruit, is subject to market volatility as a result of numerous factors including, but not limited to, general economic conditions, governmental regulations, weather, transportation delays and other uncertainties that are beyond our control.  Due to such market volatility, we generally do not, nor do we expect to, have long term contracts with our fresh fruit suppliers.  Other significant raw materials used in our business include packing barrels, pectic enzyme, amylase and auxiliary materials such as coal, electricity and water.  Prices for these items may be volatile as well and we may experience shortages in these items from time to time.  As a result, we cannot assure you that the necessary raw materials to produce our products will continue to be available to us at prices currently in effect or acceptable to us.  In the event raw material prices increase materially, we may not be able to adjust our product prices, especially in the short term, to recover such cost increases.  If we are not able to effectively offset these cost increases by adjusting the price of our products, our margins will decrease and earnings will suffer accordingly.

Weather and other environmental factors affect our raw material supply and a reduction in the quality or quantity of our fresh fruit supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as adverse weather conditions during the growing or squeezing seasons.  A significant reduction in the quantity or quality of fresh fruit harvested resulting from adverse weather conditions, disease or other factors could result in increased per unit processing costs and decreased production, with adverse financial consequences to us.

We depend on a limited number of customers, the loss of one or more of which could materially adversely affect our operations and revenue.

Our revenue is dependent in large part on significant orders from a limited number of customers.   Sales to our five largest customers accounted for approximately 39% and 33% of our revenue in 2009 and 2008, respectively. Customer demand depends on a variety of factors including, but not limited to, our customers’ financial condition and general economic conditions.  If we are unable to attract new significant customers or retain existing key customers or if sales to any of our current key customers are reduced for any reason, such reduction may have a material adverse effect on our business, results of operations and financial condition.

We sell some of our products through distributors and delays in delivery or poor handling by, or financial problems of, distributors may affect our sales and damage our reputation.

We sell some of our products through our distributors and rely on these distributors for the distribution of our products.  In 2009 and 2008, sales to distributors represented 40% and 31% of our revenue, respectively. These distributors are not obligated to continue to sell our products and any disruptions in our relationships with our distributors could cause interruption to the supply of our products to retailers, which would harm our revenue and results of operations.  In addition, delivery disruptions may occur for various reasons beyond our control, including poor handling by distributors or third party transport operators, transportation bottlenecks, natural disasters and labor strikes, and could lead to delayed or lost deliveries.  Some of our products are perishable and poor handling by distributors and third party transport operators could also result in damage to our products that would make them unfit for sale.  If our products are not delivered to retailers on time, or are delivered damaged, we may have to pay compensation, we could lose business and our reputation could be harmed. In addition, while we sell our products to distributors substantially all of which we believe have good credit history, many of our distributors are thinly capitalized and if they experience financial difficulties such that they are unable to pay for our products, our results of operations and financial condition could be harmed.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from our first and fourth quarters.

Our business is highly seasonal, reflecting the harvest season of our primary source fruits from July or August to April.  Typically, a substantial portion of our revenue is earned during our first and fourth quarters.  We generally experience lower revenue during our second and third quarters.  Sales in the first and fourth quarters accounted for approximately 72% and 67% of our revenue in 2009 and 2008, respectively.  If sales in our first and fourth quarters are lower than expected, our operating results would be adversely affected and it would have a disproportionately large impact on our annual operating results.

If we are unable to gain market acceptance or significant market share for the new products we introduce, our results of operations and profitability could be adversely impacted.

Our future business and financial performance depends, in part, on our ability to successfully respond to consumer preferences by introducing new products and improving existing products.  For example, in the first quarter of 2009, we developed and introduced a fruit cider beverage that tested well in the Chinese market.  We cannot assure you that we will be able to gain market acceptance or significant market share for our new products.  Consumer preferences change, and any new products that we introduce may fail to meet the particular tastes or requirements of consumers, or may be unable to replace their existing preferences.  Our failure to anticipate, identify or react to these particular tastes or changes could result in reduced demand for our products, which could in turn cause us to be unable to recover our development, production and marketing costs, thereby leading to a decline in our profitability.

The development and introduction of new products is key to our expansion strategy.  We incur significant development and marketing costs in connection with the introduction of new products.  Successfully launching and selling new products puts pressure on our sales and marketing resources, and we may fail to invest sufficient funds in order to market and sell a new product effectively.  If we are not successful in marketing and selling new products, our results of operations could be materially adversely affected.

Economic conditions have had and may continue to have an adverse effect on consumer spending on our products.

The worldwide economy has not recovered from a recession, which has reduced discretionary income of consumers.  The adverse effect of a sustained international economic downturn, including sustained periods of decreased consumer spending, high unemployment levels, declining consumer or business confidence and continued volatility and disruption in the credit and capital markets, will likely result in reduced demand for our products as consumers turn to less expensive substitute goods or forego certain purchases altogether. To the extent the international economic downturn continues or worsens, we could experience a reduction in sales volume, and if we are unable to reduce our operating costs and expenses proportionately, many of which are fixed, our results of operations would be adversely affected.

Concerns over food safety and public health may affect our operations by increasing our costs and negatively impacting demand for our products.

We could be adversely affected by diminishing confidence in the safety and quality of certain food products or ingredients.  As a result, we may elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products.  For example, a crisis in the PRC over melamine contaminated milk in 2008 has adversely impacted Chinese food exports since October 2008, as reported by the Chinese General Administration of Customs, although most foods exported from the PRC were not significantly affected by the melamine contamination.  In addition, our concentrated fruit juices exported to foreign countries must comply with quality standards in those countries.  Our success depends on our ability to maintain the quality of our existing and new products.  Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish the image of our brands and may cause consumers to choose other products.

We face increasing competition from both domestic and foreign companies and any failure by us to compete effectively could adversely affect our results of operations.

The juice beverage industry is highly competitive, and we expect it to continue to become even more competitive.  Our ability to compete in the industry is, to a significant extent, dependent on our ability to distinguish our products from those of our competitors by providing high quality products at reasonable prices that appeal to consumers’ tastes and preferences.  There are currently a number of well established companies producing products that compete directly with ours.  Some of our competitors may have been in business longer than we have, may have substantially greater financial and other resources than we have and may be better established in their markets.  We anticipate that our competitors will continue to improve their products and introduce new products with competitive price and performance characteristics.

We cannot assure you that our current or potential competitors will not provide products comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements.  It is also possible that there will be significant consolidation in the juice beverage industry among our competitors, alliances may develop among competitors and these alliances may rapidly acquire significant market share, and some of our distributors may commence production of products similar to those we sell to them.  Increased competition may result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect our profit margins.  We cannot assure you that we will be able to compete effectively against current and future competitors.  Aggressive marketing or pricing by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

We may engage in future acquisitions involving significant expenditures of cash, the incurrence of debt or the issuance of stock, all of which could have a materially adverse effect on our operating results.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage, enhance our technological capabilities or otherwise offer growth opportunities.  From time to time, we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products or technologies in the future.  In the event of any future acquisitions, we may expend significant cash, incur substantial debt and/or issue equity securities, diluting the percentage ownership of current shareholders, all of which could have a material adverse effect on our operating results and the price of our Common Stock.  We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we may acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

We require various licenses and permits to operate our business and the loss of or failure to renew any or all of these licenses and permits could materially adversely affect our business.

In accordance with PRC laws and regulations, we have been required to maintain various licenses and permits in order to operate our business at the relevant manufacturing facilities including, without limitation, industrial product production permits.  We are required to comply with applicable hygiene and food safety standards in relation to our production processes.  Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with the Detailed Rules for Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises.  Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production activities, which could disrupt our operations and adversely affect our business.

Governmental regulations affecting the import or export of products could negatively affect our revenue.

The PRC government, the United States and various other governments have imposed controls, export license requirements and restrictions on the export of some of our products.  We estimate that we exported products, directly or indirectly, from the PRC that represented approximately 22% and 34% of revenue in 2009 and 2008, respectively. Governmental regulation of exports, or our failure to obtain required export approval for our products, could harm our international sales and adversely affect our revenue and profits.  In addition, failure to comply with such regulations could result in penalties, costs and restrictions on export privileges.

We do not presently maintain any business disruption insurance , product liability insurance and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We do not have any business disruption insurance coverage for our operations in China.  Therefore, any business disruption, litigation or catastrophic events might result in our incurring substantial costs and the diversion of our resources, which could have a material adverse effect on our business, financial condition and results of operations.

We currently do not carry any product liability or other similar insurance.  Product liability claims and lawsuits in the PRC are generally still rare, unlike in some other countries.  Product liability exposures and litigation, however, could become more commonplace in the PRC.  Moreover, we have product liability exposure in countries in which we sell our products, such as the United States, where product liability claims are more prevalent.  As we may expand our international sales in the future, our liability exposure outside of the PRC may increase.

We may be required from time to time to recall products entirely or from specific co-packers, markets or batches.  Although historically we have not had any recall of our products, we cannot guarantee that in the future circumstances or incidents will not occur that will require us to recall our products. We do not maintain recall insurance.  In the event we experience product liability claims or a product recall, our business operations and financial condition could be materially adversely affected.

Our business and operations may be subject to disruption from work stoppages, terrorism or natural disasters.

Our operations may be subject to disruption for a variety of reasons, including work stoppages, acts of war, terrorism, pandemics, fire, earthquake, flooding or other natural disasters.  If a major incident were to occur in either of the regions where our facilities or main offices are located, our facilities or offices or those of critical suppliers could be damaged or destroyed.  Such a disruption could result in a reduction in available raw materials, the temporary or permanent loss of critical data, suspension of operations, delays in shipment of products and disruption of business generally, which would adversely affect our revenue and results of operations.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.  While we depend on the abilities and participation of our current management team generally, we rely particularly upon Mr. Yongke Xue, chairman of our board of directors and our chief executive officer, Ms. Spring Liu, our chief financial officer, and Mr. Hongke Xue, chairman of the board of directors and chief executive officer of SkyPeople (China).  The loss of the services of Mr. Yongke Xue, Ms. Spring Liu or Mr. Hongke Xue for any reason could significantly adversely impact our business and results of operations.  Competition for senior management and senior technology personnel in the PRC is intense and the pool of qualified candidates is very limited.  Accordingly, we cannot assure you that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley.  Aside from our chief financial officer, Spring Liu, our senior management does not have experience managing a publicly traded company.  Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis.  Our senior management may be unable to implement programs and policies in an effective and timely manner that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company.  Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the management and growth of our business, result in a loss of investor confidence in our financial reports and have an adverse effect on our business and stock price.

As a public company, we are obligated to maintain effective internal controls over financial reporting. Our internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, decrease the value of our Common Stock.

The PRC has not adopted management and financial reporting concepts and practices similar to those in the United States.  We may have difficulty in hiring and retaining a sufficient number of qualified finance and management employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing and maintaining accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet investors’ expectations in the United States.

Rules adopted by the Securities and Exchange Commission, or the Commission, pursuant to Section 404 of Sarbanes-Oxley require annual assessment of our internal controls over financial reporting, and attestation of this assessment by our independent registered public accountants.  This requirement first applied to our annual report on Form 10-K for the fiscal year ended December 31, 2008 and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report on Form 10-K for the fiscal year ended December 31, 2010.  The standards that must be met for management to assess the internal controls over financial reporting as effective are relatively new and complex and require significant documentation, testing and possible remediation to meet the detailed standards. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.  The process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 is costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective. We could lose investor confidence in the accuracy and completeness of our financial reports, which could harm our business and cause the price of our Common Stock to decline.

We may have inadvertently violated Section 402 of the Sarbanes-Oxley and Section 13(k) of the Exchange Act and may be subject to sanctions for such violations.

Section 13(k) of the Exchange Act provides that it is unlawful for a company such as ours, which has a class of securities registered under Section 12(g) of the Exchange Act, to directly or indirectly, including through any subsidiary, extend or maintain credit in the form of a personal loan to or for any director or executive officer of the Company.  Issuers violating Section 13(k) of the Exchange Act may be subject to civil sanctions, including injunctive remedies and monetary penalties, as well as criminal sanctions.  The imposition of any of such sanctions on the Company may have a material adverse effect on our business, financial position, results of operations or cash flows.

In February 2008, we purchased Pacific, which is the holding company for our operating subsidiary, SkyPeople (China).  At the time, Shaanxi Hede Investment Management Co., Ltd., or Hede, a PRC company owned by Yongke Xue, the chairman of our board of directors and our chief executive officer, and Xiaoqin Yan, a director on our board of directors, was indebted to SkyPeople (China) on account of previous loans and advances made by SkyPeople (China) to Hede. Such loans and advances totaled RMB 31,544,043 in the aggregate (or $4,318,281 based on the exchange rate as of December 31, 2007) and were made during the period from June 6, 2007 to December 29, 2007 that were used by Hede to pay a portion of the purchase price for Hede’s acquisition of Huludao Wonder Fruit Co., Ltd., or Huludao Wonder.  In May 2008, SkyPeople (China) also assumed Hede’s obligation of RMB 18,000,000 (or $2,638,329 based on the exchange rate December 31, 2008) for the balance of the purchase price for Huludao Wonder.

On June 10, 2008, Hede sold Huludao Wonder to SkyPeople (China) for a total price of RMB 48,250,000 (or $6,308,591 based on the exchange rate on June 1, 2007) the same price which Hede paid for Huludao Wonder.  As of May 31, 2008, SkyPeople (China) had a related party receivable of RMB 48,929,272 (or $7,171,751 based on the exchange rate December 31, 2008) from Hede, which was credited against the purchase price, so that SkyPeople (China) did not pay any cash to Hede for the purchase, and the remaining balance of the loans and advances of RMB 679,272 (or $99,564 based on the exchange rate as of December 31, 2008) to Hede was repaid to us on June 11, 2008.  No interest or other consideration was paid by Hede to us on account of the time value of money with respect to the loans and advances made by SkyPeople (China) to Hede.

Notwithstanding Hede’s repayment in full of loans made by SkyPeople (China) to Hede, the existence of indebtedness of Hede to SkyPeople (China) at the time we acquired Pacific and the continuation of such indebtedness thereafter until it was fully repaid in June 2008 may constitute a violation of Section 13(k) of the Exchange Act and Section 402(a) of Sarbanes-Oxley.

In addition, in May 2008, Pacific erroneously paid $4,916,617 to its former shareholders, including Xiaoqin Yan and Yongke Xue, as the result of a dividend declared by Pacific in February 2008 prior to our acquisition of Pacific.  Because the recipients of the money were no longer shareholders of Pacific, the transaction was treated for accounting purposes as an interest free loan.  In June 2008, the directors and other related parties returned the monies they received, without interest.  Although the erroneously paid funds associated with Pacific’s dividend declaration have been repaid to us in full, Xiaoqin Yan and Yongke Xue’s receipt of the erroneous dividend may also be deemed to be a violation of Section 13(k) and Section 402(a) of Sarbanes-Oxley.

Partially in response to the matters set forth above, in September 2008, our board of directors adopted a policy regarding approval of related party transactions.  Under the policy, any related party transaction involving an aggregate amount that is expected to exceed $50,000 must be approved by the audit committee of our board of directors, and no director may participate in any discussion or approval of a transaction that would be considered to be a related party transaction in which such person is interested.  See the section entitled “Certain Relationships and Related Party Transactions—Review, Approval or Ratification of Transactions with Related Persons.”

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenue.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months, with the exception of working capital requirements relating to the expansion of current production capacity. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. The development and marketing of new products and the expansion of distribution channels and associated support personnel requires a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing stockholders. If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of Common Stockholders, and the terms of such debt could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

We may not be able to prevent others from unauthorized use of our patents, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies.  We hold two patents in the PRC covering our fruit processing technology, and are in the process of applying for patents for four other technologies.  The process of seeking patent protection can be lengthy and expensive and we cannot assure you that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantages.  We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make or sell our products in the PRC or other countries.

The implementation and enforcement of PRC intellectual property laws historically have not been vigorous or consistent, primarily because of ambiguities in PRC laws and a relative lack of developed enforcement mechanisms.  Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as those in the United States and other countries.  We may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others.  Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations.  An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

Intellectual property infringement claims may adversely impact our results of operations.

As we develop and introduce new products, we may be increasingly subject to claims of infringement of another party’s intellectual property.  If a claim for infringement is brought against us, such claim may require us to modify our products, cease selling certain products or engage in litigation to determine the validity and scope of such claims.  Any of these events may harm our business and results of operations.

If our costs and demands upon management increase disproportionately to the growth of our business and revenue as a result of complying with the laws and regulations affecting public companies, our operating results could be harmed.

As a public company, we do and will continue to incur significant legal, accounting, investor relations and other expenses, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley, as well as rules implemented by the Commission and the stock exchange on which our Common Stock is traded. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically over the past several years.  These rules and regulations have increased our legal and financial compliance costs substantially and make some activities more time consuming and costly.  If our costs and demands upon management increase disproportionately to the growth of our business and revenue, our operating results could be harmed.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Any changes in estimates, judgments and assumptions could have a material adverse effect on our business, financial condition and operating results.

The preparation of financial statements in accordance with U.S. GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities and related reserves, revenue, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenue, expenses and income. Any such changes could have a material adverse effect on our business, financial condition and operating results.

We are subject to the risk of increased income taxes, which could harm our business, financial condition and operating results.

We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by tax authorities and to possible changes in law, which may have retroactive effect. We currently operate through Pacific, a wholly owned subsidiary organized under the laws of Vanuatu and SkyPeople (China), a 99% owned subsidiary of Pacific organized under the laws of the PRC, and we maintain manufacturing operations in the PRC. Any of these jurisdictions could assert tax claims against us. We cannot determine in advance the extent to which some jurisdictions may require us to pay taxes or make payments in lieu of taxes. If we become subject to additional taxes in any jurisdiction, such tax treatment could materially and adversely affect our business, financial condition and operating results.

Risks Related to Doing Business in the PRC

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

We conduct substantially all of our operations and generate most of our revenue in the PRC.  Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects.  The PRC economy is in transition from a planned economy to a market oriented economy subject to plans adopted by the government that set national economic development goals.  Policies of the PRC government can have significant effects on economic conditions in the PRC.  While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot assure you that this will be the case.  Our interests may be adversely affected by changes in policies by the PRC government, including:

•	changes in laws, regulations or their interpretation;

•	confiscatory taxation;

•	restrictions on currency conversion, imports or sources of supplies;

•	expropriation or nationalization of private enterprises; and

•	the allocation of resources.

Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways.  We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

The original incorporation of SkyPeople (China) as a joint stock company in 2001 did not obtain all required approvals from the PRC government authorities pursuant to the relevant PRC law effective at the time, and we may be subject to various penalties under the law retroactively.

The original incorporation of SkyPeople (China) (under the original name of Xi’an Zhonglv Ecology Science and Technology Industry Co., Ltd.) as a joint stock company in 2001 was approved by the Xi’an Municipal People’s Government. However, according to the applicable PRC Company Law which was in force in 2001, the incorporation of SkyPeople (China) as a joint stock company shall be subject to the approval by the government authority of Shaanxi Province. Pursuant to the PRC Company Law which was in force in 2001, if company stock is arbitrarily issued without obtaining the approval of the relevant competent authorities stipulated under the law, the parties concerned may be ordered to cease the issuance of the stocks, refund the raised capital and the interests accrued therefrom, and may be subject to a fine of no less than one percent but no more than five percent of the amount of the raised capital.  As such, SkyPeople (China) may be subject to any or all of the foregoing penalties as provided under the PRC Company Law effective in 2001 should the relevant government authorities choose to enforce the law retroactively.

However, we believe that the following factors may be considered by the regulatory authorities as mitigating factors if such authorities choose to enforce the applicable laws:

(i) the incorporation of SkyPeople (China) obtained the approval by the Xi’an local government.  As a general practice of the approval procedures, the applicants may only be able to approach the Xi’an local government authority first in order to subsequently acquire the approval by a higher level government authority, and would generally rely on the Xi’an local government to further submit the application to a higher level authority for its final approval; and

(ii) the trend of the PRC Company Law is to deregulate the approvals on the incorporation of joint stock companies in China. In particular, the current PRC Company Law, effective since January 1, 2006, has eliminated the relevant approval requirement relating to the incorporation of joint stock companies. Instead, the current PRC Company law merely requires a registration with the competent Administration for Industry and Commerce in connection with the incorporation of joint stock companies in the PRC as long as the stock is not issued to the public.

Our current manufacturing operations are subject to various environmental protection laws and regulations issued by the central and local government authorities, and we cannot assure you that we have fully complied with all such laws and regulations.  In addition, changes in the existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause us to incur significant capital expenditures, and we cannot assure you that we will be able to comply with any such laws and regulations.

We carry on our business in an industry that is subject to PRC environmental protection laws and regulations.  Construction of our product lines are required to complete the environmental impact evaluation at its commencement and the examination upon completion of the construction to the competent environment protection administrative authority for approval. Failure to submit the environment impact evaluation document or obtain the approval by competent environment protection administrative authority may subject us to fines and cease of the production, which may adversely affect our business and financial condition.

The PRC laws and regulations also require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust and other environmental waste materials, as well as fee payments from producers discharging waste substances.  Fines may be levied against producers causing pollution.  Although we have endeavored to comply with such laws and regulations, we cannot assure you that we have fully complied with all such laws and regulations. Currently the Pollution Emission Permit of SkyPeople (China) has expired and we are still in the process of applying for a new permit.  Qiyiwangguo and Yingkou are undergoing similar processes to obtain their respective Pollution Emission Permit. The failure of complying with such laws or regulations may subject us to various administrative penalties such as fines, and if the circumstances of the breach are serious, it is at the discretion of the central government of the PRC including all governmental subdivisions to cease or close any operations failing to comply with such laws or regulations.

In addition , there can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditure, which we may be unable to pass on to our customers through higher prices for our products.  In addition, we cannot assure you that we will be able to comply with any such laws and regulations.

Yingkou has not commenced operating activities as of the filing date of this prospectus.

Yingkou has not commenced operating activities as of the date of this prospectus. Under the applicable PRC laws relating to company registrations, if a company fails to start its business for more than six months after its formation without due reasons, or suspends its business for more than six months consecutively, the Company registration authority, i.e., the competent administration for industry and commerce, may revoke the business license of the Company.

We already have a detailed plan for starting the operations of Yingkou in the future. The construction of the manufacturing facility in progress is expected to be completed in August of 2010, before the squeezing season of apples.  We have communicated with the competent administration for industry and commerce in charge of Yingkou regarding such plan so that they are fully aware of the current status of Yingkou.  As of the date of this prospectus. we have not had any indication from such government authority that they intend to revoke the business license of Yingkou. However, we cannot assure you that if our plan to commence operating Yingkou is further delayed, and/or if our explanation of the reasons for any delay is not accepted by the relevant government authorities, the business license of Yingkou will not be suspended. If that occurs, there will be a material adverse impact on our business and financial condition.

Changes in existing PRC food hygiene and safety laws may cause us to incur additional costs to comply with the more stringent laws and regulations, which could have an adverse impact on our financial position.

Manufacturers within the PRC beverage industry are subject to compliance with PRC food hygiene laws and regulations.  These food hygiene and safety laws require all enterprises engaged in the production of juice and other beverages to obtain a food production license for each of their production facilities.  They also set out hygiene and safety standards with respect to food and food additives, packaging and containers, information to be disclosed on packaging as well as hygiene requirements for food production and sites, facilities and equipment used for the transportation and sale of food.  Failure to comply with PRC food hygiene and safety laws may result in fines, suspension of operations, loss of business licenses and, in more extreme cases, criminal proceedings against an enterprise and its management.  Although we believe we are in compliance with current food hygiene laws, in the event that the PRC government increases the stringency of such laws, our production and distribution costs may increase, which could adversely impact our financial position.

We benefit from various forms of government subsidies and grants, the withdrawal of which could affect our operations.

Certain of our subsidiaries have received government subsidies by local governments.  In 2009 and 2008, we received subsidies from the local government of Shaanxi Province of approximately $2,169,380 and $316,152, respectively, and approximately $43,562 and $87,800 in the three months ended March 31, 2010 and 2009, respectively.  We used such government subsidies to pay for research and development expenses.  Past government grants or subsidies are not indicative of what we will obtain in the future. We cannot assure you that we will continue to be eligible for government grants or other forms of government support, or, that if we are eligible, we will continue to obtain the same level of subsidies.  In the event that we are no longer eligible for grants, subsidies or other government support, our business and financial condition could be adversely affected.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances.  We are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations related to foreign persons and foreign funded enterprises.  These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.  The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Inflation in the PRC could negatively affect our profitability and growth.

Rapid economic growth in the PRC could lead to growth in the money supply and rising inflation.  If prices for our products rise at a rate that is insufficient to compensate for the rise in the cost of supplies, it may harm our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending.  Such policies can lead to a slowing of economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the PRC economy. In April 2006, the People’s Bank of China raised the interest rate again. More recently, after a period of more modest economic growth, the increase in China’s GDP is again accelerating, leading to the possibility of more rate increases.  Repeated rises in interest rates by the central bank would likely slow economic activity in the PRC, which could, in turn, materially increase our costs and also reduce demand for our products.

We could be restricted from paying dividends to shareholders due to PRC laws and other contractual requirements.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates.  As a result of our holding company structure, we rely entirely on dividend payments from SkyPeople (China).  PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds.  Furthermore, if SkyPeople (China) incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.  Although we do not intend to pay dividends in the future, our inability to receive all of the revenue from SkyPeople (China)’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

Governmental control of currency conversion may affect the value of your investments.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  RMB is currently not a freely convertible currency.  Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to satisfy foreign currency obligations.  Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval by complying with certain procedural requirements.  Approval from appropriate governmental authorities, however, is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  In addition, the PRC government could restrict access to foreign currencies for current account transactions in the future.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the RMB may harm your investments.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions.  Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition.  For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar would diminish the value of the proceeds of the offering and could harm our business, financial condition and results of operations.  Conversely, if we decide to convert our RMB into U.S. dollars for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced.  In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

PRC regulations relating to mergers and the establishment of offshore special purpose companies by PRC residents, if applied to us, may limit our ability to operate our business as we see fit.

On August 8, 2006, six Chinese regulatory agencies, namely, the Ministry of Commerce of the PRC (the “MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the PRC Securities Regulatory Commission (the “CSRC”) and the PRC State Administration of Foreign Exchange (the “SAFE”), jointly promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, generally referred to as the 2006 M&A Rules, which became effective on September 8, 2006.  The 2006 M&A Rules, among other things, govern the approval process by which an offshore investor may participate in an acquisition of assets or equity interests of a Chinese domestic company.  Depending on the structure of the transaction, the 2006 M&A Rules require the transaction parties to make a series of applications to the government agencies.  In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction.  Under certain circumstances, government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies.  Compliance with the 2006 M&A Rules will be more time consuming and expensive than in the past, and the government can exert more control over the combination of two businesses under the 2006 M&A Rules.  As a result of any potential application of the 2006 M&A Rules, our ability to engage in business combination transactions in the PRC has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to us or sufficiently protective of our interests in a transaction.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside the PRC, generally referred to as Circular 75.  Circular 75 requires Chinese residents to register with an applicable branch of SAFE before establishing or acquiring control over an offshore special purpose company for the purpose of engaging in an equity financing outside of the PRC that is supported by domestic Chinese assets originally held by those residents.  Following the issuance of Circular 75, SAFE issued internal implementing guidelines for Circular 75 in June 2007.  These implementing guidelines, known as Notice 106, effectively expanded the reach of Circular 75 by:

•
purporting to regulate the establishment or acquisition of control by Chinese residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership;

•	adding requirements relating to the source of the Chinese resident’s funds used to establish or acquire the offshore entity;

•	regulating the use of existing offshore entities for offshore financings;

•	purporting to regulate situations in which an offshore entity establishes a new subsidiary in the PRC or acquires an unrelated company or unrelated assets in the PRC;

•
making the domestic affiliate of the offshore entity responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds; and

•	requiring that the registrant establish that all foreign exchange transactions undertaken by the offshore entity and its affiliates were in compliance with applicable laws and regulations.

No assurance can be given that our shareholders who are the residents as defined in Circular 75 and who own or owned our shares have fully complied with, and will continue to comply with, all applicable registration and approval requirements of Circular 75 in connection with their equity interests in us and our acquisition of equity interests in our PRC based subsidiaries by virtue of our acquisition of Pacific.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us following the Pacific acquisition, we cannot predict how it will affect our business operations or future strategies.  For example, the ability of our present and prospective PRC subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency denominated borrowings, may be subject to compliance with Circular 75 by our Chinese resident beneficial holders.  In addition, such Chinese residents may not always be able to complete the necessary registration procedures required by Circular 75.  We have little control over either our present or prospective direct or indirect shareholders /beneficial owners or the outcome of such registration procedures.  If our Chinese shareholders/beneficial owners or the Chinese shareholders/beneficial owners of the target companies we acquired in the past or will acquire in the future fail to comply with Circular 75 and related regulations, and if SAFE requires it, they may be subject to fines or legal sanctions, and Chinese authorities could restrict our investment activities in the PRC, limit our subsidiaries’ ability to make distributions or pay dividends, or affect the ownership structure, which could adversely affect business and prospects.

Our acquisition of SkyPeople (China) could constitute a Round-trip Investment under the 2006 M&A Rules.

Prior to obtaining the approval from the MOFCOM on September 3, 2007 and Xi’an Administration for Industry and Commerce, or AIC, on October 18, 2007 and prior to the full payment of the purchase price by Pacific for 99% of SkyPeople (China)’s capital stock, SkyPeople (China) was a PRC business some of whose shareholders were PRC individuals including Hongke Xue, chairman of SkyPeople (China).  When Pacific was incorporated on November 30, 2006 and when the SkyPeople (China) acquisition was approved, none of the shareholders of Pacific were PRC citizens.  Immediately after the consummation of the share exchange, shareholders of Pacific became our shareholders, including Fancylight, our controlling shareholder.  To incentivize Mr. Hongke Xue in connection with the continuous development of SkyPeople (China)’s business, a call option agreement was entered into between Fancylight and Mr. Hongke Xue on February 25, 2008 pursuant to which Mr. Xue had the opportunity to acquire a majority of our Common Stock held by Fancylight.  Mr. Xue and Fancylight also entered into a voting trust agreement pursuant to which Mr. Xue has the right to vote such shares on Fancylight’s behalf

The PRC regulatory authorities may take the view that the SkyPeople (China) acquisition, the share exchange transaction and the call option and voting trust arrangements are part of an overall series of arrangements which constitute a round-trip investment regulated by the 2006 M&A Rules, because at the end of these transactions the same PRC individual who controlled SkyPeople (China) became the effective controlling party of a foreign entity that acquired ownership of SkyPeople (China).  The PRC regulatory authorities may also take the view that the approval of the SkyPeople (China) acquisition by the MOFCOM and the registration of such acquisition with the AIC in Xi’an may not be evidence that the SkyPeople (China) acquisition has been properly approved because the relevant parties did not fully disclose to the MOFCOM or AIC the overall restructuring arrangements.  If the PRC regulatory authorities take the view that the SkyPeople (China) acquisition constitutes a round-trip investment under the 2006 M&A Rules, we cannot assure you that we will be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the SkyPeople (China) acquisition constitutes a round-trip investment without MOFCOM approval on such round-trip investment, they could invalidate our acquisition and ownership of SkyPeople (China).

Additionally, the 2006 M&A Rules also purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear, with no consensus currently existing regarding the scope and applicability of the CSRC approval requirement.  Given that we established our PRC subsidiaries by means of direct investments, we believe that these regulations do not require an application to be submitted to the CSRC for the approval of the listing and trading of our stocks on the NYSE Amex Equities, unless we are clearly required to do so by subsequently promulgated rules of the CSRC.  If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for the offerings, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. The regulatory agencies may take actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our stocks.

We believe that if this takes place, we may be able to find a way to reestablish control of SkyPeople (China)’s business operations through a series of contractual arrangements rather than an outright purchase of SkyPeople (China).  But we cannot assure you that such contractual arrangements will be protected by PRC law or that we can receive as complete or effective economic benefit and overall control of SkyPeople (China)’s business than if we had direct ownership of SkyPeople (China).  In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law.  If we cannot obtain approval from MOFCOM and/or CSRC if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of SkyPeople (China), our business, results of operations and financial condition will be materially adversely affected.

Because our principal assets are located outside of the United States, it may be difficult for investors to use the U.S. Federal securities laws to enforce their rights against us, our officers and some of our directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors other than directors Norman Ko and Robert B. Fields and our chief financial officer and corporate secretary, Spring Liu, reside outside of the United States.  In addition, SkyPeople (China) is located in the PRC and substantially all of its assets are located outside of the United States.  Therefore, it may be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the United States Federal securities laws or otherwise.

Risks Related to Our Common Stock

Our officers, directors and their relatives control us through their positions and stock ownership, and their interests may differ from other shareholders.

Hongke Xue, the chairman of the board of directors of SkyPeople (China) and the brother of Yongke Xue, the chairman of our board of directors and our chief executive officer, has the ability to vote the 11,736,626 shares of our Common Stock held by Fancylight, which as of May 20 , 2010, represented 58 % of our Common Stock and 54% of our voting stock on a fully diluted basis.  In connection with this offering, we expect to issue 5,300,000 additional shares of our Common Stock, which would reduce Fancylight’s beneficial ownership to 44% of our voting stock on a fully diluted pro forma basis as of May 20 , 2010 and the beneficial ownership of all of our directors and officers 44% of our voting stock on a fully diluted  pro forma basis as of May 20 , 2010.  As a result, our officers and directors and their relatives are generally able to control the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions, such as business combinations.  The interests of our directors and officers may differ from other shareholders.  Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock, which can, in turn, affect the market price of our Common Stock.

The sale or availability for sale of substantial amounts of our shares of Common Stock could adversely affect the market price of our shares.

In connection with this offering, each of our directors and executive officers who hold shares of Common Stock and our shareholders holding more than 5% of the shares of the Common Stock or securities convertible into Common Stock immediately prior to the completion of this offering is required to enter into lock up agreements pursuant to which we and they have agreed not to sell any shares of our Common Stock for 90 days after the date of this prospectus without the written consent of the underwriters.  None of our directors and executive officers currently owns any shares of our Common Stock or securities convertible into our Common Stock, except that our Chief Financial Officer, Spring Liu was granted a warrant to purchase an aggregate of 100,000 shares of Common Stock exercisable on or after December 9, 2011. We have two shareholders holding more than 5% of our Common Stock or securities convertible into Common Stock. As a result, as of the date of this prospectus, an aggregate of ● shares of our outstanding Common Stock are subject to lock up agreements. However, the underwriters may release these securities from these restrictions at any time without notice. We cannot predict what effect, if any, market sales of securities held by our shareholders or the availability of these securities for future sale will have on the market price of our shares of our Common Stock.

We are not likely to pay cash dividends in the foreseeable future.

The holders of our Series B preferred stock are not entitled to receive dividends with respect to their shares and dividends cannot be paid on our Common Stock so long as our Series B preferred stock remains outstanding.  Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Shaanxi Tianren.  SkyPeople (China) may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.  We expect to retain available cash flow for working capital, capital expenditures and potential acquisitions for the foreseeable future.  However, we have no current agreements to enter into any potential acquisitions.

Our Common Stock is thinly traded so investors may be unable to sell at or near asking prices or at all if they desire to liquidate your shares.

Our Common Stock commenced trading on the NYSE Amex Equities effective October 29, 2009.  Since April 20, 2010, Our Common Stock has been traded on NASDAQ Global Market under the symbol "SPU."  Our trading history is limited, volumes are low and there are a small number of market makers for our Common Stock.  As a result, there is currently no broadly followed or established trading market for our Common Stock and an established trading market may never develop or be maintained.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders.  Absence of an active trading market reduces the liquidity of the shares traded.  You may be unable to sell our Common Stock quickly, or at all, at a desired price because of these factors.

Our stock price may be volatile, and you may be unable to sell your shares at a desired price.

The market price of our Common Stock could be subject to wide fluctuations in response to, among other things, the factors described in this “Risk Factors” section or otherwise, and other factors beyond our control, such as fluctuations in the valuations of companies perceived by investors to be comparable to us.  Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock.  In the past, many companies that have experienced volatility in the market price of their stock have become subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

We are authorized to issue blank check preferred stock, which may be issued without shareholder approval and which may adversely affect the rights of holders of our Common Stock.

We are authorized to issue 10,000,000 shares of preferred stock.  Our board of directors is authorized under our articles of incorporation, as amended, to provide for the issuance of shares of preferred stock by resolution and by filing a certificate of designations under Florida law, to fix the designation, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders.  Our board of directors previously designated and issued 1,000,000 shares of Series A preferred stock which were automatically converted into our Common Stock upon the effective date of our 1-for-328.72898 reverse stock split on May 23, 2008 and returned to the status of authorized and unissued shares of preferred stock following the reverse split.    Our board of directors designated 7,000,000 shares of Series B preferred stock, of which 3,965 ,147 shares were issued and outstanding as of May 20, 2010, including (i) 2,000,000 shares held in escrow as make good escrow shares in connection with our 2008 private placement which shares are in the process of being released to the Company and will be canceled upon release, and (ii) 1,965 ,147 shares held by two shareholders of record, which shares can be converted into 1, 310,099 shares of Common Stock.  Any shares of preferred stock that are issued are likely to have priority over our Common Stock with respect to dividend or liquidation rights.  In the event of issuance, the preferred stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids to acquire us and thereby prevent shareholders from receiving the maximum value for their shares.  We have no present intention to issue any additional shares of preferred stock in order to discourage or delay a change of control or for any other reason.  However, there can be no assurance that preferred stock will not be issued at some time in the future.

Anti-takeover provisions in our charter documents and under Florida law could discourage, delay or prevent a change in control of our Company and may affect the trading price of our Common Stock.

We are a Florida corporation and the anti-takeover provisions of the Florida Business Corporation Act may discourage, delay or prevent certain changes in control unless such change in control is approved by a majority of our disinterested shareholders.  In addition, the terms of our articles of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that shareholders may consider favorable. Our articles of incorporation and bylaws:

•
authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt, in addition to the shares of Series B preferred stock that have been issued to date;

•	require that directors only be removed from office upon a majority shareholder vote;

•	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of shareholders; and

•	prohibit shareholder action by written consent, requiring all actions to be taken at a meeting of the shareholders.

For more information regarding these and other provisions, see the section titled “Description of Our Securities — Anti-Takeover Effects of Florida Law and Provisions of Our Articles of Incorporation and Bylaws.”

USE OF PROCEEDS

We estimate that the net proceeds from our sale of 5,300,000 shares of Common Stock in this offering at an assumed offering price of $ 5.27 per share after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $ 25.9 million, or $ 29.9 if the underwriter’s option to purchase additional shares is exercised in full.

We intend to use the net proceeds to us from this offering for capital expenditures, working capital and other general corporate purposes. We expect our capital expenditures, which we expect to be approximately $60 million over the next two years, to primarily include improvements to the Huludao Wonder and Qiyiwangguo facilities, which may include the set up of a 50 ton/hour concentrated apple juice production line, a 10 ton/hour concentrated pomegranate production line, one fructose production line and two fruit beverage production lines. We may also use a portion of the net proceeds to us from this offering to acquire or license products, technologies or businesses we believe to be complementary, but we currently have no agreements, commitments or understandings relating to any material acquisitions or licenses.  Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2010 on:

•	an actual basis; and

•
on a pro forma basis to reflect the sale by us of  5,300,000 shares of Common Stock in this offering at an assumed initial public offering price of $ 5.27 per share and after deducting underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.  You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2010
	Actual	Pro forma
(in thousands, except share and per share data)	(unaudited)
Cash and cash equivalents	$30,043	$55,951
Common Stock warrant liability	$280	$280

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, 2,465,147 shares issued and outstanding, actual; 10,000,000 shares authorized, 2,465,147 shares issued and outstanding, pro forma	2	2
Common Stock, $0.001 par value; 66,666,666 shares authorized, 19,768,901 shares issued and outstanding, actual; 66,666,666 shares authorized, 25,068,901shares issued and outstanding, pro forma	20	25
Additional paid-in capital	34,849	60,751
Accumulated other comprehensive income	4,489	4,489
Retained Earnings	31,903	31,903
Total stockholders’ equity	$71,263	$97,170
Total capitalization	$71,263	$97,170

The number of pro forma shares of Common Stock shown as issued and outstanding in the table is based on 25,068,901 shares of our Common Stock outstanding as of March 31, 2010 and excludes 167,833  shares of our Common Stock reserved for issuance pursuant to outstanding warrants to purchase our stock as of March 31, 2010 , with a weighted average exercise price of $3.71 per share.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Since April 20, 2010, our Common Stock has been listed on NASDAQ Global Market.  Prior to that time, our Common Stock had been traded on the NYSE Amex Equities market since October 29, 2009.  Prior to that time, our Common Stock was traded over the counter on the bulletin board maintained by Pink Sheets LLC.  The following table sets forth the high and low inter-dealer prices, without mark up, mark down or commission, involving our Common Stock during each calendar quarter, and may not represent actual transactions.  Unless indicated otherwise in the footnote to the table below, the prices set forth below have not been adjusted to reflect the two for three reverse stock split of our Common Stock effected on October 29, 2009.

	High	Low
2008
First quarter	$9.86	$2.47
Second quarter	$6.58	$3.29
Third quarter	$5.90	$2.65
Fourth quarter	$3.25	$2.25

2009
First quarter	$5.00	$2.50
Second quarter	$6.50	$2.80
Third quarter	$3.50	$3.50
Fourth quarter	$4.12	$2.80

2010
First quarter	$7.25	$4.15
Second quarter (through May 21, 2010)	$7.24	$5.03

On May 21 , 2010, the closing sale price of our shares of Common Stock was $5. 27 per share and there were 20,170,177 shares of our Common Stock outstanding.  On that date, our shares of Common Stock were held by approximately  80 shareholders of record.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

The holders of our Series B preferred stock are not entitled to receive dividends with respect to their shares, and dividends cannot be paid on our Common Stock so long as our Series B preferred stock remains outstanding.    In addition, the payment of dividends is at the discretion of our board of directors and is contingent on our revenue and earnings, capital requirements, financial condition and the ability of our operating subsidiary, SkyPeople (China), to obtain approval to send monies out of the PRC.  We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate.  If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the board deems relevant.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read together with our consolidated financial statements and notes and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus.  We have derived the following consolidated statement of operations data for the years ended December 31, 2008 and 2009 and consolidated balance sheet data as of December 31, 2008 and 2009 from our audited consolidated financial statements and related notes included elsewhere in this prospectus.  We have derived the statement of operations data for the years ended December 31, 2005, 2006 and 2007 and the balance sheet data as of December 31, 2005, 2006 and 2007 from our audited consolidated financial statements not included in this prospectus.  The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	Year ended December 31,
(in thousands, except per share data)	2009	2008	2007	2006	2005
Consolidated statements of operations data:
Revenue	$59,250	$41,649	$29,362	$17,427	$7,028
Cost of sales	33,869	23,608	18,467	10,105	4,472
Gross profit	25,381	18,041	10,895	7,322	2,556
Operating expenses:
General and administrative	2,433	2,831	1,159	405	489
Selling	918	1,453	687	665	448
Research and development	1,103	450	31	-	-
Liquidated damages	—	254	-	-	-
Total operating expenses	4,454	4,988	1,877	1,070	937
Income from operations	20,927	13,053	9,018	6,252	1,619
Other income (expense), net	1,504	(199)	48	(127)	70
Income before provision for income taxes	22,431	12,854	9,066	6,125	1,689
Provision for income taxes	6,026	2,231	1,109	2,036	650
Net income	16,405	10,623	7,957	4,089	1,039
Net income attributable to noncontrolling interests	1,216	613	361	244	4
Net income applicable to SkyPeople Fruit Juice, Inc.	$15,189	$10,010	$7,596	$3,845	$1,035
Net income per share:
Basic	$0.84	$0.56	$0.53	$0.26	$0.08
Diluted	$0.84	$0.56	$0.53	$0.26	$0.08
Weighted average shares used in computing net income (loss) per share:
Basic	15,333	14,820	14,671	14,671	14,671
Diluted	18,683	17,888	14,671	14,671	14,671

	As of December 31,
(in thousands)	2009	2008	2007	2006	2005
Consolidated balance sheet data:
Cash and cash equivalents	$14,405	$15,274	$4,094	$2,135	$593
Working capital	29,034	13,432	1,073	3,840	-2,497
Total assets	83,662	59,287	42,120	21,422	10,423
Common Stock warrant liability
Convertible preferred stock	3,448	3,448	—	—	—
Common Stock and additional paid in capital	26,717	14,014	10,903	10,903	10,903
Total stockholders’ equity	61,446	41,059	26,246	16,300	5,778

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

We are engaged in the production and sales of fruit juice concentrates (including fruit purees, concentrated fruit purees and concentrated fruit juices), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including organic and non-organic fresh fruits, fruit seeds and fruit aroma) in and from the PRC.  Our fruit juice concentrates, which include apple, pear and kiwifruit concentrates, are sold to domestic customers, including end users and, currently, one distributor in Beijing, and exported directly or via distributors.  We sell our Hedetang branded bottled fruit beverages domestically primarily to supermarkets in the PRC.  In 2009, sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 61%, 17%, and 22% of our revenue, respectively, compared to approximately 78%, 13% and 9%, respectively, in 2008. Sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 64%, 16%, and 20% of our revenue, respectively, for the three months ended March 31, 2010, compared to approximately 66%, 27% and 7%, respectively, for the same period of 2009.  For the three months ended March 31, 2010, our total sales reached $17,721,296, an increase of $11,050,235, or 165.6%, compared to $6,671,061 for the same period of 2009.

We export our products as well as sell them domestically. We sell our products either through distributors substantially all of which we believe have good credit history or to end users directly.  In 2009 and 2008, we estimate export of our products represented approximately 22% and 34% of our revenues, respectively, and sales to distributors represented approximately 40% and 31% of our revenues, respectively.  Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we estimate that our main export markets are the United States, the European Union, South Korea, Russia and the Middle East.  We sell our Hedetang brand bottled fruit beverages domestically, primarily to supermarkets in the PRC.  We sell our other fruit related products to domestic customers.  In the second half of 2008, the demand for and the price of fruit juice concentrates decreased in the international market as a result of the worldwide economic crisis. In the meantime, the PRC saw a growing demand for juice products as a result of a slow increase in the existing low per capita consumption rate of fruit juice beverages and the expansion of the middle class.  In 2009, we estimate sales from the export of our fruit juice concentrates decreased to 35% from 44% for 2008.

We currently market our Hedetang brand fruit beverages in only certain regions of the PRC.  We plan to expand the market presence of Hedetang over a broader geographic area in the PRC. In particular, we plan to expand our glass bottle production line to produce higher margin portable fruit juice beverages targeting consumers in more populated Chinese cities.  In January 2010, we engaged a beverage distributor in Beijing to focus on the sales and marketing of our fruit juice and fruit cider beverages to food and beverage wholesalers and retailers in the Beijing area. Our revenue in the Beijing area was approximately $0.6 million, or 3.4% of our total revenue, for the first quarter of 2010 as compared to zero for the first quarter of 2009.

We plan to continue to focus on creating new high margin products in the future to supplement our current product offering.  We introduced a new kiwifruit concentrated juice product to the market in the fourth quarter of 2008.  The gross margin on our kiwifruit concentrate juice product was 47.3% in 2009, which we believe was higher than the average gross margin for the industry, primarily due to the efficiencies of certain of our proprietary kiwifruit juice making processes.  In addition, we are making efforts to improve margins for our fruit beverage segment.  In the first quarter of 2009, we developed and introduced a fruit cider beverage that tested well in the market.  The gross margin of our fruit cider beverages was 48.6% for 2009, versus an average gross margin of 28.0% for our pure fruit beverages during the same period.  In July 2009, we set up a Vegetable and Fresh Fruits Division to promote the sales of fresh kiwifruit in the PRC domestic market.  Revenue from sales of fresh kiwifruit in 2009 was $11.8 million, an increase of $9.5 million, or 406.2%, as compared to revenue of $2.3 million in 2008.

We believe that continuous investment in research and development is a key component to being a leader in fruit juice concentrate and fruit beverage quality.  As of March 31, 2010 , we had an internal research and development team of approximately 41 people, and we retain one research institution for additional consultation.  Our research and development effort emphasizes the design and development of our processing technology with the goal of decreasing processing costs, optimizing our production capabilities and maintaining product quality.  We intend to continue to invest in research and development to respond to and anticipate customer needs.  In 2009 and 2008, our research and development expenses were $1,102,658 and $449,695, respectively.  For the three months ended March 31, 2010 and 2009, our research and development expenses were $278,152 and $275,510, respectively.

Our business is highly seasonal and can be greatly affected by weather because of the seasonal nature in the growing and harvesting of fruits and vegetables.  Our core products are apple, pear and kiwifruit juice concentrates, which are produced from July or August to April of the following year.  The squeezing season for (i) apples is from August to January or February; (ii) pears is from July or August until April of next year; and (iii) kiwifruit is from September through December.  Typically, a substantial portion of our revenues is earned during our first and fourth quarters.  To minimize the seasonality of our business, we make continued effort in identifying new products with harvesting seasons complementary to our current product mix, such as pomegranate and persimmon.  Our goal is to lengthen our squeezing season, thus increasing our annual production of fruit juice concentrates and fruit beverages.  In the first quarter of 2009, we introduced mulberry and kiwifruit cider beverages in the Chinese market.  Unlike fruit juice concentrates, which can only be produced during the squeezing season, such fruit beverages are made out of fruit juice concentrates and can be produced and sold in all seasons.

Fresh fruits are the primary raw materials needed for the production of our products. Our raw materials mainly consist of apples, pears and kiwifruits.  The purchase of fresh fruits represented 48% and 47% of our cost of sales in 2009 and 2008, respectively. Other raw materials used in our business include pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water.

We purchase raw materials from local markets and fruit growers that deliver directly to our plants.  We have implemented a fruit purchasing program in areas surrounding our factories.  In addition, we organize purchasing centers in rich fruit production areas, helping farmers deliver fruit to our purchasing agents easily and in a timely manner.  We are then able to deliver the fruit directly to our factory for production.  We have also assisted local farmers in their development of kiwifruit fields to help ensure a high quality product throughout the production channel.  Our raw material supply chain is highly fragmented and raw fruit prices are highly volatile in China.    In addition to raw materials, we purchase various ingredients and packaging materials such as sweeteners, glass and plastic bottles, cans and packing barrels. We generally purchase our materials or supplies from multiple suppliers.  We are not materially  dependent on any one supplier or group of suppliers. Our largest packing glass bottle supplier for our fruit beverages is Xuzhou Ruitai Glass Bottle Co., Ltd., which accounted for 13% of our total purchases in 2009 and 8% in 2008. Another large supplier is Xian Yang Dichen Printing Co., Ltd., which accounted for 11% of our total purchases in 2009 and 7% in 2008.  We did not have concentrations of business with vendors constituting more than 10% of our purchases in 2008.

Shaanxi and Liaoling Provinces, where our manufacturing facilities are located, are large fruit producing provinces. We operate three factories and are constructing a fourth factory in the PRC, all of which are strategically located near fruit growing centers so that we can better preserve the freshness of the fruits and lower our transportation costs.  To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on producing single fruit based concentrates and beverages according to the proximity of such manufacturing facility to the sources of supply for that fruit.  Our kiwifruit processing facilities are located in Zhouzhi County of Shaanxi Province, which has the largest planting area of apples and kiwifruit in the PRC.  Our pear processing facilities are located in Shaanxi Province, which is the main pear producing province in the PRC.  We have two apple processing facilities in Liaoning Province, a region that abounds with high acidity apples.  We believe that these regions will provide adequate supply of raw materials for our production needs in the foreseeable future.

In the second quarter of 2009, we completed the expansion of our 2,000 square meter research and development center.  The expansion was done on the existing site of one of our Shaanxi Province factories. We capitalized costs of RMB 8 million and interests on borrowings of RMB 268,416, or approximately $1.2 million in total, as fixed assets for this project.

In the third quarter of 2009, we completed the construction of an industrial waste water processing facility and renovation of an employee building in our other Shaanxi Province factory. Our production process generates a large amount of waste water, which must be treated and discharged for our production process to go smoothly.  The 1,118 square meter industrial waste water processing facility processes 1,200 cubic meters of waste water per day.  We capitalized RMB 4,641,590, or approximately $679,997, as fixed assets for this project. We began to operate the waste water processing facility in the fourth quarter of 2009. We capitalized RMB 76,060, or approximately $11,144, as fixed assets for renovation of an employee building in the third quarter of 2009.

In the third quarter of 2009, we began to renovate our factory, our road and an office building at Qiyiwangguo. We capitalized RMB 198,969, or approximately $29,149 as construction in progress as of December 31, 2009. This project was completed in the first quarter of 2010.

Key Components of Operating Results

Sources of Revenue

We derive our revenue primarily from the sales of fruit juice concentrates, fruit beverages and other fruit related products in and from the PRC.

Our fruit juice concentrates, which include apple, pear and kiwifruit, are sold directly or indirectly to domestic juice manufacturers and exported primarily via distributors.  Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we estimate that our products are exported to North America, Europe, Russia, South Korea and the Middle East.  Based on our estimates, we exported 35% and 44% of our concentrated fruit juice in 2009 and 2008, respectively. Of this amount, we estimate 86% and 60% of the revenue was exported through distributors substantially all of which we believe have good credit history, in 2009 and 2008, respectively. Our general sales agreement with distributors requires that the distributors pay us after we deliver our products to them, which is not contingent on resale to end users.  Our credit terms for distributors substantially all of which we believe have good credit history are from 30 days to 90 days. To date, we have had no material issues with collections from our distributors.  Distributors have no contractual right to return our products and we are not required to rebate or credit any amounts paid if we subsequently reduce the price of our products.

We sell our Hedetang branded bottled fruit juice beverages and fruit cider beverages domestically primarily to supermarkets in the PRC.

Besides concentrated juice products and juice beverages, we generate other revenue from sales of apple spice, kiwifruit seeds, and fresh kiwifruit. These products are mainly sold to Chinese customers.

Cost of Sales

Our cost of sales consists primarily of the cost for raw materials, including various fresh fruit, packing barrels, pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water, bottles and packaging materials, expenses associated with the operations of our manufacturing facilities.

The shipping and handling expenses of $832,961 and $1,344,484 for fiscal years 2009 and 2008, respectively, and $343,964 and $251,180 for the three months ended March 31, 2010 and 2009, respectively, are reported in the Consolidated Statement of Operations as a component of selling expenses.

The largest component of our cost of sales is the cost for fresh fruit.  We purchase fresh fruit and other raw materials from local markets and fruit growers that deliver directly to our plants.  Our raw material supply chain is highly fragmented and raw fruit prices are highly volatile.  We generally do not enter into long term purchase agreements for fresh fruit.

Operating Expenses

We classify our operating expenses into three categories: general and administrative, sales and research and development.  Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, payroll taxes and employee benefit costs.  Other expenses include advertising and promotional costs, shipping and handling costs not billed to customers, facilities costs and legal, audit and tax, consulting and other professional service fees.

The government owns all of the land in the PRC.  Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government.  Accordingly, we paid for land use rights in advance and such prepayments are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease, which are 40 to 50 years.  The amortization expenses were $174,118 and $164,005 for 2009 and 2008, respectively , and $62,824 and $41,751 for the three months ended March 31, 2010 and March 31, 2009, respectively.

General and Administrative

General and administrative expenses consist primarily of personnel costs for our executive, finance, human resources and administrative personnel, legal, audit and tax and other professional fees, depreciation expenses, insurance and other corporate expenses.

Sales

Selling expenses consist primarily of freight and transportation expenses, advertising and promotional costs and personnel costs for our sales team.

Research and Development

Research and development expenses consist primarily of personnel costs for our development employees and use of outside consultants.  We have focused our research and development on developing and producing innovative high margin products to further diversify our product mix.  We entered into two contracts with an outside research institute to research and develop new products in fiscal year 2008.  The terms of these contracts were from August 2008 to December 2010 with a monthly payment of RMB 600,000, or $87,900 according to the exchange rate of December 31, 2009.

Accrued Liquidated Damages

Our failure to meet the timetables provided by the terms of the registration rights agreement from our 2008 private placement resulted in the imposition of liquidated damages, which were payable in cash to the investors in the financing equal to 14% of the purchase price of the Series B preferred stock issued in the financing, per annum payable monthly based on the number of days such failure existed, not to exceed 18% of the purchase price.  We recorded liquidated damages of $254,301 in 2008 for failure to meet the agreed timetables.

Pursuant to the exchange agreement and certain waiver and release agreements entered into subsequent to our 2008 private placement, the investors in the 2008 private placement agreed to release us from our obligations to pay any liquidated damages incurred under the registration rights agreement. As a result, the liquidated damages we previously recorded were reversed and additional paid-in capital was increased.

Other Income (Expense), Net

Other income (expense), net consists of interest we earn on our cash and cash equivalents, interest expenses on our short-term loans from Chinese local banks, government subsidies and rental income or expenses.

The PRC government’s agricultural industrialization policy supports our business.  SkyPeople (China) was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006.  As a result, we received subsidies from the local government of Shaanxi Province, which have been used to pay research and development expenses.

Provision for Income Taxes

Our provision for income taxes primarily consists of corporate income taxes related to profits earned in the PRC from sales of our products.  Prior to 2007, we were subject to an income tax rate of 33% in the PRC.  In December 2006, SkyPeople (China) was awarded the status of a nationally recognized High and New Technology Enterprise, which entitled SkyPeople (China) to tax-free treatment from January 2007 to December 2008. Starting in January 2009, SkyPeople (China) was subject to the regular tax rate of 25%. The tax rate of our indirect PRC subsidiary, Qiyiwangguo, was reduced from 33% to 25%, effective January 2008. The tax rate of Huludao Wonder was also reduced to 25%, effective January 2008.  Yingkou has not commenced operating activities as of the date of this prospectus. In addition, certain deferred tax in 2008 was recorded as tax expenses for 2009. As a result, our consolidated income tax rates were effectively 26% and 17% in 2009 and 2008, respectively , and consolidated income tax rates were effectively 27% for the three months ended March 31, 2010 and 2009.

We adopted ASC Topic 740, Income Taxes, on July 1, 2007 and have had no material adjustment to liabilities to unrecognized income tax benefits since its adoption.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP.  Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and judgments.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.  We believe that the following reflects the more critical accounting policies that currently affect our financial condition and results of operations.

Use of Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include the provisions for doubtful accounts receivable, useful life of fixed assets and valuation allowance for deferred taxes. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Principles of Consolidation

Our consolidated financial statements include the accounts of SkyPeople, Pacific, HMN, SkyPeople (China), Qiyiwangguo, Huludao Wonder, and Yingkou.  All material intercompany accounts and transactions have been eliminated in consolidation.

The pooling method (entity under common control) is applied to the consolidation of Pacific with SkyPeople (China) and SkyPeople (China) with Qiyiwangguo, Huludao Wonder and Yingkou. The reverse merger accounting is applied to the consolidation of SkyPeople and Pacific.

The consolidated financial statements are prepared in accordance with U.S. GAAP.  This basis differs from that used in the statutory accounts of SkyPeople (China), Qiyiwangguo, Huludao Wonder and Yingkou, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC.  All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

Acquisition of Pacific and Recapitalization

Our share exchange transaction with Pacific resulted in Pacific’s shareholders obtaining a majority voting and controlling interest in us.  U.S. GAAP requires that a company whose shareholders retain the majority controlling interest in a combined business be treated as the acquiror for accounting purposes, resulting in a reverse acquisition with Pacific as the accounting acquiror and us as the acquired party.  Accordingly, the share exchange transaction has been accounted for as a recapitalization of us.  The equity sections of the accompanying financial statements have been restated to reflect our recapitalization due to the reverse acquisition as of the first day of the first period presented.  All references to Pacific Common Stock have been restated to reflect the equivalent numbers of our equivalent shares.

Accounting Treatment of the 2008 Private Placement

The shares held in escrow pursuant to the terms of the 2008 private placement were not accounted for as outstanding until such time as the shares were released to the holders of the Series B Preferred Stock.  During the time such shares were held in escrow, they were accounted for as contingently issuable shares in determining the diluted earnings per share denominator in accordance with Accounting Standards Codification ASC 260—Earnings Per Share.  Pursuant to the terms of an exchange agreement dated June 2, 2009 that we entered into with the investors of the private placement, we were not required to provide the shares to the holders of the Series B Preferred Stock and as a result, on June 2009, the shares were released from escrow and cancelled.

Liquidated damages potentially payable by us under the stock purchase agreement and the registration rights agreement pursuant to the terms of our 2008 private placement were accounted for in accordance with Accounting Standards Codification ASC 815-40—Contracts in Entity’s Own Equity.  Estimated damages at the time of closing were recorded as a liability and deducted from additional paid-in capital as costs of issuance.  Liquidated damages determined later pursuant to the criteria for Accounting Standards Codification ASC 450—Contingencies were recorded as a liability and deducted from operating income.

Our failure to meet the timetables provided for in the registration rights agreement resulted in the imposition of liquidated damages, which were payable in cash to the investors in our 2008 private placement equal to 14% of the total purchase price under the stock purchase agreement per annum payable monthly based on the number of days such failure existed, which amount of liquidated damages, together with all liquidated damages that we may incur pursuant to the registration rights agreement, the warrants and the stock purchase agreement, could not exceed an aggregate of 18% of the total purchase price under the stock purchase agreement.  We recorded liquidated damages of $254,301 in 2008 for failure to meet the timetables provided for in the registration rights agreement.

Pursuant to the exchange agreement and certain waiver and release agreements we entered into in June 2009, the investors in the 2008 private placement agreed to release us from our obligations to pay any liquidated damages incurred under the registration rights agreement. As a result, the liquidated damages we previously recorded were reversed and additional paid in capital was increased.

Variable Interests

On June 2, 2007, SkyPeople (China) entered into a lease agreement with Hede pursuant to which SkyPeople (China), for a one year term and for a monthly lease payment of RMB 300,000 (or $41,070 based on the exchange rate of December 31, 2007) leased all the assets and operating facilities of Huludao Wonder, which was wholly owned by Hede.  On June 10, 2008, we completed the acquisition of Huludao Wonder for a total purchase price of RMB 48,250,000 (or $6,308,591 based on the exchange rate on June 1, 2007).  The payment was made through the offset of related party receivables from Hede.

Prior to the June 2008 acquisition, Huludao Wonder was classified as a variable interest entity of SkyPeople (China) according to Accounting Standards Codification ASC 810—Consolidation of Variable Interest Entities, or ASC 810.  ASC 810 requires the primary beneficiary of the variable interest entity to consolidate its financial results with the variable interest entity.  We evaluated our relationship with Huludao Wonder and concluded that Huludao Wonder was a variable interest entity for accounting purposes from June 2007 to our acquisition of the remaining interests in June 2008.  The purchase method (entity under common control) was applied to the consolidation of SkyPeople (China) with Huludao Wonder after the acquisition of Huludao Wonder.

Revenue Recognition

We recognize revenue upon meeting the recognition requirements of Staff Accounting Bulletin No. 104, Revenue Recognition.  Revenue from sales of our products are recognized upon the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers (which generally include end users and distributors) and title has passed.  We estimate that more than 22% of our products were exported either through distributors or to end users in 2009.  Of this amount, we estimate 86% of the revenue was exported through distributors.  Our general sales agreement requires the distributors to pay us after we deliver the products to them, which is not contingent on resale to end users.  Our credit terms for distributors substantially all of which we believe have good credit history are from 30 days to 120 days.  For new customers, we usually require 100% advance payment for direct export sales.  Customer advances are recorded as advances from customers, which are a current liability.  Our payment terms with distributors are not determined by the distributor’s resale to end users.  Our historical bad debt rate of our accounts receivable is less than 0.5% and, because of our strict quality standards during the production, storage and transportation, we have experienced no returns based on the quality of our products.  Our customers have no contractual right to return our products and historically we have not had any products returned.  Accordingly, we have not recorded any provisions for returnable goods.  We are not required to rebate or credit a portion of the original fee if we subsequently reduce the price of our product and the distributor still has distribution rights with respect to that product.

Cost of Sales

We determine cost of sales on the basis of the average cost of inventory methods. For purposes of determining our cost of sales of kiwifruit seeds, we apply the relative sales value costing method.  In calculating the gross margin of kiwifruit seeds, we applied the average method to simplify the calculation.  In applying this method, we first calculated the average revenue of kiwifruit seeds and kiwifruit juice that can be produced from one ton of kiwifruit, based on our estimate in a normal production situation in the applicable period.  This percentage is then applied to actual cost for the production of kiwifruit juice to calculate the actual cost of sales for kiwifruit seeds and concentrated kiwifruit juice in the period covered by the financial statements.  In using the first in, first out inventory method, the kiwifruit seeds of zero cost allocation were sold first, then the kiwifruit seeds of higher cost allocation. Hence, the gross margin for kiwifruit seeds in 2009 was much higher than that of concentrated kiwifruit juice.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Noncontrolling Interests

Noncontrolling interests represents the minority shareholders’ proportionate share of 1% of the equity of SkyPeople (China) and 8.85% of the equity of Qiyiwangguo.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in USD.  The financial statements of the company’s foreign subsidiaries are measured using the local currency as the functional currency, however, the functional currency and the reporting currency of the company is the USD. Assets and liabilities of the company’s foreign subsidiaries are translated into USD from RMB at period end exchange rates for assets and liabilities and weighted average exchange rates for revenue and expenses.  Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB to USD exchange rate into a flexible rate under the control of the PRC government.  We use the closing rate method in currency translation of our financial statements.

RMB is not freely convertible into the currency of other nations.  All such exchange transactions must take place through authorized institutions.  There is no guarantee the RMB amounts could have been, or could be, converted into U.S. dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes.  Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes.  In accordance with Accounting Standards Codification ASC 740—Income Taxes, or ASC 740, these deferred taxes are measured by applying currently enacted tax laws.

We have implemented ASC 740, which provides for a liability approach to accounting for income taxes.  Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes.  We recorded no deferred tax assets or liabilities as of December 31, 2009, and as of March 31, 2010, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

Impairment of Long-Lived Assets

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes.  Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  During the reporting period there was no impairment loss.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount.  Allowance is made when collection of the full amount is no longer probable.  Management periodically evaluates its receivables for collectability based on historical experience, current economic climate, as well as recent account activities and the length of time receivables are past due and writes off receivables when they become uncollectible. Management believed that its allowance for doubtful accounts was adequate as of December 31, 2009 and as of March 31, 2010 .

Acquisition Transactions

Acquisition of Pacific

In February 2008, we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction pursuant to which the shareholders of Pacific exchanged 100 ordinary shares of Pacific, representing a 100% ownership interest in Pacific, for 1,000,000 shares of our Series A preferred stock, par value $0.001 per share.  We currently operate through Pacific, a wholly owned subsidiary organized under the laws of Vanuatu, and SkyPeople (China), a 99% owned subsidiary of Pacific organized under the laws of the PRC, which was acquired by Pacific in September 2007 and converted from a PRC domestic company to a foreign joint venture company.

Acquisition of Huludao Wonder

On June 2, 2007, SkyPeople (China) entered into a lease agreement with Shaanxi Hede Investment Management Co., Ltd. (“Hede”), pursuant to which SkyPeople (China), for a term of one year and for a monthly lease payment of RMB 300,000, leased all the assets and operating facilities of Huludao Wonder, which was wholly-owned by Shaanxi Hede. On June 10, 2008, we completed the acquisition of Huludao Wonder for a total purchase price of RMB 48,250,000 or approximately U.S. $6,308,591 based on the exchange rate on June 1, 2007. The payment was made through the offset of related party receivables.

Acquisition of Yingkou

On November 25, 2009, the company completed the acquisition of Yingkou Trusty Fruits Co., Ltd. (“Yingkou”) pursuant to the Stock Purchase Agreement that SkyPeople (China) entered with Xi’an Dehao Investment & Consulting Co., Ltd. on November 18, 2009. The purchase price was RMB 22,700,000 (or approximately $3,323,913 based on the exchange rate of November 13, 2009).  Yingkou has not commenced operating business as of the date of this prospectus, but is expected to commence production in August 2010.

In accordance with ASC Top 805, Business Combinations, we allocated the purchase price to tangible assets and intangible assets of Yingkou based on their estimated fair value.  We estimated that the book value of the fixed assets acquired approximated the fair value of similar assets available on the market based on the information management received.  Accordingly, we allocated $1,880,046 to various items of current assets and $4,840,218 to fixed assets acquired.  The excess purchase price over the fair value of tangible assets acquired, which was $266,499, was attributable to an identifiable intangible asset, the land usage right, based on estimates and assumptions determined by management. The economic life of this land usage right was approximately 50 years and the land use right will be amortized over 50 years on the straight-line basis.

The following table summarizes the fair value of Yingkou’s assets and liabilities acquired:

ASSETS
Cash	$3,420
Prepaid expenses and other current assets	1,505,498
Other receivables	362,441
Inventory	12,107
Fixed assets	4,840,218
Intangible asset	350,283
Other assets	54,406
TOTAL ASSETS	$7,128,373

LIABILITIES
Accounts payable	$97,066
Accrued expenses	9,399
Other payables	3,697,995
TOTAL LIABILITIES	$3,804,460
NET ASSETS	$3,323,913

February 26, 2008 Private Placement

Our failure to meet the requirements of our registration rights agreement dated as of February 25, 2008 with the holders of our Series B preferred stock to have a registration statement declared effective for the resale of the shares by July 24, 2008 resulted in the imposition of liquidated damages on us.  We were required to pay the liquidated damages in cash to the holders of the Series B preferred stock on a pro rata basis equal to 14% of the purchase price per annum.  The liquidated damages were payable monthly and could not exceed an aggregate of 18% of the purchase price of our Series B preferred stock and warrants to purchase Common Stock.

We initially filed a registration statement on Form S-1 with the Securities Exchange Commission on March 26, 2008, but the registration statement was not declared effective by the Commission until February 5, 2009.  Therefore, we recorded liquidated damages of $254,301 in 2008, as we did not meet the effectiveness covenant.

On June 2, 2009, we entered into an exchange agreement dated as of May 28, 2009 with the investors in the private placement, pursuant to which we issued to the investors warrants to purchase an aggregate of 4,333,333 shares (or 6,500,000 shares pre- two-for-three reverse split) of Common Stock at a reduced exercise price in exchange for warrants to purchase an aggregate of 4,666,667 shares (or 7,000,000 shares pre- two-for-three reverse split) of Common Stock which had been issued to the investors in February 2008.  In the exchange agreement, the investors agreed to release us from all liability for damages, including any and all liquidated damages, penalties and interest thereon, relating to any breach or breaches of any of our obligations under the registration rights agreement from February 25, 2008 to May 28, 2009.  The investors also waived their right to receive up to 2,000,000 additional shares of our Series B preferred stock solely as a result of, and to the extent that, such stock would be deliverable to the investors because we did not comply with a covenant regarding pretax income per share for 2009 due to the issuance and delivery to the investors of the new warrants and the shares of Common Stock issuable under the new warrants. Accordingly, in the second quarter of 2009, we reversed the liquidated damages of $254,301 that were accrued in 2008 to additional paid-in capital.

Recent Accounting Pronouncements

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the Commission’s literature. In addition, the amendments in the ASU requires an entity that is a conduit bond obligor for conduit debt securities that are traded in a public market to evaluate subsequent events through the date of issuance of its financial statements and must disclose such date. All of the amendments in the ASU were effective upon issuance (February 24, 2010) except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The provisions of ASU 2010-09 did not have a material impact on the Company’s financial statements.

In February 2010, the FASB issued ASU No. 2010-08, Technical Corrections to Various Topics, thereby amending the FASB Accounting Standards CodificationTM (Codification). This ASU resulted from a review by the FASB of its standards to determine if any provisions are outdated, contain inconsistencies, or need clarifications to reflect the FASB’s original intent. The FASB believes the amendments do not fundamentally change U.S. GAAP. However, certain clarifications on embedded derivatives and hedging reflected in Topic 815, Derivatives and Hedging, may cause a change in the application of the guidance in Subtopic 815-15. Accordingly, the FASB provided special transition provisions for those amendments. The ASU contains various effective dates. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The amendments to the guidance on accounting for income taxes in a reorganization (Subtopic 852-740) applies to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. All other amendments are effective as of the first reporting period (including interim periods) beginning after the date this ASU was issued (February 2, 2010). The provisions of ASU 2010-08 are not expected to have an impact on the Company’s financial statements.

In January 2010, the FASB issued Codification Accounting Standards Update No. 2010-06 (ASU No. 2010-06), improving Disclosure about Fair Value Measurements, under Topic 820, Fair value Measurements and Disclosures, to improve and provide new disclosures for recurring and nonrecurring fair value measurements under the three-level hierarchy of input for transfers in and out of Levels 1 and 2, and activity in Level 3.  This update also clarifies existing disclosures of the level of disaggregation for the classes of assets and liabilities and the disclosure about input and valuation techniques. ASU No. 2010-06 new disclosures and clarification of existing disclosure is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for financial statements issued for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The adoption of ASU No. 2010-06 new disclosures and clarification of existing disclosure did not have a material impact on our consolidated financial statements. The Company is currently accessing the impact, if any, of ASU No. 2010-06 disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements on our consolidated financial statements.

In September 2009, the FASB published FASB ASU No. 2009-12, Fair Value Measurements and Disclosures (Topic 820)—Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) . It amends Subtopic 820-10,  Fair Value Measurements and Disclosures—Overall , to permit a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). It also requires new disclosures, by major category of investments, about the attributes included of investments within the scope of this amendment to the Codification. The provisions of ASU 2009-12 are effective for interim and annual periods ended after December 15, 2009. The adoption did not have a material impact on the consolidated financial statements

In September 2009 the New FASB Accounting Standards Update 2009-08 issued Earnings Per Share (amendments to Section 260-10-S99). This update includes technical corrections to Topic 260-10-S99 Earnings Per Share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes redemption or an induced conversion of a portion of a class of preferred stock  and EITF Topic D-42, The effect of the calculation of Earnings Per Share for the redemption or induced conversion of preferred stock.  Implementation of ASU 2009-08 did not have an impact on our results or financial position.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Measuring Liabilities at Fair Value, which is codified as ASC 820, Fair Value Measurements and Disclosures. This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability. The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of this Update did not have a significant impact to the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles, which is codified as ASC 105. ASC 105 establishes the FASB Accounting Standards Codification (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Commission under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. Generally, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted ASC 105 for the quarter ended September 30, 2009. The adoption of this Statement did not impact the results of operations or financial position, as it only required disclosures. In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 166”). This standard has not yet been codified in the FASB Accounting Standards Codification. SFAS No. 166 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 is applicable for annual periods after November 15, 2009 and interim periods therein and thereafter. The Company is currently evaluating the effect of ASC 805 on its consolidated financial statements and results of operation and is currently not yet in a position to determine such effects.

In May 2009, the FASB issued ASC 855-10, Subsequent Events (“ASC 855-10”). ASC 855-10 provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 is applicable for interim or annual periods after June 15, 2009.  The Company adopted this amended topic effective July 1, 2009.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies, which is codified as ASC 805. ASC 805 amends and clarifies FASB Statement No. 141 (revised 2007), Business Combinations, to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805 shall be effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this amended topic effective January 1, 2009. The adoption of this Update did not have a significant impact to the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted new guidance ASC 805-10-65-1 (formerly Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations (“SFAS 141R”)) issued by the FASB related to the accounting for business combinations and related disclosures. This new guidance addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and noncontrolling interests in business combinations. The guidance also establishes expanded disclosure requirements for business combinations. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted new guidance ASC 810, Consolidation, regarding noncontrolling interests (formerly Statement of Financial Accounting Standards ("SFAS") No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”)) issued by the FASB related to the accounting for noncontrolling interests in consolidated financial statements. This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance requires that noncontrolling interests in subsidiaries be reported in the equity section of the controlling company’s balance sheet. It also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In November 2008, the FASB issued EITF Issue 08-6, Equity Method Investment Accounting Considerations ("EITF 08-6"). EITF 08-6 addresses questions about the potential effect of FASB Statement 141R Business Combinations and FASB Statement 160 Noncontrolling Interests in Consolidated Financial Statements on equity-method accounting under Opinion 18. EITF 08-6 would be effective prospectively for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of EITF 08-6 to have an impact.

Effective January 1, 2009, the Company adopted ASC Topic 815-40, Derivatives and Hedging (“ASC 815-40”). ASC 815-40 specifies that a contract would not be treated as a derivative if it met the following conditions: (a) indexed to the Company’s own stock; and (b) classified in shareholders’ equity in the Company’s statement of financial position. The Company’s outstanding warrants with certain reset exercise price provisions as detailed in note 13 are not considered to be indexed to its own stock. Therefore, these warrants have been treated as derivative financial instruments and recorded at their fair value as a liability.

In April 2008, the Financial Accounting Standards Board (“FASB”) issued new provisions on the determination of the useful life of intangible assets, as described in FASB Accounting Standards Codification (“FASB ASC”) 350, Goodwill and Other Intangible Assets (formerly FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets). The provisions amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of the provisions is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under U.S. GAAP. The new provisions are effective for fiscal years beginning after December 15, 2008. The Company adopted the provisions effective January 1, 2009 and the adoption of the provisions did not have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB staff issued Staff Position No. 157-2 Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 were effective for the Company’s fiscal year beginning November 15, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The adoption did not have a material impact on the consolidated financial statements.

In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

Comparison of Operation Results

Three Months ended March 31, 2010 as Compared to Three Months ended March 31, 2009

 Revenues

The following table presents our consolidated revenues for our main products for the three months ended March 31, 2010 and 2009, respectively, (in thousands):

	Three Months Ended March 31,
	2010	2009	%
	(Unaudited)	(Unaudited)	Change
Concentrated apple juice and apple aroma	$4,483	$317	1,314.2%
Concentrated pear juice	4,169	2,658	56.8
Concentrated kiwifruit juice and kiwifruit puree	2,661	1,428	86.3
Fresh kiwifruit	3,568	476	649.6
Fruit juice beverages	2,325	1,443	61.1
Fruit cider beverages	516	349	47.9
Consolidated	$17,722	$6,671	165.7%

Revenue for the three months ended March 31, 2010 was $17.7 million, an increase of $11.1 million, or 165.7%, when compared to $6.7 million for the same sales period of the prior year. This increase was primarily due to an increase in sales of concentrated apple juice and apple aroma and fresh kiwifruit.

      Sales from apple related products increased $4.2 million, or 1,314.2%, to $4.5 million for the three months ended March 31, 2010, compared to $0.3 million for the same period of 2009, primarily due to price recovery and an increase in demand for concentrated apple juice in the international market in the current squeezing season of apples.  In terms of sales volume, we sold approximately 5,155 tons of concentrated apple juice in the first quarter of 2010, compared with approximately 372 tons in the same period of 2009. In the last apple squeezing season, which was from August 2008 to March 2009, we only produced apple-related products for approximately 30 days due to a large decrease in the prices for apple-related products in that period caused by lower demand for concentrated apple juice in the international market, which we believed was the result of the instability of the world financial markets and its negative impact on the global economy.

In July 2009, we set up a Vegetable and Fresh Fruits Division to promote the sales of fresh kiwifruit in the Chinese domestic market. This helped increase sales of fresh kiwifruit by $3.1 million, or 649.6%, to $3.6 million for the three months ended March 31, 2010, as compared to $0.5 million for the same period of 2009.

Sales from concentrated kiwifruit juice and kiwifruit puree increased by $1.3 million, or 86.3%, to $2.7 million for the first quarter of 2010, compared to $1.4 million for the same period of 2009, primarily due to an increase in sales volume.  We believe that the increase was due to the increase in market recognition of our products in both the international and PRC markets and an increase in the market demand for small breed fruit products.  Due to their nutritional advantages and unique image and taste, the consumption of small breed fruits, such as kiwifruit and mulberry, and their processed products are on the rise worldwide.

Sales of concentrated pear juice increased to $4.2 million in the first quarter of 2010, an increase of $1.5 million or 56.8%, from $2.7 million in the same quarter of 2009, primarily due to an increase in demand for our concentrated pear juice coupled with an increase in price in the international market. In terms of sales volume, we sold approximately 4,930 tons of concentrated pear juice in the first quarter of 2010, compared with approximately 3,652 tons in the same period of 2009.

Revenue from our fruit juice beverages, which are sold in the PRC, was $2.3 million, an increase of $0.9 million, or 61.1%, compared to $1.4 million for the same period of fiscal 2009. This increase was primarily due to our enhanced marketing efforts and an increase in market demand for fruit juice beverages in the PRC. Historically, we had only sold our fruit beverages regionally in Shaanxi Province and other nearby cities in the PRC.

One of our strategies is to broaden the geographic presence of our brand-named fruit beverages and expand production and sales of higher margin fruit beverages in the PRC. On January 7, 2010, we engaged a beverage distributor in Beijing to focus on the sales and marketing of our fruit beverages to food and beverage wholesalers and retailers in the Beijing area. Our revenue from the sale of fruit juice beverages in the Beijing area was approximately $0.6 million, or 3.4% of our total revenue, for the first quarter of 2010. We did not sell any fruit juice beverages in the Beijing area in the first quarter of 2009. As Chinese per capita fruit juice consumption is lower compared with the world’s average, and as China's middle class expands and increases its wealth, we believe that there is significant domestic market potential for our fruit juice beverages.

Gross Profit and Gross Profit Margin

The following table presents the consolidated gross profit of our main products and the consolidated gross profit margin as for the three months ended March 31, 2010 and 2009, respectively (in thousands):

	Three Months Ended March 31,
Gross profit	2010	2009	% Change
	(Unaudited)	(Unaudited)
Concentrated apple juice and apple aroma	$875	$108	710.2%
Concentrated pear juice	1,617	1,276	26.7%
Concentrated kiwifruit juice and kiwifruit puree	1,730	740	133.8%
Fresh kiwifruit	1,883	298	531.9%
Fruit juice beverages	782	329	137.7%
Fruit cider beverages	276	174	58.6%
Consolidated	$7,163	$2,925	144.9%

			% Change
Gross profit margin
Concentrated apple juice and apple aroma	19.5%	34.1%	(42.8)%
Concentrated pear juice	38.8%	48.0%	(19.2)%
Concentrated kiwifruit juice and kiwifruit puree	65.0%	51.8%	25.5%
Fresh kiwifruit	52.8%	62.6%	(15.7)%
Fruit juice beverages	33.6%	22.8%	47.4%
Fruit cider beverages	53.5%	49.9%	7.2	% )%
Consolidated	40.4%	43.8%	(7.8

Gross profit for the three months ended March 31, 2010 was $7.2 million, an increase of $4.2 million, or 144.9%, compared to $2.9 million for the same period of 2009, primarily due to the significant increase in revenue. Gross margin decreased to 40.4%, a decrease of 7.8% from 43.8% for the three months ended March 31, 2010.

The decrease in gross profit margin in the three months ended March 31, 2010 when compared to the same period of 2009 was primarily due to (i) an increase in revenue from concentrated apple juice, which has a lower margin compared with our other fruit juice concentrates, and (ii) a decrease in the gross margin of concentrated apple juice and apple aroma, concentrated pear juice and fresh fruits, which was partially offset by an increase in the gross margin of concentrated kiwifruit juice and kiwifruit puree and fruit beverages.

The gross profit margin of concentrated apple juice and apple aroma decreased by 42.8% to 19.5% for the three months ended March 31, 2010, as compared to 34.1% for the same period of 2009, primarily due to an increase in the price of fresh apples, which was partially offset by an increase in the selling price of concentrated apple juice and apple aroma in the international market. We only produced concentrated apple juice and apple aroma for one month in the last squeezing season from August 2008 to March 2009 when the price of fresh apples was lower in the Chinese market, as we saw a decrease in the demand for concentrated apple juice in the international market at that time.

The gross profit margin of concentrated pear juice was 38.8% for the three months ended March 31, 2010, representing a decrease of 19.2% as compared to the same period of 2009. The decrease in the gross profit margin of concentrated pear juice was primarily due to an increase in the general price of fresh pears during the first quarter of 2010, as compared to prices in the same period of 2009, as a result of abundant harvests in 2009 that were not repeated during the same period of 2010. The negative impact of the general price increase of fresh pear on the gross profit margin was partially offset by an increase in the selling price of concentrated pear juice in the first quarter of 2010.

The gross profit margin of fresh kiwifruit decreased by 15.6% for the three months ended March 31, 2010 as compared to the same period of 2009, primarily due to an increase in the price we paid for higher quality fruit that we sold in the domestic PRC market.

The gross profit margin of concentrated kiwifruit juice and kiwifruit puree increased by 25.5% to 65.0% for the three months ended March 31, 2010, as compared to 51.8% for the same period of 2009. This increase was mainly due to the large decrease in the general price of fresh kiwifruit in the first quarter of 2010. Generally, we do not process fresh kiwifruit in the first quarter because of the shortage in raw material. However, because of the abundant output of fresh kiwifruit this year, we were able to purchase fresh kiwifruit at lower prices and process it in the first quarter of 2010.

The gross margin of our fruit beverages was 33.6%, an increase of 47.4%, for the three months ended March 31, 2010 from 22.8% for the same period of 2009, primarily due to an increase in the price of our fruit beverages in the Chinese market. In addition, the gross margin of our fruit beverages, which use concentrate and fruit puree as raw material, will also increase as the gross margin of our concentrated kiwifruit juice and kiwifruit puree increases.

The gross margin of our fruit cider beverages was 53.5% for the three months ended March 31, 2010, an increase of 7.2% as compared to 49.9% for the same period of 2009.  As we are one of the pioneers in the fruit cider industry in the Chinese market, our new products enjoy a higher gross margin as a result of the current lack of significant competition.

Operating Expenses

The following table presents consolidated operating expenses (in thousands) and operating expenses as a percentage of revenue for the three months ended March 31, 2010 and 2009, respectively:

	Three Months Ended March 31,
	2010	2009	% Change
	(Unaudited)	(Unaudited)
General and administrative	$766	$412	85.9%
Selling expenses	365	274	33.2%
Research and development	278	275	1.1%
Total operating expenses	$1,409	$961	46.6%

As a percentage of revenue
General and administrative	4.3%	6.2%	(30.6)%
Selling expenses	2.1%	4.1%	(48.8)%
Research and development	1.6%	4.1%	(61.0)%
Total operating expenses	8.0%	14.4%	(44.4)%

Our operating expenses consist of general and administrative expenses, selling expenses and research and development expenses.  Operating expenses increased to $1.4 million for three months ended March 31, 2010, an increase of 46.6% from $1.0 million for the same period of 2009.

General and administrative expenses increased to $766,232 for the three months ended March 31, 2010, an increase of 86.0% from $411,904 for the same period of 2009.  The increase in general and administrative expenses was mainly due to an increase in payroll and related expenses in SkyPeople (China) as a result of higher employee headcount and legal and auditing expenses in the first quarter of 2010 as compared to the same period of the prior year.

Selling expenses increased to $364,777 for the three months ended March 31, 2010, an increase of 33.2% from $273,588 for the same period of 2009.  This was mainly due to an increase in freight and transportation expenses as a result of higher sales.

Income from Operations

Income from operations increased to $5.8 million, an increase of 190.0% for the three months ended March 31, 2010 from $2.0 million for the same period of 2009.  As a percentage of revenue, income from operations was approximately 32.5% for the three months ended March 31, 2010 compared to 29.4% for the same period of 2009.  The increase in our income from operations was mainly due to the increase in our gross profit.

Other Income (Expense), Net

Other expense, net was $2,250,511 for the three months ended March 31, 2010, an increase of $2,119,191 as compared to other expense, net of $131,320 for 2009, primarily due to an increase in other expense from the change in fair value of warrant liability.

Subsidy income decreased to $43,562, a decrease of $44,238, or 50.4%, compared to $87,800 as compared to the first quarter of 2009. The subsidy income was for the rebates on the export to foreign countries in the first quarter of 2010.

Income Tax

Our provision for income taxes was $1.5 million for the three months ended March 31, 2010, an increase of $1.0 million, or 204.9%, from $493,870 for the same period of 2009.   The increase in tax provision was due to an increase in income before taxes.  Our effective tax rate was 27% for the three months ended March 31, 2010 and 2009.

We adopted ASC Topic 740, Income Taxes, on July 1, 2007 and have had no material adjustment to liabilities to unrecognized income tax benefits since its adoption.

Noncontrolling Interest

As of March 31, 2010, SkyPeople (China) held a 91.15% interest in Qiyiwangguo and Pacific held a 99% interest in SkyPeople (China).  Net income attributable to noncontrolling interests, which is deducted from our net income, was $332,262 for the three months ended March 31, 2010 compared to $99,274 for the same period of 2009.  The increase in the net income attributable to noncontrolling interests was mainly due to the increase in the net income generated by SkyPeople (China).

Net Income

Net income attributable to the Company was $1.7 million for the three months ended March 31, 2010, an increase of $0.4 million, or 34.4%, from $1.2 million for the same period of 2009 due to the factors described above.

Fiscal Year ended December 31, 2009 as Compared to Fiscal Year ended December 31, 2008

       Revenue

The following table presents our consolidated revenues for our main products for the fiscal years 2009 and 2008, respectively, (in thousands):
	Year Ended December 31,
	2009	2008	% Change
Concentrated kiwifruit juice and kiwifruit puree	$21,120	$13,603	55.3
Concentrated pear juice	9,072	11,993	(24.4)
Concentrated apple juice and apple aroma	6,046	6,854	(11.8)
Fruit juice beverages	7,536	5,326	41.5
Fruit cider beverages	2,438	-	N/A
Fresh kiwifruit	11,718	2,315	406.2
Kiwifruit seeds	1,320	1,558	(15.3)
Consolidated	59,250	41,649	42.3

Revenue increased to $59.2 million for 2009, an increase of $17.6 million or 42.3%, compared to $41.6 million for 2008.  This increase was primarily due to an increase in sales of concentrated kiwifruit juice and kiwifruit puree, kiwifruit seeds, fresh kiwifruit and fruit beverages, which was partially offset by a decrease in sales of concentrated pear juice, concentrated apple juice and apple aroma.

We believe that the increase in sales of concentrated kiwifruit juice and kiwifruit puree was due to the increase in market recognition of our products in both the international and PRC markets and an increase in the market demand for small breed fruit products.  Sales from kiwifruit related products, except fruit beverages, increased by $16.7 million or 95.4% to $34.2 million for 2009, compared to $17.5 million for 2008.  Due to their nutritional advantages and unique image and taste, the consumption of small breed fruits, such as kiwifruit and mulberry, and their processed products are on the rise worldwide.

Sales of concentrated pear juice decreased to $9.1 million in 2009, a decrease of $2.9 million or 24.4%, from $12.0 million in 2008, primarily due to a decrease in price of our concentrated juice products in the international market which we believe was the negative effect from the worldwide economic crisis.

The revenue of our fruit beverages in the PRC increased to $7.5 million, an increase of $2.2 million or 41.5%, compared to $5.3 million for 2008, due to marketing efforts and an increase in market demand for fruit juice in the Chinese market.

We also began sales of our fruit cider beverages in 2009, which generated $2.4 million in revenue.  We had no corresponding sale of fruit cider beverages in 2008.

Sales from apple related products decreased to $6.0 million in 2009, a decrease of $0.8 million or 11.8%, compared to $6.8 million for 2008, primarily due to a decrease in the price of apple-related products in the international market.  Although we saw a price recovery for concentrated apple juice in the international market in the current squeezing season of 2009, the average sales price of apple related products was still lower in 2009 when compared with 2008.

Based on our estimates, we exported products, directly or indirectly, from the PRC that represented approximately 22% and 34%, respectively, of our revenue in 2009 and 2008.  Sales to our five largest customers accounted for approximately 39% and 37% of our revenue in 2009 and 2008, respectively.

Gross Margin

The table below presents the consolidated gross profit of our main products and the consolidated gross margin for 2009 and 2008, respectively (in thousands):

	Year Ended December 31,
	2009	2008	% Change
Concentrated kiwifruit juice and kiwifruit puree	$9,980	$7,339	36.0%
Concentrated pear juice	3,691	4,553	(18.9)%
Concentrated apple juice and apple aroma	1,349	1,443	(6.5)%
Fruit juice beverages	2,109	1,831	15.2%
Fruit cider beverages	1,185	-	-
Fresh kiwifruit	5,761	1,492	286.1%
Kiwifruit seeds	1,306	1,384	(5.6)%
Consolidated	$25,381	$18,042	40.7%

Gross profit as a % of Revenue (Gross Margin)
Concentrated kiwifruit juice and kiwifruit puree	47.3%	54.0%	(12.4)%
Concentrated pear juice	40.7%	38.0%	7.1%
Concentrated apple juice and apple aroma	22.3%	21.1%	5.7%
Fruit juice beverages	28.0%	34.4%	(18.6)%
Fruit cider beverages	48.6%	-	-
Fresh kiwifruit	49.2%	64.4%	(23.6)%
Kiwifruit seeds	98.8%	88.8%	11.4%
Consolidated	42.8%	43.3%	(1.2)%

Gross margin decreased to 42.8%, a decrease of 1.2%, from 43.3% for 2008.  In terms of absolute dollars, gross profit for 2009 was $25.3 million, an increase of $7.3 million or 40.7%, compared to $18.0 million for 2008, primarily due to a significant increase in revenue.

The decrease in gross margin in 2009 was primarily due to a decrease in the gross margin of concentrated kiwifruit juice and kiwifruit puree, fruit beverages and fresh kiwifruit, which was partially offset by an increase in the gross margin of concentrated pear juice, concentrated apple juice and apple spice and kiwifruit seeds.

The gross margin of concentrated kiwifruit juice and kiwifruit puree decreased to 47.3%, a decrease of 12.4%, for 2009 compared to 54.0% for 2008.  This decrease was mainly due to the large decrease in the price of fresh kiwifruit in the 2008 kiwifruit squeezing season as a result of abundant harvests that were not repeated during the 2009 squeezing season.

The gross margin of fresh kiwifruit decreased to 49.2%, a decrease of 23.6% for 2009 compared to 64.4% for 2008, primarily due to an increase in the price we paid for higher quality fruit that we sold in the domestic PRC market.

The gross margin of our fruit beverages decreased to 28.0%, a decrease of 18.6%, for 2009 from 34.4% for 2008.  We reduced selling prices during the lunar New Year holiday season in the PRC during 2009 as a sales promotion, which we had not done in 2008.

We began selling fruit cider beverages in the first quarter of 2009 in the Chinese market and had a gross margin of 48.6% for fruit cider beverages in 2009.  As we are one of the pioneers in the fruit cider industry in the Chinese market, our new products enjoy a higher gross margin as a result of the current lack of significant competition.

The gross margin of concentrated pear juice increased to 40.7%, an increase of 7.1%, for 2009 from 38.0% for 2008.  The increase in the gross margin of concentrated pear juice was primarily due to a large decrease in the general price of fresh pears during the July 2008 to April 2009 squeezing season due to an abundant pear harvest in 2009.  As a result, the general price of pears decreased in 2009, which in turn improved our gross margin in pear related products.

The gross margin of concentrated apple juice and apple spice remained fairly stable at 22.3% for 2009 compared to 21.1% for 2008.  Our gross margins on apple juice and apple aroma were negatively affected in 2009 due to increased demand and lower market prices worldwide.  However, in the fourth quarter of 2009, prices for apple juice and apple spice increased in international markets.

In 2009, our gross margins on kiwifruit seeds increased to 98.9%, an increase of 11.4%, compared to 88.8% in 2008.  Kiwifruit seeds are the byproduct of kiwifruit juice.  They are removed from the fresh kiwifruit when we process kiwifruit juice for purity. Hence, incremental costs are very limited and our gross margin on kiwi seeds is higher than the gross margin for any of our other products.

Operating Expenses

The following table presents consolidated operating expenses (in thousands) and operating expenses as a percentage of revenue for 2009 and 2008, respectively:
	Year Ended December 31,
	2009	2008	2007
General and administrative	$2,433	$2,831	(14.1)%
Selling expenses	918	1,453	(36.8)%
Research and development	1,103	450	145.1%
Accrued liquidated damages	--	254	(100.0)%
Total operating expenses	$4,454	$4,988	(10.7)%

As a percentage of revenue
General and administrative	4.1%	6.8%	(39.7)%
Selling expenses	1.5%	3.5%	(57.1)%
Research and development	1.9%	1.1%	72.7%
Accrued liquidated damages	--	0.6%	(100.0)%
Total operating expenses	7.5%	12.0%	(37.5)%

Our operating expenses consist of general and administrative expenses, selling expenses and research and development expenses.  Operating expenses decreased to $4.5 million for 2009, a decrease of 10.7%, from $5.0 million for 2008.

General and administrative expenses decreased to $2.4 million for 2009, a decrease of 14.1%, from $2.8 million for 2008.  The decrease in general and administrative expenses in 2009 compared to 2008 was mainly due to the decrease in depreciation expenses for our Huludao Wonder facility, where we only produced concentrated apple juice for one month in 2008 due to the lower demand for concentrated apple juices in the international market as a result of the instability of the world financial markets and their influence on the global economy. As a result, we recorded all the depreciation expenses related to  our production machinery in general and administrative expenses in the squeezing season of 2008. However, in the squeezing season of 2009, there was an increase in demand for our apple products. Our Huludao Wonder facility reached its full capacity during the squeezing season of 2009 and as a result the depreciation expenses related to our production machinery were recorded in the cost of goods sold in 2009. We believe that our operating expenses will increase in absolute dollar terms in the future compared to previous years due to the expansion of our business.

Selling expenses decreased to $918,406 for 2009, a decrease of 36.8%, from $1.5 million for 2008.  This was mainly due to a decrease in freight and transportation expenses not reimbursed by customers as a result of the increase in domestic sales. We usually incur more freight and transportation expenses for international sales, as we have to ship our products to the shipping port, and these expenses generally are not reimbursed by customers.  An increase in sales of fresh fruit, which have lower transportation costs, also contributed to lower selling expenses in 2009.

Research and development expenses increased to $1.1 million, an increase of 145.1%, for 2009, from $449,695 for 2008 due to our entry into two contracts with an outside research institute to develop new products in 2008.  The term of the two contracts was from August 2008 to December 2010, with a monthly payment of RMB 600,000, or $87,900 based on the exchange rate as of December 31, 2009.

We accrued $254,301 as liquidated damages in 2008 due to a failure to meet the timetables provided for in the registration rights agreement which we executed in connection with our 2008 private placement.  We reversed this liability to additional paid in capital in 2009 when we entered into an agreement with the holders of our Series B Preferred Stock that released us from any claim by them to obtain these damages.

Income from Operations

Income from operations increased to $21.0 million, an increase of 60.3%, for 2009 from $13.1 million for 2008.  As a percentage of revenue, income from operations was approximately 35.3% for 2009 compared to 31.3% for 2008.  The increase in the income from operations was mainly due to an increase in revenue and a decrease in operating expenses.

Other Income (Expense), Net

Other income (expense), net was $1.5 million for 2009, compared to $(198,423) for 2008, primarily due to an increase in subsidy income and a decrease in interest paid on new term loan facilities in 2009 to support our expansion, which was offset by a decrease in change in fair value of warrant liability.

As we have been recognized as a High and New Technology Enterprise in Shaanxi Province for the past three years, the local government has granted us various subsidies.  We had subsidy income of $2.2 million in 2009, which increased from $316,152 for 2008. Of the total in 2009, RMB 9 million, or $1.3 million, was provided to support our kiwifruit industrialization development plan; RMB 1.6 million, or $234,285, was to support our pear processing and production operations and the remainder was provided in support of other aspects of our activities.  Of the total in 2008, RMB 1.5 million, or $215,559, was a rebate for interest expense on loans from local banks and RMB 0.7 million, or $100,593, was in recognition of our efforts to protect the environment from the effects of our production processes. Although we have enjoyed government support and subsidies in the past, we cannot assure you that we will continue to be eligible for government grants or other forms of government support or that if we are eligible, we will continue to obtain the same level of subsidies.

Income Taxes

Our provision for income taxes was $6.0 million for 2009, an increase of $3.8 million or 170%, from $2.2 million for 2008.   The increase in tax provision was due to an increase in income before taxes and an increase in the effective tax rate of SkyPeople (China). SkyPeople (China) was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled SkyPeople (China) to tax-free treatment from January 2007 to December 2008. Starting in January 2009, SkyPeople (China) was subject to the regular tax rate of 25%. The tax rate of our indirect PRC subsidiaries, Qiyiwangguo and Huludao Wonder, was reduced from 33% to 25%, effective January 2008 pursuant to the new PRC tax law passed on March 1, 2007.  Yingkou has not commenced operating business as of the date of this prospectus . As a result, our consolidated income tax rates were effectively 26% and 17% in 2009 and 2008, respectively.

We adopted ASC Topic 740, Income Taxes, on July 1, 2007 and have had no material adjustment to liabilities to unrecognized income tax benefits since its adoption.

Noncontrolling Interest

As of December 31, 2009, SkyPeople (China) held a 91.15% interest in Qiyiwangguo and Pacific held a 99% interest in SkyPeople (China).  Net income attributable to noncontrolling interests, which is deducted from our net income, was $1.2 million for 2009 compared to $613,135 for 2008.  The increase in the net income attributable to noncontrolling interests was mainly due to the increase in the net income generated from SkyPeople (China).

Net Income

Net income was $15.2 million for fiscal 2009, an increase of $5.2 million, or 52%, from $10.0 million for 2008.

Liquidity and Capital Resources

As of March 31, 2010, we had cash and cash equivalents of $30.0 million, and increase of $15.6 million, or 108.3%, from $14.4 million as of December 31, 2009.   As of December 31, 2009, we had cash and cash equivalents of $14.4 million, a decrease of $869,671 or 5.7%, from $15.3 million as of December 31, 2008. We believe that projected cash flows from operations, anticipated cash receipts, cash on hand, and trade credit will provide the necessary capital to meet our projected operating cash requirements for at least the next 12 months, with the exception of the expansion of our current production capacity.

On November 3, 2009, we completed a resale public offering of 3,105,000 shares of our Common Stock at a public offering price of $3.00 per share, pursuant to a registration statement on Form S-1. The shares of Common Stock sold in the public offering were issued upon exercise of the warrants issued to the investors in our 2008 private placement.  We received approximately $7.9 million in gross proceeds from the exercise of all of the foregoing warrants.

Our working capital has historically been generated from our operating cash flow, advances from our customers and loans from bank facilities.

Our working capital was $39.5 million as of March 31, 2010, an increase of $10.8 million, or 37.2%, compared to working capital of $29.0 million as of December 31, 2009, mainly due to an increase in cash and a decrease in income tax payables. The most significant sources of increase in working capital for the three months ended March 31, 2010 were $6.1 million from operating activities, proceeds of $3.0 million from the issuance of 1,160,451 shares of our Common Stock from the exercise of warrants and $6.9 million from new short term loans. The most significant use of working capital during the three months ended March 31, 2010 was the payment of income tax of $2.6 million.

Our working capital was $29.0 million as of December 31, 2009, an increase of $15.6 million or 116.4%, compared to working capital of $13.4 million as of December 31, 2008, mainly due to an increase in accounts receivable and a decrease in short term loan payables. The most significant sources of working capital during fiscal 2009 were $1.6 million from operating activities, proceeds of $7.9 million from the issue of our Common Stock from the exercise of warrants and $13.2 million from short term loans. The most significant use of working capital during fiscal 2009 was the purchase of Yingkou at the net cash purchase price of $3.3 million and the repayment of $19.0 million of short term loan payables.

For our long term planned expenditures for equipment and land we will likely need to seek additional debt or equity financing.  We believe that any such financing could come in the form of debt or the issuance of our Common Stock in a private placement or public offering.  However, there are no assurances that such financing will be available or available on terms acceptable to us.  To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy.

The majority of our capital expenditures are for the expansion of our production capacity.  In the past two years, our annual capital expenditures ranged from $6.1 million to $5.4 million.  We financed our capital expenditures and other operating expenses through operating cash flows and bank loans.   As of March 31, 2010, the balance of our short term loans totaled RMB 83.8 million, or $12.3 million based on the exchange rate of March 31, 2010, with interest rates ranging from 4.86% to 9.03% per annum.   As of December 31, 2009, the balance of short term loans totaled RMB 37,000,000, or $5,420,531 based on the exchange rate of December 31, 2009, with an interest rate of 9.03% per annum. These loans were collateralized by land and buildings, and will be due in June 2010.

We expect to expend approximately $60 million on capital improvements and the acquisition or license of technology or other companies in 2010 and 2011.  We plan to improve and expand our Huludao and Qiyiwangguo facilities. We currently expect such improvements to include the set up of a 50 ton/hour concentrated apple juice production line, a 10 ton/hour concentrated pomegranate production line, one fructose production line and two fruit beverage production lines.  We intend to use the net proceeds from this offering and cash generated from operations to finance our capital improvement activities.

Contractual Obligations

The following contractual obligations servicing table describes our overall future cash obligations based on various current contracts in the next five years:
	Payments Due by Period (at December 31, 2009)
	Total	Less than 1 Year	1 – 3 Years	After 3 Years
Short-term Notes Payable	$5,420,531	$5,420,531	$-	$-
Interest on Notes Payable	237,860	237,860	-	-
Contract with Shaanxi Normal University *	1,054,800	1,054,800	-
Construction in Progress	615,303	615,303	-	-
Acquisition of Plant and Machinery	1,325,221	1,325,221	-	-
Total	$8,653,715	$8,653,715	$-	$-

*
We have two research and development contracts with Shaanxi Normal University to develop new products. These two contracts are from August 2008 to December 2010 with a monthly payment of RMB 600,000, or $87,900.

We did not have any non-cancelable operating agreements or purchase obligations as of December 31, 2009.

BUSINESS

Company Overview

We are engaged in the production and sales of fruit juice concentrates (including fruit purees, concentrated fruit purees, and concentrated fruit juices), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC.  Our fruit juice concentrates, which include apple, pear and kiwifruit concentrates, are sold to domestic customers, including end users and, currently, one distributor in Beijing,  and exported directly or via distributors. Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we estimate that our products are exported to North America, Europe, Russia, South Korea and the Middle East.  We sell our Hedetang branded bottled fruit beverages domestically primarily to supermarkets in the PRC. In fiscal year 2009, sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 61%, 17%, and 22% of our revenue, respectively, compared to approximately 78%, 13% and 9% in fiscal year 2008, respectively.   Sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 64%, 16%, and 20% of our revenue, respectively, for the three months ended March 31, 2010, compared to approximately 66%, 27% and 7%, respectively, for the same period of 2009.

Specialty fruit juices, or small breed fruit juice, are juices squeezed from fruits that are grown in relatively small quantities such as kiwifruit juice, mulberry juice, and pomegranate juice, and juices with small output due to various factors including technical challenges in the production process even though the fruits from which the juices are made are grown in large quantities and commonly available, such as pear. Currently, our specialty juice beverage offering includes kiwifruit, pear and mulberry related juice products.   In May 2010, we added concentrated turnjujube juice to our specialty juice product offering. We are in the process of applying for patents in the PRC for a technology to produce concentrated persimmon juice and a technology to produce concentrated turnjujube juice . We believe that we are currently one of the few companies able to produce specialty fruit juices on a large scale in the PRC and we believe we are a leading specialty fruit juice producer in the PRC.

We believe our competitive advantages include our strategic location to the fruit production centers, our application of modern equipment and our proprietary technologies and processes.

We operate three manufacturing factories and are constructing a fourth factory in the PRC. To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on producing single fruit based concentrates and beverages according to the proximity of such manufacturing facility to the supply center of that fruit. All concentrated juice products are manufactured using the same type of production line with slight variations in processing methods.

The PRC has the largest planting area of kiwifruit and apples in the world.  Shaanxi Province, the location of two of our factories, has the largest planting area of kiwifruit and apples in the PRC.  In 2009, the kiwifruit planting area in Shaanxi Province was approximately 99,000 acres, which constituted approximately 30% and 60% of the worldwide and the PRC kiwifruit planting area, respectively. The apple planting area in Shaanxi Province was 15 million acres, and the output was 8.15 million tons in 2008, which was approximately 33% and 11% of the national and worldwide output, respectively.  Pear, pomegranate, strawberry, peach and cherry yields are also high in Shaanxi Province.  Liaoning Province, the location of our Huludao Wonder factory, abounds with high acidity apples in the PRC. Other raw materials used in our business include pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water.

We use modern equipment and technology employed at our production factories in Shaanxi and Liaoning Provinces. We purchase our key production equipment from top ranking foreign equipment manufacturers which helps us ensure product quality, control processing costs and meet tougher international juice standards such as ISO9001, HACCP and Kosher.

We currently possess seven proprietary technologies in fruit juice production. Among these seven proprietary technologies, we have obtained two patents and are in the process of applying for patents for the other five technologies. Our patents relate to crushing fruit and fruit skin removal and removal of dirt and fruit hair from fruit skin. These two patents are used in kiwifruit processing, which differentiates us from other competitors. We have also adopted some advanced technology in the industry, such as use of flow-through capacitor membrane, low temperature reverse osmosis concentration, cold breakdown process and the technology of resin discoloring.

In 2009, we produced 37,687 tons of fruit juice concentrate, 24,640,690 bottles of fruit juice beverages and 8,922 tons of fresh and other fruit related products compared with 21,591 tons of fruit juice concentrate, 13,939,084 bottles of fruit juice beverages and 5,984 tons of fresh and other fruit related products in 2008.

Our revenue has increased significantly from 2006 to 2009 with revenue of approximately $17.4 million in 2006, approximately $29.4 million in 2007, approximately $41.7 million in 2008 and approximately $59.2 million in 2009.   For the three months ended March 31, 2010, our total sales reached $17,721,296, an increase of $11,050,235, or 165.6%, compared to $6,671,061 for the same period of 2009. We intend to expand our current production facilities and consider acquisition opportunities in the fruit product industry to increase our fruit processing capacity and our annual yield to meet increasing customer demand.

Industry and Market Overview

Global Market

The fruit juice processing industry is an emerging industry.  Consumption of fruit juice beverages has grown and sales have increased rapidly in recent years due to the increasing health consciousness of consumers and the natural and healthy quality of fruit juice beverages.  Global Industry Analysts, Inc. reported in the “Fruit & Vegetable Juices Market: A Global Strategic Business Report” that the global market for fruit and vegetable juice beverages is forecast to reach 53 billion liters by 2010 with markets in North America and Europe representing approximately 60% of the market and the Asian-Pacific markets experiencing the fastest growth.

According to the Fruit Juice Segment of the PRC Food and Agriculture Export Association, (www.Chinajuice.org) from 2003 to 2007, the output of fruit juice concentrates and fruit beverages in the PRC increased from 3,100,000 tons to 10,800,000 tons.  Approximately 90% of the output of concentrated juices in the PRC is exported to foreign countries. The demand and the price of concentrated fruit juice decreased in the international market in the second half of 2008 because of the negative effects from the worldwide economic crisis. In 2008, the PRC exported approximately 692,900 tons of concentrated fruit juice, a decrease of 34% compared with 2007. However, as the world economy began recovery, the export quantity of concentrated fruit juice in the PRC increased in 2009. As an example, the PRC exported approximately 795,700 tons of concentrated apple juice in 2009, an increase of 15% compared with 2008. Meanwhile, the average price of concentrated fruit juice also began to recover in 2009.

The PRC Market

Increasing disposable income and health consciousness of Chinese consumers is a positive indicator for continued growth in the Chinese fruit juice beverage market.  The PRC has the world’s largest population, but the consumption of fruit beverages is relatively low. According to the report “Investment in China Fruit Juice Beverages Business and Forecast for 2010 to 2015” published by the China Investment Consultants, an independent research firm, the annual per capita consumption of fruit beverages in the PRC was no more than 1 kilogram, which only accounted for 10% of the average world per capita consumption and 2.5% of the average per capita consumption in industrialized countries. If people in the PRC were to consume fruit beverages at the average annual world per capita consumption rate, the PRC’s market capacity for fruit juice beverages could reach 9.1 million tons, compared to approximately 0.9 million tons currently, indicating that there is a great potential market for fruit juice beverages in the PRC.  We believe that the increasing health consciousness of consumers and quality of living powered by the PRC’s economic growth will continue to fuel the demand for our fruit juice products.

Industry Challenges

Rapid growth in the fruit processing industry in the PRC and worldwide has placed significant pressure on producers to increase production capacities while managing increased costs associated with transport logistics and raw materials.  To respond effectively, producers must:

•	ensure access to raw materials to adequately meet planned processing capacities and annual yield.

•	respond quickly to market supply and demand and effectively introduce new products to the market; and

•	maximize processing capacity and annual yield without significantly increasing cost of sales or compromising product quality.

Our Strengths

Strategic Location, Raw Material Control and Resource Advantages

We operate three factories and are constructing a fourth factory in the PRC. To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on producing single fruit based concentrates and beverages according to the proximity of such manufacturing facility to the supply center of that fruit. All concentrated juice products are manufactured using the same type of production line with slight variations in processing methods. We operate our pear juice products business out of our Jingyang Branch Office of SkyPeople (China). Our business involving apple juice products is operated out of Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”), and our business involving kiwifruit products is operated out of Qiyiwangguo, in which we have held a 91.15% ownership interest since June 2006.  Yingkou is expected to commence operation in August, 2010. Upon operation, Yingkou will produce apple concentrate.

The PRC has the largest planting area of kiwifruit and apples in the world.  Shaanxi Province, the location of two of our factories, has the largest planting area of kiwifruit and apples in the PRC.  In 2009, the kiwifruit planting area in Shaanxi Province was approximately 99,000 acres, which constituted approximately 30% and 60% of the worldwide and the PRC kiwifruit planting areas, respectively. The apple planting area in Shaanxi Province was 15 million acres, and the output was 8.15 million tons in 2008, which was approximately 33% and 11% of the national and worldwide output, respectively.  Pear, pomegranate, strawberry, peach and cherry yields are also high in Shaanxi Province.  Liaoning Province, the location of our Huludao Wonder factory, abounds with high acidity apples in the PRC. Other raw materials used in our business include pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water.

Equipment, Technology and Quality Advantages

We believe one of our competitive advantages is the modern equipment and technology employed at our production factories in Shaanxi and Liaoning Provinces. We purchase our key production equipment from top ranking foreign equipment manufacturers which helps us ensure product quality, control processing costs and meet tougher international juice standards such as ISO9001, HACCP and Kosher.

We currently possess seven proprietary technologies in fruit juice production. Among these seven proprietary technologies, we have obtained two patents and are in the process of applying for patents for the other five technologies.

Our two PRC patents relate to crushing fruits and fruit skin and seed removal and removal of dirt and fruit hair from fruit skin. These two patents are used in kiwifruit processing, which differentiates us from other competitors. We have also adopted some advanced technology in the industry, such as flow-through capacitor membrane, low temperature reverse osmosis concentration, cold breakdown process and the technology of resin discoloring.

Our proprietary processes give us the ability to produce specialty fruit juices, or small breed fruit juice, which is another of our competitive advantages. Specialty fruit juices, or small breed fruit juice, are juices squeezed from fruits that are grown in relatively small quantities such as kiwifruit juice, mulberry juice, and pomegranate juice, and juices with small output due to various factors including technical challenges in the production process even though the fruits from which the juices are made are grown in large quantities and commonly available, such as pear. Currently, our specialty juice beverage offering includes kiwifruit juice and mulberry juice.   In May 2010, we added concentrated turnjujube juice to our specialty juice product offering. In addition, we have technologies to produce concentrated persimmon juice and concentrated orange juice even though we do not currently offer these products, primarily because of the constraint of our production capacity . We may introduce these products in the future depending on the level of market demand and the level of investment required on our part.   Should we decide to produce and sell persimmon juice, we may also need to add separate production line for the production of persimmon juice.  Further, as Shaanxi Province is not rich in oranges, should we decide to produce and sell orange juice products, we will need to establish or acquire facilities in or close to a region that is rich with orange output. We do not currently have any such specific acquisition plan.

Our technology allows us to develop and produce beverages, such as our new mulberry and kiwifruit cider beverages, which we introduced in the Chinese market in the first quarter of 2009 , and concentrated turnjujube juice, which we introduced in the Chinese market in May 2010 .  We believe our new juice beverages have higher gross margins than that of the industry average.

Product Diversity

Our products include fruit juice concentrates and fruit juice beverages from apples, pears, kiwifruit and mulberries.  We also sell organic fresh fruit, kiwifruit seed and apple aroma.  Our range of products and production flexibility help us compete in international markets, lessen risks associated with commodity prices, seasonality and consumer preferences and supplement our revenue.  In fiscal year 2009, sales of our fruit concentrates, fruit beverages and other fruit related products represented 61%, 17%, and 22% of our revenue, respectively, compared to 78%, 13% and 9% in fiscal year 2008.  For the three months ended March 31, 2010, sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 64%, 16%, and 20% of our revenue, respectively, compared to approximately 66%, 27% and 7%, respectively, for the same period of 2009.
Operations Team

We have a professional, highly educated and motivated business administration and technology development team.  Our operating managers have an average of more than 10 years of experience in the fruit juice beverage industry.  We have established good relationships with one scientific research institute and experienced consultants that we believe have been instrumental to our growth.

Chinese Government Support

The PRC government’s agricultural industrialization policy supports our business.  SkyPeople Juice Group Co., Ltd. (formerly known as Shaanxi Tianren Organic Food Co., Ltd.), or SkyPeople (China), a 99% owned subsidiary of our wholly owned subsidiary, Pacific Industry Holding Group Co., Ltd., or Pacific, was awarded the status as a nationally recognized High and New Technology Enterprise in December 2006.  As a result, we received subsidies from the local government of Shaanxi Province of approximately $2,169,380 and $316,152 in 2009 and 2008, respectively, and  approximately $43,562 and $87,800 in the three months ended March 31, 2010 and 2009, respectively. We used such government subsidies to pay for research and development expenses. Even though we enjoyed government support and subsidies in the past, we can not assure you that we will continue to be eligible for government grants or other forms of government support, or that if we are eligible, we will continue to obtain the same level of subsidies.

Our Strategy

We have a multipronged growth plan to respond to market opportunities.

Increase Our Capacity

We intend to continue to expand the production capacity of our three existing manufacturing facilities.  We also intend to consider acquisition opportunities in order to further expand capacity.  We believe there are attractive acquisition opportunities which could allow us to further increase our fruit concentrate and fruit juice beverage market share.

Diversify Our Products

We plan to broaden our fruit product offerings in order to further diversify our product mix.  We expect our strategic focus to be on expanding into fruits with harvesting seasons complementary to our current fruits.  This will enable us to lengthen our squeezing season, thus increasing our annual production of fruit concentrates and fruit juice beverages.  In the first quarter of 2009, we introduced mulberry and kiwifruit cider beverages in the Chinese market.   In May 2010, we added concentrated turnjujube juice to our product offering. In addition, we intend to enhance our research and development activities in order to develop and produce innovative high margin products like polyphenol, an antioxidant compound with health benefits, from concentrated fruit juice to further diversify our product mix and increase our revenue.

Enlarge Our Worldwide Customer Base

We intend to strive to expand our worldwide customer base by strengthening current relationships with distributors and end users in our existing markets.  We also plan to expand upon our customer base by developing new relationships with strategic distributors and end users in markets we have not yet penetrated and adding direct customers in North America.

Focus on Improving Gross Margins

We plan to continue to focus on creating new high margin products in the future to supplement our current product offering.  We introduced a new kiwifruit concentrated juice product to the market in the fourth quarter of 2008.  The gross margin on our kiwifruit concentrate juice product was 47.3% in 2009, which we believe was higher than the average gross margin for the industry, primarily due to the efficiencies of certain of our proprietary kiwifruit juice making processes.  In addition, we are making efforts to improve margins for our fruit beverages.  In the first quarter of 2009, we developed and introduced a fruit cider beverage that tested well in the market.  The gross margin of our fruit cider beverages was 48.6% for 2009, versus an average gross margin of 28.0% for our pure fruit beverages during the same period.  In July 2009, we set up a Vegetable and Fresh Fruits Division to promote the sales of fresh kiwifruit in the PRC domestic market.  Revenue from sales of fresh kiwifruit in 2009 was $11.8 million, an increase of $9.5 million, or 406.2%, as compared to revenue of $2.3 million in 2008. The gross margin of our fresh fruits was 49.2% for 2009,  as compared to 64.4% for 2008, primarily due to an increase in the price we paid for higher quality fruit that we sold in the domestic PRC market. However, this gross margin is still higher than our average gross margin for fruit juice concentrate and fruit beverages.

Broaden Geographic Presence of Brand Name

We estimate 22% and 34% of our sales in 2009 and 2008,  respectively, and 43% and 31% in the three months ended March 31, 2010 and 2009, respectively, were generated from markets other than the PRC.  Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we estimate that our main export markets are the United States, the European Union, South Korea, Russia and the Middle East.

We currently market our Hedetang brand fruit juice beverages in only certain regions of the PRC.  In the first quarter of 2010, we began to execute our plan to expand the market presence of Hedetang over a broader geographic area in the PRC.  We believe that there is a large domestic market potential for fruit juice beverages because of the expanding size of the Chinese middle class and the increasing awareness of a healthy lifestyle. Further, we believe prices of our branded fruit juice beverages are generally less susceptible to general market conditions than those of our fruit juice concentrates. In the past year, sales of our own branded fruit juice beverages had been less affected negatively by the international economic conditions than sales of fruit juice concentrates. We plan to further develop our fruit cider beverage distribution, continue to emphasize product innovation and expand our fruit juice sales network over the next three to five years by adding marketing and sales personnel.

Principal Products

There are two general categories of fruit and vegetable juices available in the market. One is fresh juice that is canned directly after filtering and sterilization upon being squeezed out of fresh fruits or vegetables. The other general category is juice drinks made out of concentrated fruit and vegetable juices. Concentrated fruit and vegetable juices are produced through the pressing, filtering, sterilization and evaporation of fresh fruits or vegetables. They are used as the base material or ingredient for products such as drinks, fruit jams and fruit wines. Concentrated juices are not drinkable. Instead, they are used as a basic ingredient for manufacturing juice drinks and as an additive to fruit wine and fruit jam, cosmetics and medicines.

Our core products are concentrated apple, pear and kiwifruit juices, fruit beverages and fresh fruits.  The ability to produce fruit beverages is important when fresh fruit is out of season and fruit concentrate cannot be produced.  Our range of products and production flexibility allows us to diversify our operational risks and supplement our revenue.  Sales of fruit concentrates, fruit beverages and fresh fruit, kiwifruit seeds and other products comprised 61%, 17% and 22% of revenue for 2009, respectively, as compared to 78%, 13% and 9% for fiscal year 2008, respectively.  Sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 64%, 16%, and 20% of our revenue, respectively, for the three months ended March 31, 2010, compared to approximately 66%, 27% and 7%, respectively, for the same period of 2009.

Fruit Juice Concentrate

Our fruit juice concentrated products are produced from July or August to April of each year.  Fruit juice concentrates are manufactured through a multi-stage process, which includes pressing, filtering, sterilizing and evaporating fresh fruits and fruit juices.  Fruit juice concentrates are used as the base ingredient in fruit beverages and are also used in other products such as ice cream, fruit wine and, to a lesser extent, cosmetics and medicine.  We currently sell apple, pear and kiwifruit concentrates.  Our fruit juice concentrated products for apple and pear include concentrated apple and pear juice.  Our concentrated kiwifruits are made of three different categories: kiwifruit puree, concentrated kiwifruit puree and concentrated kiwifruit juice.

Kiwifruit puree is prepared from clean, sound kiwifruits that have been washed and sorted prior to processing.  The kiwifruits are crushed and pressed and the pulp of the kiwifruit is kept.  All of the water and some of the pulp are then removed from the kiwifruit puree and the sugar level is increased in order to produce concentrated kiwifruit puree.  Advanced technologies maintain the natural flavors and nutrients of the kiwifruit puree.  Kiwifruit puree and concentrated kiwifruit puree are ideal raw materials used in the production of concentrated kiwifruit juices, kiwifruit beverages, kiwifruit flavored ice creams, smoothies and health care products. Concentrated kiwifruit juice is made from concentrated kiwifruit puree by removing all of the remaining pulp.

Concentrated apple juice and concentrated pear juice are prepared from fresh fruits.  Fruit juice concentrates can also be combined with other fruit juices for the production of blended fruit juices, canned foods, confectionaries, fruit cider beverages and other beverage products.  The gross margins for our fruit juice concentrates were 41.4% and 41.1% in fiscal years 2009 and 2008, respectively , and 37.3% and 48.2% in the three months ended March 31, 2010 and 2009, respectively.

Fruit Beverages

Our fruit beverages are produced and sold in all seasons.  The manufacturing process for fruit beverages involves further processing of fruit juice concentrates.  Our fruit beverages are divided into two categories: pure fruit juice and fruit cider beverages.  We currently produce fruit beverages for kiwifruit and mulberry fruit.  Pure fruit juice and fruit cider beverages accounted for 12.7% and 4.1% of revenue in 2009, respectively.  We tested and began marketing fruit cider beverages in the first quarter of 2009 and, based on preliminary results, we anticipate that our fruit cider beverages will experience rapid sales growth in the Chinese market.   In the three months ended March 31, 2010, pure fruit juice and fruit cider beverages accounted for 16.0% of revenue, compared to 26.9% in the same period of 2009.   As fruit cider beverages are a relatively new product in the PRC market, we currently do not face significant competition and are able to price our fruit cider beverages to achieve a higher gross margin at 48.6% in 2009 than our pure fruit juice at 28.0% in fiscal year 2009. The gross margins for our fruit beverages were 28.0% and 34.4% in fiscal years 2009 and 2008, respectively, and 37.2% and 28.1% in the three months ended March 31, 2010 and 2009, respectively.

Fruit beverages are an important product line because they can be produced year round, as compared to our fruit juice concentrated products, which experiences seasonality.  We plan to focus on developing new, higher margin beverages that we expect will allow us to earn gross margins similar to that of our fruit juice concentrated products.

Other

We also sell fresh fruit, kiwifruit seeds, apple aroma and other products.

The following table contains information regarding the sales of various fruit juice concentrate, fruit beverages and other products in 2008 and 2009, respectively.

	2009		2008
Products	Amount (tons)	Proportion	Amount (tons)	Proportion
Fruit puree	2,604	6%	1,322	4%
Fruit concentrated puree	5,760	12%	3,937	12%
Fruit concentrated juice	21,093	45%	15,963	49%
Fruit juice	7,328	16%	5,356	16%
Fruit cider beverages	1,438	3%	—
Fresh fruits	8,744	18%	5,821	18%
Kiwifruit seeds	88	*	151	*
Other	96	*	160	*
Total	47,151	100.0%	32,710	100.0%

*	Less than 1%.

Competition

The markets in which we operate are competitive, rapidly evolving and subject to shifting customer demands and expectations.  We believe that a number of companies are producing products that compete directly with our product offerings and some of our competitors have significantly more financial resources than we possess.

Our apple juice concentrate competitors include Sdic Zhounglu Fruit Juice Co., Ltd., Yantainorth Andre (Group) Juice Co., Ltd., Shaanxi Hengxing Fruit Juice and Shaanxi Haisheng Juice Holdings Co., Ltd.  We also compete with fruit juice companies such as Wahaha, Huiyuan, Nongfu Guoyuan, Tongyi and Meizhiyuan.

We believe that we are currently one of the few companies able to produce specialty fruit juices on a large scale in the PRC and we believe we are a leading specialty fruit juice producer in the PRC, which gives us a unique position in the beverage market. However, our products do compete broadly with all categories of consumer beverages. The beverage market is highly competitive, and includes international, national, regional and local producers and distributors, many of whom have greater financial, management and other resources than us.

Our direct competitors in fruit juice concentrates include, but are not limited to the Sdic Zhounglu Fruit Juice Co., Ltd., Yantainorth Andre (Group) Juice Co., Ltd., Shaanxi Hengxing Fruit Juice and  Shaanxi Haisheng Juice Holdings Co., Ltd. We also compete with other PRC fruit juice companies such as Wahaha, Huiyuan,  Nongfu Guoyuan, Tongyi, and Meizhiyuan.

Our ability to compete depends on a number of factors relating to our products including:
•	taste and flavor of our products
•	pricing
•	product quality
•	trade and consumer promotions
•	rapid and effective development of new, unique cutting edge products
•	attractive and different packaging
•	branded product advertising

We believe that we offer well-positioned, high-quality products that can compete favorably in this marketplace, although we may be at disadvantage in comparison to some large juice manufacturers with greater financial, marketing and distribution resources and name recognition.

We believe our competitive advantages include our modern equipment and our proprietary processes for the production of specialty fruit juices, or small breed fruit juices. We currently possess six proprietary technologies in fruit juice production. Among these six proprietary technologies, we have obtained two patents and are in the process of applying for patents for the other four technologies. Our current specialty fruit juice offering includes kiwifruit, pear and mulberry related juice products. In May 2010, we added concentrated turnjujube juice to our product offering.  In addition, we have technologies to produce concentrated persimmon juice and concentrated orange juice even though we do not currently offer these products primarily because of the constraint of our production capacity .  Our technology allows us to develop and produce beverages, such as our new mulberry and kiwifruit cider beverages, which we introduced in the Chinese market in the first quarter of 2009.  We believe these new beverages have higher gross margins than that of the industry average.

We believe the proximity of our manufacturing facilities to fruit farms is also one of our competitive advantages. It allows us to purchase fruits directly from fruit farmers, avoid the need for long distance transportation, minimize damages to the fruits and maximize the freshness of the fruits. We believe our storage costs are also lower than that of our competitors without adversely affecting our product quality.

We produce fruit beverages from our fruit juice concentrates, which allows us to better control the quality of our beverages.

We produce approximately 10,000 tons of concentrated pear juice annually which we estimate constitutes more than 15% of the total concentrated pear juice production in the PRC.  We believe we are a leader in the production of concentrated clear pear juice and concentrated kiwifruit juice, and our concentrated pear juice and kiwifruit juice were awarded the “Most Famous Product of Shaanxi Province” by the Shaanxi local government in April 2009.  We were the only company in the fruit juice industry among the 88 companies who received this award.

Manufacturing

We own four factories in the PRC, three of which include manufacturing facilities and have been operating. The fourth factory, Yingkou, is currently under construction and is currently expected to become operational by August, 2010. Upon operation, Yingkou will produce apple concentrate.

To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on producing single fruit based concentrates and beverages according to the proximity of such manufacturing facility to the supply center of that fruit. All concentrated juice products are manufactured using the same type of production line with slight variations in processing methods. Producing multi-fruit concentrate and fruit juice beverage blends is more costly and time consuming.  Our single fruit production strategy allows us to maximize our output and minimize our cost.  Our production lines use essentially the same processing method with a few slight variations.

One manufacturing facility is located in Sanqu Town, Jingyang County, Xianyang City, Shaanxi Province.  This factory primarily produces pear concentrate products.  The factory occupies an aggregate of approximately 34,476 square meters of land.  We have implemented the HACCP system, achieved ISO 9001 compliance and have been recognized with an award for producing Kosher pear concentrate at this factory.  We have 47 years remaining on our land usage right at this facility.

Our second manufacturing facility is owned by Qiyiwangguo, in which we have a 91.15% ownership interest, and is located in Siqun Village, Mazhao Town, Zhouzhi County, Xi’an City, Shaanxi Province.  The factory produces our kiwifruit products and occupies an aggregate of approximately 57,935 square meters of land.  We have 39 years remaining on our land usage right at this facility.  We have implemented the HACCP system, achieved ISO 9001 compliance and have been recognized with an award for producing Kosher pear concentrate at this factory.

Our third manufacturing facility is owned by Huludao Wonder located at Hujia Village, Gaotai Town, Suizhong County, Huludao, Liaoning Province.  We produce apple concentrate at the Huludao Wonder facility.  The factory occupies an aggregate of approximately 86,325 square meters of land.  We have 45 years remaining on our land usage right at this facility.  We are ISO 9001 compliant and have implemented HACCP standards at this factory, and apple juice produced at this factory has been recognized as Kosher.

Intellectual Property

SkyPeople (China) currently possesses seven proprietary technologies, among which SkyPeople (China) holds two active patents granted by the State Intellectual Property Office of the PRC, or SIPO.  One patented technology relates to crushing fruits and fruit skin removal ([ZL: 2006200784611]).  The other patented technology relates to the removal of dirt and fruit hair from fruit skin ([ZL: 2006200784607]).  Currently, we use both patented technologies primarily in our processing of kiwifruits.  We are in the process of applying for patents with SIPO for the five remaining technologies. We believe that these technologies are leading technologies in our industry.

Set forth below are our seven proprietary technologies to:

•	crush fruits and remove fruit skin,
•	remove dirt and fruit hair on fruit skin,
•	produce concentrated clear kiwifruit juice,
•	produce kiwifruit cider beverage,
•	produce mulberry cider beverage, and
•	produce concentrated clear persimmon juice.
•	produce concentrated turnjujube juice.

Crushing Fruits and Removal of Fruit Skin.   Through cooperation with Xi’an University of Technology, we developed a kiwifruit seed and skin removal process, which resolved the issue of separating fruit flesh and skin during production.  Furthermore, valuable kiwifruit seeds, which account for 0.5% of kiwifruit weight, can be easily separated during production.  We believe this process is unique to the PRC.

Fruit Crushing and Removal of Fruit Hair from Fruit Skin    If the hair on kiwifruit skin is squeezed into pulp juice, it will affect the quality of the pulp juice.  Based on cooperation with Xi’an University of Technology, in 2003 and 2004, we developed a hair removal production line for kiwifruit, which resolved the fruit skin cleansing problem by effectively removing hair from kiwifruit skin before the kiwifruit is squeezed into fruit juice.

Production of Concentrated Clear Kiwifruit Juice  We further processed concentrated kiwifruit puree into concentrated kiwifruit juice, which extends our kiwifruit product chain.  Through adopting and combining several advanced technologies in the industry, such as  low temperature reverse osmosis concentration, flow-through capacitor membrane and resin hydrolysis, we completely removed  kiwifruit pulp, solved the problem relating to the clouding of kiwifruit juice after the squeezing process, and produced clear  concentrated kiwifruit juice, which enable us to be a top level producer and supplier of concentrated clear kiwifruit juice in China

Production of Kiwifruit Cider Beverage     From concentrated kiwifruit juice, we developed a kiwifruit cider beverage through complicated fermenting procedures. We believe we are currently the only company in China that can produce kiwifruit cider beverage on a large scale.

Production of Mulberry Cider Beverage   From concentrated mulberry juice, we developed a mulberry cider beverage through similar fermenting procedures to those of making kiwifruit cider beverage.  We believe that we are currently the only company in China that can produce mulberry cider beverage on a large scale.

Production of Concentrated Clear Persimmon Juice. There are many difficulties during the process of making concentrated persimmon juice, such as removal of astringency, discoloring, resin hydrolysis and filtration.  After years of research and development, we improved the technologies involved in each step of the production of concentrated persimmon juice. We believe that we are the only producer of concentrated persimmon juice in China.

Production of Concentrated Turnjujube Juice After crushing and seeds removal, turnjujube is lixiviated in a controlled environment for three to five hours. The purpose of our lixiviation process is to preserve the effective and nutritional substances of turnjujube and lower the amounts of other undesirable substances.  Lixiviation method is commonly used on fruits with less liquid content and it is generally difficult to obtain juice from such juices through a squeezing process.  Following the lixiviation process, we then use a combination of heating and cooling technology and a compound enzyme technology in the production of concentrated turnjujube juice. With this unique combination of processes and technologies, we are able to maintain the nutritional value of our turnjujube juice, the clear color of the juice, and also the fragrant flavor.

In addition, using our proprietary technologies, we have also adopted several advanced technologies in the fruit juice industry, such us low temperature reverse osmosis concentration, cold breakdown process and the technology of resin discoloring.

Low Temperature Reverse Osmosis Concentration   Low temperature reverse osmosis concentration is a process of membrane separation.  Semi-permeable membranes, such as acetate fiber membrane and polyamide fiber, are most commonly used to absorb fruit juice while other undesirable products are separated, enabling us to increase juice concentration.

       Cold Breakdown        The cold breakdown process, also called cold extraction, involves placing whole fruit in a monomer pulping machine for the initial processing phase, which removes skin, axis, seeds and wood particles.  The pulp is then sent to a heat exchanger for sterilization.

Resin Discoloring    Traditional fruit juice concentrating processes can lead to fruit juice discoloration, which is often corrected with color additives.  Color additives affect the quality of the product and hinder sales in international markets.  We adopted a resin absorption discoloring procedure, which has a preventative effect on discoloration and actually improves the pulp and fruit juice color.

Clarification Technology of Concentrated Clear Kiwifruit Juice   We have adopted a compound enzyme technology to address issues relating to the clouding of kiwifruit juice after the squeezing process.

With our advanced technology, we are capable of producing concentrated persimmon juice, and concentrated orange juice even though we do not currently offer these products primarily because of the constraint of our production capacity . We may introduce these products in the future depending on the level of market demand and the level of investment required on our part.   Should we decide to produce and market persimmon juice, we may also need to add a separate production line for the production of persimmon juice.  Further, as Shaanxi Province is not rich in oranges, should we decide to produce and market orange juice products, we will need to set up or acquire facilities in a region that is rich with orange output. We do not currently have any specific acquisition plans.

    We believe that our continued success and competitive status depend in significant part on our proprietary technology and ability to innovate.  We have taken certain measures to protect the confidentiality of our proprietary technologies and processes, such as entry into confidentiality agreements with employees and certain cooperation partners when necessary.   We rely on a combination of know-how, patent and trade secret laws, as well as confidentiality agreements to protect our proprietary rights.  We will take the necessary actions to seek remuneration if we believe our intellectual property rights have been infringed upon.  As of March 31, 2010 , we held two active patents granted by the State Intellectual Property Office of the PRC related to breaking up and separating fruit peel, and removing fruit peel and fruit hair.  These two patents have a duration of 10 years, and will expire in February 2016.

     We also registered trademarks for our Hedetang brand with the Trademark Bureau of the State Administration for Industry and Commerce on September 14, 2008 in Category 29, Category 30, Category 31, and Category 32, and on April 21, 2009 in Category 5.  The trademarks expire on September 13, 2018 and April 20, 2019, respectively, and can be extended upon expiration.

     We also use “SkyPeople Fruit Juice”, “Tianren Fruit Juice” and/or their Chinese translation in our business, none of which has been registered.

      In May 2010, we adopted the following design as our logo, which we have not registered:
      Previously, we used the following unregistered design as our logo:

      We are in the process of evaluating the strength and appropriateness of the existing marks we use in our business and designing new marks that we may use in the future. Once we have completed the process, we intend to register all the unregistered marks that we use or may use in our business.  All other registered trademarks and trade names appearing in this prospectus are the property of their respective owners.

Raw Materials and Suppliers

Fresh fruits, including apples, pears and kiwifruits, are the primary raw materials for our products.  The purchase of fresh fruits represented 48% and 47% of our cost of sales for fiscal years 2009 and 2008, respectively.  The continuous supply of high quality fresh fruit is necessary for our current operations and our future business growth.

The PRC has the largest planting area of kiwifruit and apples in the world.  Shaanxi Province, the location of two of our factories, has the largest planting area of kiwifruit and apples in the PRC.  In 2009, the kiwifruit planting area in Shaanxi Province was approximately 99,000 acres, which constituted approximately 30% and 60% of the worldwide and the PRC kiwifruit planting areas, respectively. The apple planting area in Shaanxi Province was 15 million acres, and the output was 8.15 million tons in 2008, which was approximately 33% and 11% of the national and worldwide output, respectively.  Pear, pomegranate, strawberry, peach and cherry yields are also high in Shaanxi Province.  Liaoning Province, the location of our Huludao Wonder factory, abounds with high acidity apples in the PRC. Other raw materials used in our business include pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water.

We purchase raw materials from local markets and fruit growers that deliver directly to our plants.  We have implemented a fruit purchasing program in areas surrounding our factories. In addition, we organize purchasing centers in rich fruit production areas, helping farmers deliver fruit to our purchasing agents easily and in a timely manner.  We are then able to deliver the fruit directly to our factory for production. We have assisted local farmers in their development of kiwifruit fields to help ensure a high quality product throughout the production channel. Our raw material supply chain is highly fragmented and raw fruit prices are highly volatile.

Shaanxi Province is a large agricultural and fruit producing province with sufficient resources to satisfy many of our raw material needs.  The main kiwifruit producing counties are Zhouzhi County and Mei County.  The total combined kiwifruit output in these two counties is approximately 300,000 tons per year.  This supply generally adequately satisfies our kiwifruit raw material needs.  Shaanxi Province is also the main pear producing province in the PRC and its pear supply can generally meet our production requirements.  Liaoning Province, the PRC’s epicenter for high acidity apples, can generally supply enough apples to meet our Liaoning Province factory’s production needs.

In addition to raw materials, we purchase various ingredients and packaging materials such as sweeteners, glass and plastic bottles, cans and packing barrels. We generally purchase our materials or supplies from multiple suppliers.  We are not dependent on any one supplier or group of suppliers. Our largest packing glass bottle supplier for our fruit beverages is Xuzhou Ruitai Glass Bottle Co., Ltd., which accounted for 13% of our total purchases in 2009 and 8% in 2008. Another large supplier is Xian Yang Dichen Printing Co., Ltd., which accounted for 11% of our total purchases in 2009 and 7% in 2008.  We did not have concentrations of business with vendors constituting more than 10% of our purchases in 2008.

Marketing, Sales and Distribution

We market our products through three primary methods: direct contact with foreign businesses; attendance at international exhibitions; and sales made through trade websites.  Our marketing and sales team work closely to maintain a consistent message to our customers.  The sales team is divided into three subdivisions, focusing on the sale of fruit juice concentrates, fruit beverage products and derivative products, respectively.

We sell our fruit juice concentrates both domestically and internationally, while we have only sold our fruit beverages domestically. We sell our products either indirectly through distributors substantially all of which we believe have good credit history or directly to end-users.

Our export business is primarily comprised of fruit juice concentrates.  The export of our fruit juice concentrates is handled internally by our international trade department, which has 13 personnel.

The North American and European markets represent a large portion of consumers of apple and pear concentrate.  The U.S. market is a highly mature market with stable growth for apple concentrate.  Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we believe that the volume of exports to the United States of our fruit juice concentrated products has increased annually since 2004.  The European market, which we believe has a generally stable consumer base, has been a target market since our inception.  Apple concentrate is used to produce many beverages and wines consumed by Europeans. The Middle East is also a target market for our apple juice concentrate.

In fiscal year 2008, we estimate that we exported approximately 44% of our fruit juice concentrates. Because of the impact of the economic crisis in the international market and the increase in demand of juice products in the PRC, we estimate that the export percentage of our fruit juice concentrates decreased to approximately 35% in fiscal year 2009.  Since we sell to distributors in the PRC and therefore are not certain exactly where our exported fruit juice concentrated products are ultimately sold, we estimate our main export markets for apple and pear concentrates are the U.S., Europe and the Middle East. We believe that we have stable relationships with our distributors and end-users in those markets.  We estimate that 22% and 34% of our revenue in 2009 and 2008, respectively, were from products we exported directly or indirectly from the PRC.

Our fruit beverage sales are driven by the Chinese market.  Most beverages are sold through provincial level, city level and county level agents. We also sell directly to hotels, supermarkets and similar outlets in smaller quantities.  Fruit beverage sales are conducted by a team of 28 personnel.  Historically, we have only sold our fruit beverages regionally in Shaanxi Province and some cities near it in the PRC. One of our strategies is to broaden the geographic presence of our brand-named fruit beverages and expand production and sales of higher margin fruit beverages in the PRC. On January 7, 2010, we engaged a beverage distributor in Beijing to focus on the sales and marketing of our fruit beverages to food and beverage wholesalers and retailers in the Beijing area. We plan to engage more distributors in other areas of China to sell our beverages to a broader geographic area of China.

Our kiwifruit products are targeted at the European, Southeast Asian, South Korean, Japanese, Middle Eastern, mainland Chinese and Taiwanese markets.  The growth of our kiwifruit concentrate and kiwifruit beverages has exceeded the growth rate of any other product we offer.

Environmental Protection

Our production process generates a large amount of waste water, which must be treated and discharged for our production process to go smoothly. Fines may be levied against producers causing pollution. Each of our three factories is equipped with an industrial waste water processing facility.  Over the past two years, we have increased the waste water processing capacity of our Jingyang factory in Shaanxi Province.  We spent approximately $860,274 for this project.  We also completed a technology innovation and expansion project for the industrial waste water processing facility in Zhouzhi County, Shaanxi Province to increase the capacity of waste water processing and recycling in the third quarter of 2009.  The 1,118 square meter industrial waste water processing facility processes 1,200 cubic meters of waste water per day.  The increased waste water processing capacity will enable us to increase fruit juice beverage production capacity. We spent approximately $679,997 for this project. See the risk factor entitled “Our current manufacturing operations are subject to various environmental protection laws and regulations issued by the central and local government authorities, and we cannot assure you that we have fully complied with all such laws and regulations.”  In addition, changes in the existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause us to incur significant capital expenditures, and we cannot assure you that we will be able to comply with any such laws and regulations..     Currently the Pollution Emission Permit of SkyPeople (China) has expired and we are still in the process of applying for a new permit.  Qiyiwangguo and Yingkou are undergoing similar processes to obtain their respective Pollution Emission Permit. The failure of complying with such laws or regulations may subject us to various administrative penalties such as fines, and if the circumstances of the breach are serious, it is at the discretion of the central government of the PRC including all governmental subdivisions to cease or close any operations failing to comply with such laws or regulations.  See  “Risk Factors – Risks related to Doing Business in the PRC.”

Regulation

Our products are subject to central government regulation as well as provincial government regulation in Shaanxi and Liaoning Provinces.  Business and product licenses must be obtained through application to the central, provincial and local governments.  We have obtained our business licenses to operate domestically and export products under the laws and regulations set forth by the government of the PRC.  We obtained business licenses to conduct the activities relevant to our business, including an operating license to sell packaged foods such as concentrated fruit and vegetable juices, fruit sugar, fruit pectin, frozen and freeze dried fruits and vegetables, dehydrated fruits and vegetables, fruit and vegetable juice drinks, fruit cider and organic food. Business, company and product registrations are certified on a regular basis and we must comply with the laws and regulations of the PRC, provincial and local governments and industry agencies.

In accordance with PRC laws and regulations, we are required to comply with applicable hygiene and food safety standards in relation to our production processes.  Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production activities, which could disrupt our operations and adversely affect our business.

Employees

As of March 31, 2010 , we had approximately 367 full time employees and approximately 95 part time employees, all of which are located in the PRC except our chief financial officer.  None of our employees are covered by a collective bargaining agreement.  We believe that we have a good relationship with our employees.

Corporate History

We were initially incorporated in 1998 in Florida as Cyber Public Relations, Inc. for the purpose of providing internet electronic commerce consulting services to small and medium sized businesses and did not have any material operations or revenue.  On January 21, 2004, we purchased all of the outstanding share capital of Environmental Technologies, Inc., or Environmental Technologies, a Nevada corporation, in exchange for approximately 29,051 shares of our Common Stock.  As a result, Environmental Technologies became our wholly owned subsidiary and the Environmental Technologies shareholders acquired approximately 97% of our issued and outstanding Common Stock.  We changed our name to Entech Environmental Technologies, Inc.

After our acquisition of Environmental Technologies, we operated through our wholly owned subsidiary, H.B. Covey, Inc., or H.B. Covey, a business providing construction and maintenance services to petroleum service stations in the southwestern part of the United States and installation services for consumer home products in Southern California.  In July 2007, we entered into and consummated a stock sale and purchase agreement pursuant to which we sold H.B. Covey.

We were a shell company with no significant business operations after we sold H.B. Covey, Inc. As a result of the consummation of a reverse merger transaction as described below, on February 26, 2008 we ceased to be a shell company and became an indirect holding company for SkyPeople (China) through Pacific.

On June 17, 2009, we incorporated Harmony MN Inc., or HMN, our wholly owned Delaware subsidiary with offices initially in California to focus on sales of our products.  The total number of shares of capital stock which HMN has authority to issue is 3,000 shares, all of which are Common Stock with a par value of $1.00 per share. On June 20, 2009, HMN was registered to transact business in the State of California.  To date, HMN has not yet commenced operating activities.

Acquisition of Pacific and SkyPeople (China) and Name Change

In February 2008, we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction pursuant to which the shareholders of Pacific exchanged 100 ordinary shares of Pacific, representing a 100% ownership interest in Pacific, for 1,000,000 shares of our Series A preferred stock, par value $0.001 per share.  As a result, Pacific became our wholly owned subsidiary.  Pacific owns 99% of the equity interest of SkyPeople (China).  We currently operate through Pacific and SkyPeople (China).

On May 23, 2008, we changed our name to SkyPeople Fruit Juice, Inc. to better reflect our business.

Organizational History of Pacific

Pacific was incorporated under the laws of the Republic of Vanuatu on November 30, 2006.  Prior to our acquisition of Pacific, Winsun Limited, or Winsun, owned 20% of the outstanding share capital of Pacific, and Fancylight Limited, or Fancylight, owned 80% of the outstanding share capital of Pacific.  Pacific’s only business was and is acting as a holding company for SkyPeople (China), in which Pacific holds a 99% ownership interest.

Organizational History of SkyPeople (China) and its Subsidiaries

SkyPeople (China) was formed on August 8, 2001 under PRC law under the original name of Xi’an Zhonglv Ecology Science and Technology Industry Co., Ltd.  On June 16, 2005, its name was changed to Shaanxi Tianren Organic Food Co., Ltd, or Shaanxi Tianren.  In December 2003, Shaanxi Tianren switched from its original business of researching, producing and distributing biodegradable starch resin aggregate to developing, producing and distributing concentrated fruit juices.  On December 18, 2009, Shaanxi Tianren changed its name to SkyPeople Juice Group Co., Ltd.  Currently, SkyPeople (China) is engaged in the production and sales of fruit juice concentrates, fruit beverages and other fruit related products in and from the PRC.

In September 2007, Pacific acquired 99% of SkyPeople (China)’s outstanding share capital.  SkyPeople (China) converted from a PRC domestic company to a foreign joint venture company by obtaining the approval of the PRC Ministry of Commerce.

As of the date of this prospectus, SkyPeople (China)’s ownership structure is as follows:

Shareholder Name	Percentage
Pacific	99.0%
Yongke Xue	0.3%
Hongke Xue	0.3%
Xiaoqin Yan	0.2%
Yuan Cui	0.2%

SkyPeople (China) has three direct subsidiaries, all limited liability companies organized under the laws of the PRC: (i) Qiyiwangguo, (ii) Huludao Wonder, and (iii) Yingkou.

Yingkou Trusty Fruits Co., Ltd.  On November 18, 2009, SkyPeople (China) purchased all of the outstanding share capital of Yingkou Trusty Fruits Co., Ltd., or Yingkou, a limited liability company organized under the laws of the PRC, from Xi’an Dehao Investment & Consulting Co., Ltd., or Dehao, a limited liability company organized under the laws of the PRC, for an aggregate cash purchase price of RMB 22,700,000 (or $3,323,913 based on the exchange rate of November 13, 2009).  To date, Yingkou has not commenced operating activities and construction of a concentrate-producing factory  is ongoing.  The construction in progress is currently expected to be completed in August of 2010, before the squeezing season of apples, and Yingkou is expected to commence operation in August 2010.  Once Yingkou becomes fully operational, we plan to produce apple concentrates out of Yingkou.

Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd.     On May 26, 2006, SkyPeople (China) acquired Qiyiwangguo Modern Organic Agriculture Co., Ltd (“Qiyiwangguo”) for a total purchase price of  RMB36,460,000 (or $4,573,221 based on the exchange rate of December 31, 2006) based upon the market value of the assets and business potential of Qiyiwangguo.

Huludao Wonder Fruit Co., Ltd.    On June 10, 2008, SkyPeople (China) acquired Huludao from Shaanxi Hede Investment Management Co., Ltd., or Hede, a PRC company, for a total price of RMB 48,250,000 (or $6,308,591 based on the exchange rate of June 1, 2007). Hede was owned by Yongke Xue, the chairman of our board of directors and our chief executive officer, and Xiaoqin Yan, a director on our board of directors.

Share Exchange and 2008 Private Placement Financing

In February 2008, we acquired Pacific in the share exchange described above.  In connection with the share exchange transaction, we completed a private placement financing pursuant to which we issued shares of our Series B preferred stock and warrants to purchase 4,666,667 shares (or 7,000,000 share pre- two-for-three reverse split) of our Common Stock to Barron Partners L.P., or Barron Partners, and Eos Holdings LLC, or Eos, in exchange for $3,400,000.  The 2008 share exchange and private placement are collectively referred to as a reverse merger or reverse merger transaction. On June 2, 2009, the warrants issued in the 2008 private placement were cancelled in exchange for the issuance of certain new warrants to the investors to purchase an aggregate of 4,333,334 shares (or 6,500,000 shares pre- two-for-three reverse split) of our Common Stock, out of which 3,666,667 shares (or 5,500,000 shares pre- two-for-three reverse split) were exercisable at $2.55 per share (or $1.70 per share pre- two-for-three reverse split) and 666,667 shares (or 1,000,000 share pre- two-for-three reverse split) were exercisable initially at $2.55 per share (or $1.70 per share pre- two-for-three reverse split), which exercise price, under certain circumstances, will be adjusted to $4.50 per share (or $3.00 per share pre- two-for-three reverse split).  .  We agreed to reduce the exercise price of these warrants from $4.50 per share (or $3.00 per share pre- two-for-three reverse split) to $2.55 per share (or $1.70 per share pre- two-for-three reverse split) in May 2009.

Under the terms of the 2008 private placement, we agreed to deposit 2,000,000 shares of our Series B preferred stock into an escrow account to be issued to the investors in the event our consolidated pre-tax income and pre-tax income per share, on a fully diluted basis, for the years ended December 31, 2007, 2008 or 2009, were less than certain pre-determined target numbers.  As we met the pre-determined target numbers for the years ended December 31, 2007 and 2008, and pursuant to the terms of an exchange agreement and certain waiver and release agreements each dated May 28, 2009 that we entered into with the investors of the 2008 private placement, we were not required to provide the shares to the holders of the Series B Preferred Stock. As a result, the 2,000,000 shares of Series B preferred stock will be released from escrow and cancelled. Among other covenants and restrictions, we also agreed not to issue any preferred stock or convertible debt until February 26, 2011 so long as the investors continue to beneficially own 20% of the Series B preferred stock issued in the private placement, that no person who is our officer, director or affiliate on February 26, 2008 or who becomes our officer or director subsequent to February 26, 2008, may sell any shares of our Common Stock in the public market prior to February 5, 2012 and that our debt-to-EBITDA ratio, at any given date, cannot exceed 3.5:1 for the most recent 12-month period through February 26, 2010.

As a result of the above transactions, we ceased being a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act.

Our Corporate Structure

Our current structure is set forth in the diagram below:

*	Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with us, owns the other 8.85% of the equity interests in Qiyiwangguo.
**	Formerly known as Shaanxi Tianren Organic Food Co., Ltd.

Company Information

Our principal executive offices are located at 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075, and our telephone number is 011-86-29-88377216.  Our website address is www.skypeoplefruitjuice.com.  The information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

The name “Hedetang™” is our registered trademark in the PRC.  We also use “SkyPeople Fruit Juice”, “Tianren Fruit Juice” and/or their Chinese translation in our business, none of which has been registered.   In May 2010, we adopted the following design as our logo, which has not been registered :
Previously, we used the following unregistered design as our logo:

We are in the process of evaluating the strength and appropriateness of the existing marks we use in our business and designing new marks that we may use in the future. Once we have completed the process, we intend to register all the unregistered marks that we use or may use in our business.

All other registered trademarks and trade names appearing in this prospectus are the property of their respective owners.

Principal Office and Manufacturing Facilities

Our principal executive offices are located at 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi Province, PRC 710065, and our telephone number is 011-86-29-88377161.  Our website address is www.skypeoplefruitjuice.com.  The information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.  Our principal executive offices are comprised of approximately 1,400 square meters.

We operate three factories and are constructing a fourth factory through a branch office of SkyPeople (China) and three subsidiaries of SkyPeople (China). Our Yingkou factory is currently under construction and is expected to operate in August 2010. In each of these factories, we own all the factory facilities except for land with regard to which we own land use rights. There is no private ownership of land in the PRC. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee.  The chart summarizes the information of the facilities and the three factories that we operate and the fourth we are constructing:

Location	Products	Operator	Size	Land Use Rights Expiration Date
16th Floor, National Development Bank Tower, No. 2 Gaoxin 1st Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi Province	Headquarters	N/A	1,400 square meters	*
Sanqu Town, Jingyang County, Xianyang City, Shaanxi Province	Concentrated pear juice, concentrated turnjujube juice and concentrated kiwifruit juice	SkyPeople (China)	34,476.04 square meters	December 27, 2056
Siqun Village, Mazhao Town, Zhouzhi County, Xi’an City, Shaanxi Province	Kiwifruit puree, concentrated kiwifruit puree, kiwifruit seeds and fruit beverages	Shaanxi Qiyiwangguo	23,599.78 square meters and 34,335.05 square meters	December 5, 2048 November 14, 2048
Hujia Village, Gaotai Town, Gaizhou , Liaoning Province	Concentrated apple juice and apple aroma	Huludao Wonder	86,325	April 20, 2054
Yutun Village, Shizijie Town, Gaizhou, Liaoning Province	Concentrated apple juice and apple aroma	Yingkou	20,732	April 5, 2055

* Our land use certificate of this facility does not indicate any expiration date, although the land usage of this property shall not exceed 50 years under the PRC law.

We believe that our current offices and facilities are adequate to meet our needs, and that additional facilities will be available for lease, if necessary, to meet our future needs.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of May 20 , 2010 and as adjusted to reflect the sale of shares of Common Stock in this offering by:

•	each shareholder or group of affiliated shareholders, who owns more than 5% of our outstanding capital stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on  20,170,117   shares of our Common Stock outstanding as of May 20 , 2010 and ● shares of Common Stock outstanding upon the completion of this offering.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held.  Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of May 20 , 2010 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of May 20, 2010 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.  Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the shareholders below is c/o SkyPeople Fruit Juice, Inc., 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075.

	Shares Beneficially Owned
		Percent
Name of Beneficial Owner (4)	Number	Before Offering	After Offering
5% Shareholders
Hongke Xue (1)	11,736,626	58.2%	46.1%
Barron Partners LP (2)	1,972,564	9.2%	7.4%
Lin Bai (3)	1,467,078	7. 43%	5.8%

Directors and Named Executive Officers
Yongke Xue	—	—	—
Spring Liu (5)	100,000	0.5%	0.4%
Yiaoqin Yan	—	—	—
Guolin Wang	—	—	—
Norman Ko	—	—	—
Robert B. Fields	—	—	—
All current directors and executive officers as a group (6 persons)	100,000	0.5%	0.4%

(1)
Consists of 11,736,626 shares owned of record by Fancylight.  Fancylight and Hongke Xue entered into a call option agreement pursuant to which Hongke Xue has the right to acquire all of such shares.  Fancylight and Hongke Xue have also entered a voting trust agreement dated as of February 25, 2008 under which Hongke Xue was appointed as voting trustee under a voting trust created with respect to all of such shares.  Therefore, Hongke Xue may be deemed to be the sole beneficial owner of such shares.

(2)
Assumes that all Series B preferred stock can be converted and all warrants can be exercised without any volume restriction.  Consists of (a)  an aggregate of 1,310,099 shares of our Common Stock issuable upon conversion of Series B preferred stock and (b)  662,465 shares of Common Stock purchased from the open market.  The address for Barron Partners is 730 Fifth Avenue, 9th Floor, New York, New York 10019.

(3)
Consists of 1,467,078 shares owned by China Tianren Organic as attorney-in-fact for certain persons.  China Tianren Organic is a British Virgin Islands company.  China Tianren Organic and Lin Bai entered into a voting trust and escrow agreement dated as of February 25, 2008 pursuant to which Lin Bai was appointed as voting trustee under a voting trust created with respect to all of such shares.  Therefore, Lin Bai may be deemed to be the sole beneficial owner of such shares.

(4)	Assumes that the underwriter does not exercise the option to purchase additional ordinary shares.

(5)
On December 9, 2009, we issued Ms. Liu a warrant to purchase an aggregate of 100,000 shares of our Common Stock at an exercise price of $4.50 per share, which warrant will expire on December 9, 2014. 80% of the shares issuable upon exercise of the warrant will become exercisable on and after December 9, 2011 and 20% of the shares issuable upon exercise of the warrant will become exercisable after December 9, 2013. As of December 31, 2009, the value of the warrant was deemed immaterial and no compensation cost was accrued under FASB ASC Topic 718 for fiscal year 2009,  and the three months ended March 31, 2010 .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

There has not been any reportable transaction between us and a related person since January 1, 2009.

Review, Approval or Ratification of Transactions with Related Persons

On September 30, 2008, our board of directors approved a statement of policies and procedures with respect to related party transactions which requires the audit committee to review the material facts of all interested transactions, as further described below, unless an exception applies, and either approve or disapprove of our entry into an interested transaction.  If the audit committee’s advance approval of an interested transaction is not feasible, then such interested transaction shall be considered at the audit committee’s next regularly scheduled meeting and, if the audit committee determines it to be appropriate, then such interested transaction shall be ratified.

In determining whether to approve or ratify an interested transaction, the audit committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction, as described below.  Pursuant to the statement of policies and procedures with respect to related party transactions, no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that such director shall provide all material information concerning the interested transaction to the audit committee.  If an interested transaction is ongoing, the audit committee may establish guidelines for our management to follow in our ongoing dealings with the related party.  Thereafter, the audit committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that such related party is in compliance with the audit committee’s guidelines and that the interested transaction remains appropriate.

For purposes of the statement of policies and procedures with respect to related party transactions:

•
an “interested transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which (1) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year, (2) we are a participant and (3) any related party has or will have a direct or indirect interest other than solely as a result of being a director or a less than 10% beneficial owner of another entity; and

•
a “related party” is any (a) person who is or was, since the beginning of the last year for which we filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role, an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our Common Stock or (c) immediate family member of any of the foregoing.  Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home other than a tenant or employee.

Notwithstanding the foregoing, each of the following interested transactions shall be deemed to be pre-approved by the audit committee, even if the aggregate amount involved exceeds $50,000:

•
Employment of executive officers.  Any employment of an executive officer if either (i) the related compensation is required to be reported in our proxy statement under Item 402 of the Commission’s compensation disclosure requirements generally applicable to “named executive officers” or (ii) the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under Item 402 of the Commission’s compensation disclosure requirements if the executive officer was a “named executive officer” and our compensation committee approved or recommended that the board of directors approve such compensation.

•
Director compensation.  Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the Commission’s compensation disclosure requirements.

•
Certain transactions with other companies.  Any transaction with another company at which a related party’s only relationship is as an employee other than an executive officer, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed 2% of that company’s total annual revenue.

•
Certain charitable contributions.  Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee other than an executive officer or a director, if the aggregate amount involved does not exceed the lesser of $50,000, or 2% of the charitable organization’s total annual receipts.

•
Transactions where all shareholders receive proportional benefits.  Any transaction where the related party’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis, such as dividends.

•	Transactions involving competitive bids. Any transaction involving a related party where the rates or charges involved are determined by competitive bids.

•
Regulated transactions.  Any transaction with a related party involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Certain banking-related services. Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth as of May 20 , 2010 the names, positions and ages of our current executive officers and directors.  Our directors serve until the next annual meeting of shareholders or until their successors are elected and qualified.  Our officers are elected by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

Name of Current Director and/or Executive Officer	Age	Position(s)
Yongke Xue	43	Director, Chief Executive Officer
Spring Liu	37	Chief Financial Officer, Secretary
Xiaoqin Yan	32	Director
Guolin Wang	46	Director
Robert B. Fields (1) (2)	72	Director
Norman Ko (1) (2)	45	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Yongke Xue, Chief Executive Officer and Director

Mr. Xue has been serving as one of our directors since February 26, 2008 upon consummation of a reverse merger transaction and has been serving as our chief executive officer since February 2008.  Mr. Xue has served as the director of SkyPeople (China) since December 2005.  Mr. Xue served as the general manager of Hede from December 2005 to June 2007.  Prior to that, he served as the business director of the investment banking division of Hualong Securities Co., Ltd., a securities firm, from April 2001 to December 2005.  He also acted as the vice general manager of Shaanxi Huaye Foods Co., Ltd., a food company, from July 1998 to March 2001.  Mr. Xue graduated from Xi’an Jiaotong University with an MBA in 2000.  Mr. Xue graduated with a Bachelor’s degree in Metal Material & Heat Treatment from National University of Defense Technology in July 1989.

Spring Liu, Chief Financial Officer, Secretary

Ms. Liu has been serving as our chief financial officer since April 14, 2008 and secretary since April 25, 2008.  Prior to that, Ms. Liu worked for Trio-Tech International, a supplier of test equipment and test services for the semiconductor and electronic industries, since January 2003, where she initially worked as an accountant and was later promoted to corporate secretary and financial reporting manager in 2005. Ms. Liu passed all sections of the Uniform Certified Public Accountants Examination in California in March 2006.  Ms. Liu earned a Bachelor of Arts in English from the Xi’an Foreign Languages University in China in 1996 and a Bachelor of Science in Accounting from the University of Phoenix in 2004.

Xiaoqin Yan, Director

Ms. Yan has been serving as one of our directors since April 7, 2008.  Ms. Yan is a director and Vice President of SkyPeople (China) and has been with us since January 2006.  From March 2004 to June 2005, Ms. Yan held the position of manager of human resources of Express Worldwide Ltd.  Ms. Yan served as the manager of logistics of Tianjin Dingyuan International Foods Co., Ltd., a logistics company, from October 1999 to March 2004.  Ms. Yan graduated from the Air Force University of Engineering and earned a degree in Computer Technology.  In July 2006, she graduated from PLA Military School and received a Bachelor’s degree in Business Management.

Guolin Wang, Director

Mr. Wang has been serving as one of our directors since April 7, 2008.  Mr. Wang has served as a director of SkyPeople (China) since October 2005.  Since 1996 he has been a professor at the Finance Department of the Management School and the Economics and Finance School of Xi’an Jiaotong University.  He previously served as the director and chairman of Xi’an Changtian Environmental Protection Engineering Co., Ltd., an engineering company, from February 2006 to June 2007.  Mr. Wang graduated with a Bachelor of Science in Electronics & Telecommunication from Xi’an Jiaotong University in July 1983.  In July 1983, he attained a Master’s degree in Management Science and Engineering.  He graduated with a Doctorate degree in Management and Science and Engineering from Xi’an Jiaotong University’s School of Economics & Finance in 2006.

Robert B. Fields, Director

Mr. Fields has been serving as one of our directors since April 25, 2008.  Mr. Fields has served as chairman of the compensation committee and a member of the audit committee of China Green Agriculture (CGA-NYSE) since February 8, 2010. He has served as the chairman of ActForex, Inc., a New York fully hosted management service provider of proprietary software for currency trading.  From June 2005 through May 31, 2006, Mr. Fields served on the board of directors and as chairman of the audit committee of Genoil Inc.  From 1999 to 2002, Mr. Fields was executive advisor to Laidlaw Global Corp.  In June 2000 Mr. Fields was appointed to the board of directors of Statmon Technologies, Inc. and continues to serve on that board as well as to serve as chairman of Statmon’s audit committee.  Mr. Fields is currently the president of the Friars National Association Foundation, Inc., a philanthropy of the arts based in New York, and since 1998 Mr. Fields has held various officer positions with the organization.  Additionally, Mr. Fields was managing director of Equifund, L.P.  Since 1979 he has served as the President of Tradestar Ltd., his wholly owned consulting firm that specializes in asset appreciation.  Additionally, since 2006, Mr. Fields has served as the managing member of Petrofields LLC, based in New York.

Norman Ko, Director

Mr. Ko has been serving as one of our directors and chairman of the audit committee and compensation committee since April 25, 2008.  Mr. Ko has been a partner of Smith Mandel & Associates, LLP, a certified public accounting firm in Los Angeles, since July 2007. Mr. Ko earned a Master of Business Administration from the University of San Francisco in 1989 and a Bachelor of Science from York University in Canada in 1987.  He is a member of the American Institute of Certified Public Accountants and a member of the California Society of Certified Public Accountants.

Director Independence

We currently have five directors.  Three of our current directors, Messrs. Wang, Ko and Fields, are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of independent directors of our board of directors as required by the rules of the NASDAQ Global Market.

Board Committees

Our board of directors has established an audit committee and a compensation committee, each of which operates pursuant to a charter adopted by our board of directors, copies of which may be found at http://ir.stockpr.com/skypeoplejuice/governance-documents.  The composition and functioning of all of our committees comply with all applicable requirements of Sarbanes-Oxley and the Commission’s rules and regulations.

Audit Committee

Messrs. Ko, Fields and Wang currently serve on the audit committee, which is chaired by Mr. Ko.  Each member of the audit committee is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the rules of the NASDAQ Global Market.  Our board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee.  Our board of directors has designated Mr. Ko as an “audit committee financial expert,” as defined under the applicable rules of the Commission.  The audit committee’s responsibilities include:

•	reviewing the financial reports provided by us to the Commission, our shareholders or to the general public;

•	reviewing our internal financial and accounting controls;

•	recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;

•	overseeing the appointment, compensation and evaluation of the qualifications and independence of our independent auditors;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing the adequacy of our internal controls and procedures to promote compliance with accounting standards and applicable laws and regulations;

•	engaging advisors as necessary; and

•	determining the funding from us that is necessary or appropriate to carry out the audit committee’s duties.

Compensation Committee

Messrs. Ko, Wang and Fields currently serve on the compensation committee, which is chaired by Mr. Ko.  Each member of the compensation committee, is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the rules of the NASDAQ Global Market., a “nonemployee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The compensation committee’s responsibilities include:

•	considering and authorizing the compensation philosophy for our personnel;

•	monitoring and evaluating matters relating to our compensation and benefits structure;

•	reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers’ compensation;

•
evaluating the chief executive officer’s and other executive officers’ performance in light of corporate goals and objectives and determining and approving the chief executive officer’s and other executive officers’ compensation based on such evaluation;

•	reviewing and approving all compensation for all our nonemployee directors and other employees of ours and our subsidiaries with a base salary greater than or equal to $100,000;

•	reviewing the terms of our incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters;

•
reviewing and discussing the compensation discussion and analysis section proposed for inclusion in our annual report on Form 10-K and annual proxy statement with management and recommending to the board of directors whether such section should be so included;

•	preparing and approving the compensation committee’s report to be included as part of our annual proxy statement;

•	evaluating its own performance on an annual basis and reporting on such performance to the board of directors;

•	reviewing and reassessing the compensation committee charter and submitting any recommended changes to the board of directors for its consideration; and

•	having such other powers and functions as may be assigned to it by the board of directors from time to time.

Corporate Governance

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.  Our code of business conduct and ethics is available on our website at www.skypeoplefruitjuice.com.  and may be found by first clicking on “Investors,” then “Corporate Governance” and then “Governance Documents.”  We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We operate in a highly competitive and rapidly changing industry. The key objectives of our executive compensation programs are to:

•	attract, motivate and retain executives who drive our success and industry leadership;

•	provide each executive, from vice president to chief executive officer, with a base salary on the market value of that role, and the individual’s demonstrated ability to perform that role.

The compensation to executive officers only contained base salary for 2007, 2008 and 2009. Our compensation committee is considering establishing criteria for calculating and paying performance based bonuses to our executive officers and/or long-term incentive compensation in the form of stock options.  Currently, we do not have any stock option plans for our directors, officers or employees, and there were no outstanding options held by any of our directors, executive officers or employees as of February 28, 2010.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each individual named executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives.  It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions.  This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Determining Executive Compensation

Our compensation committee reviews and approves the compensation program for executive officers annually after the close of each year. Reviewing the compensation program at such time allows the compensation committee to consider the overall performance of the past year and the financial and operating plans for the upcoming year in determining the compensation program for the upcoming year.

Our compensation program only contained base annual salary in 2007, 2008 and 2009.

A named executive officer’s base salary is determined by an assessment of his sustained performance against individual job responsibilities, including, where appropriate, the impact of his performance on our business results, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement.  The compensation committee also annually reviews market compensation levels with comparable jobs in the industry to determine whether the total compensation for our officers remains in the targeted median pay range.

None of our executive officers had annual compensation in excess of $100,000 for 2007, 2008 and 2009.

Role of Executive Officers in Determining Executive Compensation

The compensation committee determines the compensation for the chief executive officer, which is based on various factors, such as level of responsibility and contributions to our performance. The chief executive officer recommends the compensation for our executive officers (other than the compensation of the chief executive officer) to the compensation committee. The compensation committee reviews the recommendations made by the chief executive officer and determines the compensation of the chief executive officer and the other executive officers.

Employment Agreements

We do not currently have an employment agreement with any of our executive officers.

Summary Compensation of Named Executive Officers

Our executive officers do not receive any compensation for serving as executive officers for us or Pacific.  However, except for our chief executive officer, the remaining executive officers are compensated by and through SkyPeople (China).  Our chief executive officer, Yongke Xue, has not received any compensation from us or any of our subsidiaries for his services in the past three years.  The following table sets forth information concerning cash and non cash compensation paid by SkyPeople (China) to our named executive officers for 2009 and 2008, respectively.  No executive officer of ours, Pacific or SkyPeople (China) received compensation in excess of $100,000 for either of those two years.

Name and Principal Position	Year Ended	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		Non- Equity Incentive Plan Compen-sation ($)	Non- Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)		Total ($)
Yongke Xue	12/31/2009	$13,077	(4)	—	—	—		—	—			$13,077
	12/31/2008	—		—	—	—		—	—	—		$0
Spring Liu (1)	12/31/2009	$101,846		—	—	—	(2)	—	—	$3,000	(3)	$104,846
	12/31/2008	$58,192		—	—	—		—	—	—		—

(1)	Ms. Liu was hired as chief financial officer in April 2008.
(2)
On December 9, 2009, we issued Ms. Liu a warrant to purchase an aggregate of 100,000 shares of our Common Stock at an exercise price of $4.50 per share, which warrant will expire on December 9, 2014. 80% of the shares issuable upon exercise of the warrant will become exercisable on and after December 9, 2011 and 20% of the shares issuable upon exercise of the warrant will become exercisable after December 9, 2013. As of December 31, 2009, the value of the warrant was deemed immaterial and no compensation cost was accrued under FASB ASC Topic 718 for fiscal year 2009.

(3)	The Company contribution to Simple IRA.
(4)	Mr. Xue’s annual salary is $200,000 effective 12/09/09.

Outstanding Equity Awards at December 31, 2009

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2009.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Yongke Xue			—	—
Spring Liu	100,000	(1)	—	—	$4.50

(1)
On December 9, 2009, we issued Ms. Liu a warrant to purchase an aggregate of 100,000 shares of our Common Stock at an exercise price of $4.50 per share, which warrant will expire on December 9, 2014. 80% of the shares issuable upon exercise of the warrant will become exercisable on and after December 9, 2011 and 20% of the shares issuable upon exercise of the warrant will become exercisable after December 9, 2013. As of December 31, 2009, the value of the warrant was deemed immaterial and no compensation cost was accrued under FASB ASC Topic 718 for fiscal year 2009.

Option and Warrant Grants in 2009; Outstanding Equity Awards

       On December 9, 2009, we issued Ms. Liu a warrant to purchase an aggregate of 100,000 shares of our Common Stock at an exercise price of $4.50 per share, which warrant will expire on December 9, 2014.  80% of the shares issuable upon exercise of the warrant will become exercisable on and after December 9, 2011 and 20% of the shares issuable upon exercise of the warrant will become exercisable after December 9, 2013. As of December 31, 2009, the value of the warrant was deemed immaterial and no compensation cost was accrued under FASB ASC Topic 718 for fiscal year 2009.Compensation of Directors

Our directors did not receive compensation for their service on the board of directors for 2006 and 2007.  Starting in 2008, we began (i) paying  our non-PRC nonemployee directors an annual fee of $25,000, (ii) reimbursing our directors for actual, reasonable and customary expenses incurred in connection with the performance of their duties as board members and (iii) paying the chairman of our audit committee a fee of $25,000 for his or her service as chairman.  The following table sets forth information concerning cash and non-cash compensation paid by us to our directors during 2009.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongke Xue	—	—	—	—	—	—	—
Xiaoqin Yan	—	—	—	—	—	—	—
Guolin Wang (2)	—	—	—	—	—	—	—
Robert B. Fields	$25,000	—	—	—	—	—	$25,000
Norman Ko	$25,000	—	—	—	—	—	$25,000

(1)	Cash compensation for board of directors and committee meeting attendance and service as a committee chairman.
(2)
Mr. Wang is a PRC resident and our policy is not to provide cash compensation for director services to nonemployee directors who are PRC residents.  We believe that this is a common practice for companies with their primary operations in the PRC.

DESCRIPTION OF OUR SECURITIES

General

Our authorized capital stock consists of 66,666,666 shares (or 100,000,000 shares pre- two-for-three reverse split) of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, 7,000,000 of which have been designated as Series B preferred stock. We previously designated 1,000,000 shares of preferred stock as Series A preferred stock, which shares were returned to the status of authorized and unissued shares of preferred stock upon mandatory conversion of such shares into our Common Stock in connection with a 1-for-328.72898 reverse stock split on May 23, 2008. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation, bylaws and certificates of designations, preferences and rights of the Series A preferred stock and the Series B preferred stock, which have been filed previously with the Commission, and applicable provisions of Florida law.

As of May 20 , 2010, there were 20,170,117 shares of our Common Stock outstanding held by approximately 80 shareholders of record, and 3,965 ,147 shares of our Series B preferred stock outstanding, including (i) 2,000,000 shares held in escrow as make good escrow shares in connection with our 2008 private placement which shares are in the process of being released to the Company and will be canceled upon release, and (ii) 1,965 ,147 shares held by one shareholder of record which can be converted into 1, 310,099 shares of our Common Stock.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Except if a greater plurality is required by the express requirements of law or our amended and restated articles of incorporation, the affirmative vote of a majority of the shares of voting stock represented at a meeting of shareholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by our shareholders.  According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights.  There are no conversion or redemption rights or sinking funds provided for our shareholders.  Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available for distribution as dividends.  In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of our Common Stock are fully paid and nonassessable.

Series B Convertible Preferred Stock

In connection with the share exchange and Series B preferred stock purchase agreement, we designated 7,000,000 shares of Series B preferred stock of our total authorized number of 10,000,000 shares of preferred stock, par value $0.001 per share.  The rights and preferences of the Series B preferred stock are set forth in the certificate of designations, preferences and rights of Series B convertible preferred stock, which we filed with the Secretary of State of Florida on February 22, 2008.  The following is a summary of the rights and preferences:

Dividends

The holders of our Series B preferred stock are not entitled to receive dividends with respect to their shares, and dividends cannot be paid on our Common Stock so long as our Series B preferred stock remains outstanding.

Voting Rights

The Series B preferred stock shall have no voting rights, except as required by Florida law.  However, so long as any shares of Series B preferred stock are outstanding, we cannot, without the affirmative approval of the holders of 75% of the shares of the Series B preferred stock then outstanding:

(a)	alter or change adversely the powers, preferences or rights given to the Series B preferred stock or alter or amend the certificate of designations of the Series B preferred stock;

(b)
authorize or create any class of stock (other than Series A preferred stock) ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B preferred stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series B preferred stock;

(c)	amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof; or

(d)	increase the authorized number of shares of Series B preferred stock or the number of authorized shares of preferred stock.

Liquidation Preference

Upon liquidation, the holders are entitled to receive $1.20 per share out of available assets before any distribution or payment can be made to the holders of any junior securities.

Conversion at Option of Holder

Each share of Series B preferred stock is convertible at any time into one share of Common Stock at the option of the holder.  If the conversion price is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

Automatic Conversion on Change of Control

In the event of a change of control, the shares of Series B preferred stock will be automatically converted into Common Stock.  A “change in control” means a consolidation or merger of us with or into another company or entity in which we are not the surviving entity or the sale of all or substantially all of our assets to another company or entity not controlled by our then existing shareholders in a transaction or series of transactions.

4.9% Beneficial Ownership Limitation

Except in certain circumstances, the right of the holder to convert the Series B preferred stock is subject to the 4.9% limitation, with the result we shall not effect any conversion of the Series B preferred stock and the holder has no right to convert any portion of the Series B preferred stock, to the extent that after giving effect to such conversion, the holder, together with the holder’s affiliates, would beneficially own in excess of 4.9% of the number of shares of our Common Stock outstanding immediately after giving effect to such conversion.  Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.  The 4.9% limitation may not be waived or amended.

Liquidated Damages for Failing to Timely Deliver Certificates

If we fail to deliver the appropriate stock certificates within three trading days of the conversion date, we are required to pay the holder, in cash, liquidated damages the amount by which (x) the holder’s total purchase price including brokerage commissions, if any for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue, multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Stock Dividends and Stock Splits

Appropriate adjustments will be made to the conversion ratio in the event of a stock dividend, stock distribution, stock split or reverse stock split or reclassification with respect to the outstanding shares of our Common Stock.

Price Adjustment; Full Ratchet

From and after February 26, 2008 and until such time as the 2008 private placement investors collectively own less than 20% of the Series B preferred stock issued pursuant to the Series B preferred stock purchase agreement, except for certain exempt issuances not to exceed 5% of the outstanding shares of our Common Stock for every two year period, certain issuances as to which price adjustment has already been made, in the event we issue Common Stock at a price, or issue warrants, options, convertible debt or equity securities with an exercise price per share or conversion price that is less than the conversion price then in effect, then the conversion price will be reduced, concurrently with such issue or sale, to such lower price.

Fundamental Transaction

If we effect a merger, sell all or substantially all of our assets, any tender offer or exchange offer is completed pursuant to which holders of our Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property, a fundamental transaction, then on the subsequent conversion of the Series B preferred stock, the holder has the right to receive, for each share of our Common Stock that would have been issuable upon such conversion absent such fundamental transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive on the occurrence of the fundamental transaction as if the holder had been, immediately prior to such fundamental transaction, the holder of Common Stock.

Undesignated Preferred Stock

Our board of directors is authorized under our amended and restated articles of incorporation to provide for the issuance of 10,000,000 shares of preferred stock.  The preferred stock may be issued from time to time in one or more series.  The board of directors has designated 7,000,000 of such shares as Series B preferred stock, the terms of which are summarized above.  .  Our board of directors previously designated and issued 1,000,000 shares of Series A preferred stock which were automatically converted into our Common Stock upon the effective date of our 1-for-328.72898 reverse stock split on May 23, 2008 and returned to the status of authorized and unissued shares of preferred stock following the reverse split.  An aggregate of 3,000,000 additional shares of authorized preferred stock may still be designated by our board of directors by filing a certificate of designations under Florida law to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders.  Any shares of preferred stock so issued are likely to have priority over our Common Stock with respect to dividend or liquidation rights.

The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.  For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our shareholders, our board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group.  In this regard, our amended and restated articles of incorporation grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock.  The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock.  The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.  The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Transfer Agent and Registrar

The registrar and transfer agent for our capital stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor,  New York, NY 10004 and its main telephone number is (212) 845-3217.

Anti-Takeover Effects of Florida Law and Provisions of Our Articles of Incorporation and Bylaws

Shareholders’ rights and related matters are governed by Florida corporate law, our amended and restated articles of incorporation and our bylaws.  Certain provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us are described below.

Certain provisions of the Florida Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control.  Specifically, the Florida Control Share Act, or FCSA, generally provides that shares acquired in a control share acquisition will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders.  A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares of a publicly held Florida corporation.  “Control shares” are shares which, except for the FCSA, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person immediately after acquisition of such shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20%, but less than 33.33% of all voting power; (ii) at least 33.33%, but less than a majority of all voting power; or (iii) a majority of all voting power.

Under the FCSA, a Florida corporation may expressly opt out of the application of the terms of the FCSA in its bylaws, in which case the shares acquired in a control share acquisition will automatically possess full voting rights without the requirement of the approval of a majority of the corporation’s disinterested shareholders.  We have not opted out of the FCSA in our bylaws.

UNDERWRITING

We are offering the shares of Common Stock described in this prospectus through Rodman & Renshaw, LLC.  Rodman & Renshaw, LLC is acting as sole manager of the offering.  We have entered into an underwriting agreement dated         , 2010 with the underwriter.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has greed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Name	Number of Shares
Rodman & Renshaw, LLC

Total

The underwriter is committed to purchase all the shares of Common Stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions. The underwriting agreement also provides that if the underwriter defaults in its obligation to purchase all the shares of Common Stock offered by us, the offering may be terminated by us at our sole discretion.

The underwriter proposes to offer the Common Stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA) at that price less a concession not in excess of $      per share.  Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price.  After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering.
	Per share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Non-Accountable Expense Allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $

We have granted a 45-day option to the underwriter to purchase up to an additional 795,000 shares of common stock sold on the date hereof, at the same price as the initial shares offered. If the underwriter fully exercises this option, the total public offering price and net proceeds (before expenses) to us will be $32.1 million, and $30.5 million,  respectively,  based on an assumed public offering price of $5.27 per share.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering.  The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not for a period of ninety (90) days from the effective date of the registration statement of which this prospectus is a part, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise, other than the shares to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any company stock or equity compensation plans.

Our directors and executive officers and substantially all of our shareholders, holding an aggregate of ●% of our outstanding common stock immediately prior to the completion of this offering, have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the preceding paragraph do not apply to certain exceptions, including the following:

(i) the shares of our common stock to be sold pursuant to the underwriting agreement;

(ii) the issuance of shares of common stock upon the exercise of an option or warrant or similar security or the conversion of a security outstanding on the date of the underwriting agreement of which the underwriter has been advised in writing; or

(iii) the issuance of options or shares of our capital stock under any of our stock or equity compensation plan.

        The 90-day restricted period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “SPU”. On May 21 , 2010, the closing market price of our common stock was $5.27 per share.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Common Stock while this offering is in progress.  These stabilizing transactions may include making short sales of the Common Stock, which involves the sale by the underwriter of a greater number of shares of Common Stock than they are required to purchase in this offering, and purchasing shares of Common Stock on the open market to cover positions created by short sales.  Short sales may be “covered” shorts or may be “naked” shorts.  The underwriter may close out any covered short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Common Stock in the open market that could adversely affect investors who purchase in this offering.  To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M promulgated under the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the Common Stock, including the imposition of penalty bids.  This means that if the representatives of the underwriter purchase Common Stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Common Stock or preventing or retarding a decline in the market price of the Common Stock, and, as a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market.  If the underwriter commences these activities, it may discontinue them at any time.  The underwriter  may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In determining the initial public offering price, we and the underwriter expects to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies; and

•	other factors deemed relevant by the underwriter and us.

Neither we, nor the underwriter can assure investors that an active trading market will develop for our Common Stock, or that the shares will trade in the public market at or above the initial public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.  In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Common Stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Common Stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Common Stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

United Kingdom.  No offer of shares of Common Stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area.  In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of Common Stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Common Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Common Stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Common Stock to be offered so as to enable an investor to decide to purchase or subscribe the Common Stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany.  Any offer or solicitation of Common Stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt fr Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the Common Stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the Common Stock to the public in Germany, any public marketing of the Common Stock or any public solicitation for offers to subscribe for or otherwise acquire the Common Stock. The prospectus and other offering materials relating to the offer of the Common Stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece.  This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The Common Stock have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new Common Stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy.  This offering of the Common Stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no Common Stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the Common Stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the Common Stock or distribution of copies of this prospectus or any other document relating to the Common Stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus.  Each of the Underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the Common Stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the Common Stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland.  This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The Common Stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the Common Stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the Common Stock of in Switzerland.

Norway.  This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the Common Stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. The Company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the Common Stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong.  The Common Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Common Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Colombia.  The common shares may not be offered or sold in the Republic of Colombia.

Costa Rica.  The common shares described in this prospectus have not been registered with the Superintendencia General de Valores de Costa Rica, nor any other regulatory body of Costa Rica. This Prospectus is intended to be for your personal use only, and is not intended to be a Public Offering of Securities, as defined under Costa Rican law.

Panama.  The common shares have not been registered with the National Securities Commission, nor has the offer, sale or transactions thereof been registered. The common shares are not under the supervision of the National Securities Commission.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Common Stock may not be circulated or distributed, nor may the Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Common Stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Common Stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China.  This prospectus has not been and will not be circulated or distributed in the PRC, and Common Stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel.  This Prospectus does not constitute an offer to sell the Common Stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of Common Stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The Common Stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The Common Stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the Company, and the representatives represent and warrant that the Common Stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman.  For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman. This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the Common Stock within Oman. No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products. Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation. Any recipient of this memorandum and any purchaser of the Common Stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the Common Stock within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.
Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available upon request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus was passed upon for us by Schneider Weinberger & Beilly LLP, Boca Raton, Florida.  Certain legal matters in connection with this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriter by Pryor Cashman LLP, New York, New York. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriter by Global Law Offices .

EXPERTS

The financial statements and schedules as of December 31, 2008 and for the year ended December 31, 2008 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of Child, Van Wagoner & Bradshaw, PLLC or CVWB, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements and schedules as of December 31, 2009 and for the year ended December 31, 2009 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO Limited, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we will indemnify our directors and officers from liabilities incurred by them in connection with actions, suits or proceedings in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Dismissal of Child, Van Wagoner & Bradshaw, PLLC and Appointment of BDO Limited

We elected to terminate our engagement of CVWB as the independent registered public accounting firm responsible for auditing our financial statements.  The termination, effective as of December 14, 2009, was approved by our board of directors.

CVWB’s report on our consolidated financial statements for the years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.  During the two most recent years and any subsequent interim period prior to the termination of CVWB, we did not have any disagreements with CVWB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

During the two most recent years and any subsequent interim period prior to the termination of CVWB, CVWB did not advise us of any of the following:

(a)           that the internal controls necessary for us to develop reliable financial statements did not exist;

(b)           that information had come to CVWB’s attention that had led it to no longer be able to rely on management’s representations or that had made it unwilling to be associated with the financial statements prepared by management; or

(c)           that CVWB needed to expand significantly the scope of its audit, or that information had come to CVWB’s attention that if further investigated may: (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the period(s) subsequent to the date of the most recent financial statements covered by an audit report, including information that would have prevented it from rendering an unqualified audit report on those financial statements, or (ii) cause it to be unwilling to rely on management’s representations or be associated with our financial statements.

Concurrently with termination of CVWB, we engaged BDO Limited as the independent registered public accounting firm responsible for auditing our financial statements.  The engagement, effective as of December 14, 2009, was approved by our board of directors.

Neither we nor anyone on our behalf consulted BDO Limited during the two most recent years and any subsequent interim period prior to engaging BDO Limited, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that we concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K, or a reportable event, as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

Dismissal of Tarvaran Askelson & Company, LLP and Appointment of Child, Van Wagoner & Bradshaw, PLLC

We elected to terminate our engagement of Tarvaran Askelson & Company, LLP, or Tarvaran, as the independent registered public accounting firm responsible for auditing our financial statements.  The termination, effective as of March 5, 2008, was approved by our board of directors.

Tarvaran’s report on our financial statements as of September 30, 2007 and year then ended did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception that Tarvaran’s audit report contained an explanatory note which raised substantial doubt as to our ability to continue as a going concern.  During the two most recent years and any subsequent interim period prior to the termination of Tarvaran, we did not have any disagreements with Tarvaran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During the two most recent years and any subsequent interim period prior to the termination of Tarvaran, Tarvaran did not advise us of any of the following:

(a)           that the internal controls necessary for us to develop reliable financial statements did not exist;

(b)           that information had come to Tarvaran’s attention that had led it to no longer be able to rely on management’s representations or that had made it unwilling to be associated with the financial statements prepared by management; or

(c)           that Tarvaran needed to expand significantly the scope of its audit, or that information had come to Tarvaran’s attention that if further investigated may: (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the period(s) subsequent to the date of the most recent financial statements covered by an audit report, including information that would have prevented it from rendering an unqualified audit report on those financial statements, or (ii) cause it to be unwilling to rely on management’s representations or be associated with our financial statements.

Concurrently with our termination of Tarvaran, we engaged CVWB to serve as the independent registered public accounting firm responsible for auditing our financial statements.  The engagement, effective as of March 5, 2008, was approved by our board of directors.

We consulted with CVWB in connection with (a) our acquisition of all of the capital stock of Pacific on February 26, 2008 and (b) our filing on March 3, 2008 of a Current Report on Form 8-K to report the acquisition and related matters, which Current Report contained financial statements of Pacific (A) as of December 31, 2006 and 2007 and for the years then ended, audited by CVWB and containing their report thereon and (B) as of March 31, 2008 and the three months ended March 31, 2007 and 2008.

Except as set forth in the immediately preceding paragraph, neither we nor anyone on our behalf consulted CVWB during the two most recent years and any subsequent interim period prior to engaging CVWB, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that we concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or a reportable event.

FINANCIAL STATEMENTS

Our audited financial statements for the years ended December 31, 2009 and 2008, together with the notes thereto and the reports of the independent certified public accounting firm thereon are presented beginning at page F-1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act, as amended, with respect to the shares of Common Stock we are offering by this prospectus.  This prospectus does not contain all of the information included in the registration statement.  For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains a website http://www.sec.gov that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above.  These SEC filings are also available to the public from commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS
The following financial statements, including notes thereto and the independent auditors' report with respect thereto, are filed as part of this Registration Statement, starting on page F-2 hereof:

Unaudited Consolidated Financial Statements

1.    Condensed Consolidated Balance Sheets as of March 31, 2010 and March 31, 2009
2.    Condensed Consolidated Statements of Operations and Comprehensive Income for the three months ended March 31, 2010 and March 31, 2009
3.    Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and March 31, 2009
4.    Notes to consolidated Unaudited Financial Statements

Audited Consolidated Financial Statements

1.    Report of Independent Public Registered Accounting Firm
2.    Consolidated Balance Sheets
3.    Consolidated Statements of Income and Comprehensive Income
4.    Consolidated Statements of Shareholders' Equity
5.    Consolidated Statements of Cash Flows
6.    Notes to Consolidated Financial Statements

SKYPEOPLE FRUIT JUICE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2010	2009
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and equivalents	$30,042,802	$14,404,500
Accounts receivable, net of allowance of $0 and $1,130	26,356,790	27,398,821
Other receivables	145,359	222,932
Inventories	4,219,160	4,925,625
Advances to suppliers and other current assets	65,989	1,536,042
Total current assets	60,830,100	48,487,920

PROPERTY, PLANT AND EQUIPMENT, Net	25,507,480	23,855,648
LAND USAGE RIGHTS	6,515,103	6,577,834
OTHER ASSETS	2,847,730	4,740,242
TOTAL ASSETS	$95,700,413	$83,661,644

LIABILITIES

CURRENT LIABILITIES
Accounts payable	$2,673,026	$2,684,113
Accrued expenses	3,911,851	4,368,852
Income taxes payable	1,505,985	2,592,493
Advances from customers	695,773	1,009,624
Short-term notes payable	12,276,949	5,420,531
Warrant liability	279,679	3,377,917
Total current liabilities	21,343,263	19,453,530

Commitments and contingencies
STOCKHOLDERS’ EQUITY
SkyPeople Fruit Juice, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 2,465,147 and 3,448,480 Series B Convertible Preferred Stock issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	2,465	3,448
Common Stock, $0.001 par value; 66,666,666 shares authorized; 19,768,901 and 17,952,894 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	19,769	17,953
Additional paid-in capital	34,848,682	26,699,154
Retained earnings	31,902,924	30,237,707
Accumulated other comprehensive income	4,488,902	4,487,706
Total SkyPeople Fruit Juice, Inc. stockholders' equity	71,262,742	61,445,968
Noncontrolling interests	3,094,408	2,762,146
TOTAL EQUITY	74,357,150	64,208,114
TOTAL LIABILITIES AND EQUITY	$95,700,413	$83,661,644

See accompanying notes to condensed consolidated financial statements

SKYPEOPLE FRUIT JUICE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME, UNAUDITED

	Three Months Ended
	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$17,721,296	$6,671,061
Cost of Sales	10,558,248	3,746,159
Gross Profit	7,163,048	2,924,902

Operating Expenses
General and administrative expenses	766,232	411,904
Selling expenses	364,777	273,588
Research and development expenses	278,152	275,510
Total operating expenses	1,409,161	961,002

Income from Operations	5,753,887	1,963,900

Other Income (Expense)
Interest expense	(222,959)	(226,396)
Interest income	22,096	7, 316
Subsidy income	43,562	87,800
Change in fair value of warrant liability	(2,092,972)	-
Other expense	(238)	(40)
Total other expense	(2,250,511)	(131,320)

Income Before Income Taxes	3,503,376	1,832,580

Income Tax Expense	1,505,897	493,870

Net Income	1,997,479	1,338,710
Less: Net income attributable to noncontrolling interests	332,262	99,274
NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.	$1,665,217	$1,239,436

Earnings Per Share:
Basic earnings per share	$0.08	$0.07
Diluted earnings per share	$0.08 *	$0.07

Weighted Average Shares Outstanding:
Basic	18,341,103	14,847,789
Diluted	20,637,806	18,929,908

Comprehensive Income
Net income	$1,997,479	$1,338,710
Foreign currency translation adjustment	(29,365)	(93,425)
Comprehensive Income	$1,968,114	$1,245,285
Comprehensive income attributable to the noncontrolling interest	301,701	127,554
Comprehensive income attributable to SkyPeople Fruit Juice, Inc.	$1,666,413	$1,117,731

* The effect of change in fair value of warrant liability was not included for the computation of diluted earnings per share for the period ended as the inclusion would be anti-dilutive.

See accompanying notes to condensed consolidated financial statements

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Cash Flow from Operating Activities
Net income	$1,997,479	$1,338,710
Adjustments to reconcile net income to net cash flow provided by operating activities
Bad debt expenses	-	1,130
Depreciation and amortization	530,581	487,158
Change in fair value of warrant liability	2,092,972	-
Changes in operating assets and liabilities net of acquisition effects
Accounts receivable	1,042,371	6,580,392
Other receivables	77,572	71,292
Advances to suppliers and other current assets	1,481,491	239,570
Inventories	706,496	(470,472)
Accounts payable	(12,108)	839,339
Accrued expenses	(464,112)	710,238
Advances from customers	(313,848)	30,929
Taxes payable	(1,086,482)	(1,549,833)
Net cash provided by operating activities	6,052,412	8,278,453

Cash Flow from Investing Activities
Prepayment for other assets	(106,630)	-
Additions to property, plant and equipment	(120,043)	-
Net cash provided by investing activities	(226,673)	-

Cash Flow from Financing Activities
Proceeds from stock issuance	2,959,150	-
Proceeds from bank loans	6,855,937	-
Net cash provided by financing activities	9,815,087	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,640,826	8,278,453
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	14,404,500	15,274,171
Effect of Changes in Exchange Rate	(2,524)	(309,546)
CASH AND CASH EQUIVALENTS, END OF PERIOD	$30,042,802	$23.243,078
Supplemental disclosures of cash flow information:
Cash paid for interest	$222,959	$1,283,303
Cash paid for taxes	$2,592,379	$226,396
Supplementary disclosures of significant non-cash transactions:
Change in fair value of warrant liability	$(2,092,972)	$-

Note:  During the three months ended March 31, 2010, the Company transferred other assets to property, plant and equipment with a total amount of $2,026,352 (For the three months ended March 31, 2009: Nil).

                                                       See accompanying notes to condensed consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying condensed consolidated financial statements do reflect all the adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported. Such adjustments are of a normal, recurring nature. Our operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. There have been no material changes in the significant accounting policies followed by us during the three months ended March 31, 2010.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal activities of the Company consist of production and sales of fruit concentrate, fruit juice beverages, and other fruit related products in the PRC and overseas markets.   All activities of the Company are principally conducted by subsidiaries operating in the PRC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of (i) SkyPeople Fruit Juice, Inc. (“SkyPeople”), (ii) Pacific Industry Holding Group Co., Ltd. (“Pacific”), a company incorporated under the laws of the Republic of Vanuatu and a wholly owned subsidiary of SkyPeople, (iii) Harmony MN Inc. (“HMN”), a company organized under the laws of Delaware and a wholly owned subsidiary of SkyPeople, (iv) SkyPeople Juice Group Co., Ltd., formerly known as Shaanxi Tianren Organic Food Co., Ltd. as of December 18, 2009 (“SkyPeople (China)”), a company incorporated under the laws of the People’s Republic of China (the “PRC”) and a 99% owned subsidiary of Pacific, (v) Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd. (PRC) (“Shaanxi Qiyiwangguo”), a company incorporated under the laws of the PRC and 91.15% owned subsidiary of SkyPeople (China), (vi) Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”), a company incorporated under the laws of the PRC and a wholly owned subsidiary of SkyPeople (China), and (vii) Yingkou Trusty Fruit Co., Ltd. (“Yingkou”), a company incorporated under the laws of the PRC and a wholly owned subsidiary of SkyPeople (China). All material inter-company accounts and transactions have been eliminated in consolidation.

The pooling method (entity under common control) is applied to the consolidation of Pacific with SkyPeople (China). The reverse merger accounting is applied to the consolidation of SkyPeople with Pacific.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include the provisions for doubtful accounts receivable, useful life of fixed assets and valuation allowance for deferred taxes. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents included all highly liquid investments with an original maturity of three months or less.

Impairment of Long-Lived Assets

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-live assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss.

Fair Value of Financial Instruments

FASB Accounting Standards Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value

Earnings Per Share

Under ASC 260-10, Earnings Per Share, basic EPS excludes dilution for Common Stock equivalents and is calculated by dividing net income available to common stockholders by the weighted average number of Common Stock outstanding for the period. Our Series B Convertible Preferred Stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

Diluted EPS is calculated by using the treasury stock method, assuming conversion of all potentially dilutive securities, such as stock options and warrants. Under this method, (i) exercise of options and warrants is assumed at the beginning of the period and shares of Common Stock are assumed to be issued, (ii) the proceeds from exercise are assumed to be used to purchase Common Stock at the average market price during the period, and (iii) the incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table.

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
NUMERATOR FOR BASIC AND DILUTED EPS
Net income	$1,665,217	$1,239,436
Net income allocated to Preferred Stock	(184,173)	(243,673)
Net income to common stockholders (Basic)	$1,481,044	$995,763

Net income	$1,665,217	$1,239,436
Change in fair value of warrant liability	-	-
Net income (numerator for Diluted EPS)	1,665,217	1,239,436

DENOMINATORS FOR BASIC AND DILUTED EPS
Weighted Average Common Stock outstanding	18,341,103	14,847,789
DENOMINATOR FOR BASIC EPS	18,341,103	14,847,789

Add: Weighted average preferred as if converted	2,279,851	3,632,320
Add: Weighted average stock warrants outstanding	16,852	449,799

DENOMINATOR FOR DILUTED EPS	20,637,806	18,929,908
EPS – Basic	$0.08	$0.07
EPS - Diluted	$ *0.08	$0.07

* The effect of change in fair value of warrant liability was not included for the computation of diluted earnings per share for the period ended as the inclusion would be anti-dilutive.

Shipping and Handling Costs

Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues and are reported as a component of selling expenses. The shipping and handling expenses of $343,964 and $251,180 for the three months ended March 31, 2010 and 2009, respectively, are included in sales revenues and reported as a component of selling expenses in the condensed consolidated statements of operations and comprehensive income.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. The Company periodically evaluates its receivables for collectability based on historical experience, current economic climate, as well as recent account activities and the length of time receivables are past due, and writes off receivables when they become uncollectible.  The Company believes that its allowance for doubtful accounts was adequate as of March 31, 2010.

Inventories

Inventories consist of raw materials, packaging materials (which include ingredients and supplies) and finished goods (which include finished juice in the bottling and canning operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost method.  The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are reserved or written off.

Intangible Assets

The Company follows the provision of ASC 350-50, General Intangibles Other than Goodwill, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

The Company recognizes revenue upon meeting the recognition requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Revenue from sales of products is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers, which generally include end users and distributors, as applicable, and title has passed. Customers have no contractual right to return products. Historically, the Company has not had any returned products. Accordingly, no provision has been made for returnable goods. The Company is not required to rebate or credit a portion of the original fee if it subsequently reduces the price of its product and the customer still has rights with respect to that product.

Government Subsidies

A government subsidy is recognized only when there is reasonable assurance that the enterprise will comply with any conditions attached to the grant and the grant will be received.

The Company received government subsidies in the form of funds for research and development activities.  The government subsidies recognized were $43,562 and $87,800 for the three months ended March 31, 2010 and 2009, respectively and are included in other income.

Advertising and Promotional Expense

Advertising and promotional costs are expensed as incurred. The Company incurred $2,252 and $293 in advertising and promotional costs for the three months ended March 31, 2010 and 2009, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are expensed as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Construction in progress primarily represents the renovation costs of plant, machinery and equipment.  Costs and interest on borrowings incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.  Cost of repairs and maintenance is expensed as incurred. On November 25, 2009, the Company completed the acquisition of Yingkou. After the purchase, the Company began renovation of its facility, office building and industrial waste water processing facility. The Company capitalized $3,572,199 as construction in progress of Yingkou as of March 31, 2010. This project is expected to be completed in August of 2010, before the squeezing season of apples.

Depreciation related to property and equipment used in production is reported in cost of sales. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

Depreciation expense included in general and administration expenses for the three months ended March 31, 2010 and 2009 were $40,235 and $80,969, respectively. Depreciation expense included in cost of sales for the three months ended March 31, 2010 and 2009 were $427,522 and $364,438, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in the ASC Subtopic 360-10-5, Impairment or Disposal of Long-Lived Assets. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material.

Foreign Currency and Other Comprehensive Income

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency, however, the functional currency and the reporting currency of the Company is the United States dollar (“USD”).  Assets and liabilities of the Company’s foreign subsidiaries have been translated into USD using the exchange rate at the balance sheet date.  The average exchange rate for the period has been used to translate revenues and expenses.  Translation adjustments are reported separately and accumulated in separate component of equity (cumulative translation adjustment).

Other comprehensive income for the three months ended March 31, 2010 and 2009 represented foreign currency translation adjustments and were included in the condensed consolidated statements of operations and comprehensive income.

Income Taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

The Company adopted FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109 (FIN48), which is codified as ASC 740. ASC 740 provides guidance for recognizing and measuring uncertain tax positions, and it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. ASC 740 also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

Restrictions on Transfer of Assets out of the PRC

Dividend payments by PRC subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by PRC subsidiaries without first receiving prior approval from the State Administration of Foreign Exchange. Dividend payments are restricted to 85% of profits, after tax.

Research and Development

Research and development costs are expensed when incurred and are included in operating expenses.  The expenses were $278,152 and $275,510 for the three months ended March 31, 2010 and 2009, respectively.

New Accounting Pronouncements

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. In addition, the amendments in the ASU require an entity that is a conduit bond obligor for conduit debt securities that are traded in a public market to evaluate subsequent events through the date of issuance of its financial statements and must disclose such date. All of the amendments in the ASU were effective upon issuance (February 24, 2010) except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The provisions of ASU 2010-09 did not have a material impact on the Company’s financial statements.

In February 2010, the FASB issued ASU No. 2010-08, Technical Corrections to Various Topics, thereby amending the FASB Accounting Standards CodificationTM (Codification). This ASU resulted from a review by the FASB of its standards to determine if any provisions are outdated, contain inconsistencies, or need clarifications to reflect the FASB’s original intent. The FASB believes the amendments do not fundamentally change U.S. GAAP. However, certain clarifications on embedded derivatives and hedging reflected in Topic 815, Derivatives and Hedging, may cause a change in the application of the guidance in Subtopic 815-15. Accordingly, the FASB provided special transition provisions for those amendments. The ASU contains various effective dates. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The amendments to the guidance on accounting for income taxes in a reorganization (Subtopic 852-740) applies to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. All other amendments are effective as of the first reporting period (including interim periods) beginning after the date this ASU was issued (February 2, 2010). The provisions of ASU 2010-08 are not expected to have an impact on the Company’s financial statements.

In January 2010, the FASB issued Codification Accounting Standards Update No. 2010-06 (ASU No. 2010-06), improving Disclosure about Fair Value Measurements, under Topic 820, Fair value Measurements and Disclosures, to improve and provide new disclosures for recurring and nonrecurring fair value measurements under the three-level hierarchy of input for transfers in and out of Levels 1 and 2, and activity in Level 3.  This update also clarifies existing disclosures of the level of disaggregation for the classes of assets and liabilities and the disclosure about input and valuation techniques. ASU No. 2010-06 new disclosures and clarification of existing disclosure is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for financial statements issued for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The adoption of ASU No. 2010-06 new disclosures and clarification of existing disclosure did not have a material impact on our consolidated financial statements. The Company is currently accessing the impact, if any, of ASU No. 2010-06 disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements on our consolidated financial statements.

3.           ACQUISITION OF YINGKOU

On November 25, 2009, the Company completed the acquisition of Yingkou Trusty Fruits Co., Ltd. (“Yingkou”), an apple concentrate producer, pursuant to the Stock Purchase Agreement that SkyPeople (China) entered with Xi’an Dehao Investment & Consulting Co., Ltd. on November 18, 2009. Yingkou was in the process of completing the construction of its production facility at the time of the acquisition and is expected to commence production in August of 2010. The Company believed that acquiring an apple concentrate production business would enhance the Company’s future growth opportunities and develop additional market share in the fruit juice business in the PRC. The net cash purchase price was RMB 22,700,000 or approximately $3,323,913.  In accordance with ASC Topic 805, Business Combinations, we allocated the purchase price to tangible assets and intangible assets of Yingkou based on their estimated fair value.  We estimated that the book value of the fixed assets acquired approximated the fair value of similar assets available on the market based on the information management received, as they are newly constructed.  Accordingly, we allocated $1,880,046 to various items of current assets and $4,840,218 to fixed assets acquired.  The excess purchase price over the fair value of net assets acquired, which was $266,499, was attributable to an identifiable intangible asset, the land usage right, based on estimates and assumptions determined by management. The economic life of this land usage right was approximately 50 years and the land usage right will be amortized over 50 years on the straight-line basis.  No goodwill was recognized.

The following table summarizes the fair value of Yingkou’s assets and liabilities acquired as of November 25, 2009:

ASSETS
Cash	$3,420
Prepaid expenses and other current assets	1,505,498
Other receivables	362,441
Inventory	12,107
Fixed assets	4,840,218
Intangible asset	350,283
Other assets	54,406
TOTAL ASSETS	$7,128,373

LIABILITIES
Accounts payable	$97,066
Accrued expenses	9,399
Other payables	3,697,995
TOTAL LIABILITIES	$3,804,460

NET ASSETS	$3,323,913

Yingkou is expected to commence production in August of 2010.

4.          INVENTORIES

 Inventories by major categories are summarized as follows:

	March 31,	December 31,
	2010	2009
	(Unaudited)
Raw materials and packaging	$1,104,668	$746,763
Finished goods	3,114,492	4,178,862
Inventories	$4,219,160	$4,925,625

5.           PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

	March 31, 2010	December 31, 2009
	(unaudited)
Machinery and equipment	$15,350,307	$14,793,155
Furniture and office equipment	239,189	237,443
Motor vehicles	260,816	260,812
Buildings	13,472,352	11,882,442
Construction in progress	3,572,199	3,601,296
Subtotal	32,894,863	30,775,148
Less: accumulated depreciation	(7,387,383)	(6,919,500)
Net property and equipment	$25,507,480	$23,855,648

There were no impairment provisions made at March 31, 2010 and December 31, 2009. On November 25, 2009, the Company completed the acquisition of Yingkou. After the purchase, the Company began renovation of its facility, office building and industrial waste water processing facility. The Company capitalized $3,572,199 as construction in progress from Yingkou as of March 31, 2010. This project is expected to be complete in August of 2010, before the squeezing season of apples.

6.           LAND USAGE RIGHTS

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for land use rights. Prepaid land use rights are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease, which were 40 to 50 years. The amortization expense was $62,824 and $41,751 for the three months ended March 31, 2010 and 2009, respectively.

7.           INCOME TAX

The Company is incorporated in the United States of America and is subject to United States federal taxation. No provisions for income taxes have been made, as the Company had no U.S. taxable income for the three months ended March 31, 2010 and March 31, 2009. The applicable income tax rate for the Company for each of the three months ended March 31, 2010 and 2009 was 34%.

Effective on January 1, 2008, the PRC Enterprise Income Tax Law, EIT Law, and Implementing Rules imposed a unified enterprise income tax rate of 25% on all domestic-invested enterprises and foreign-invested enterprises in the PRC, unless they qualify under certain limited exceptions. In December 2006, SkyPeople (China) was awarded the status of a nationally recognized High and New Technology Enterprise, which entitled SkyPeople (China) to tax-free treatment from January 2007 to December 2008. As such, starting from January 1, 2009, three of the Company’s subsidiaries in the PRC, including SkyPeople (China), Shannxi Qiywangguo and Huludao Wonder, are subject to an enterprise income tax rate of 25%. Yingkou Trusty has not yet commenced operating activities and as such was not subject to income taxes in the three months ended March 31, 2010 and in 2009.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of ASC Topic 740, Income Taxes. The income tax expense was $1,505,897 and $493,870 for the three months ended March 31, 2010 and March 31, 2009, respectively. The Company had recorded no deferred tax assets or liabilities as of March 31, 2010 and 2009, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Income Tax Expenses
Current	$1,505,897	$493,870
Deferred	—	—
Total	$1,505,897	$493,870

The effective income tax expenses differed from the PRC statutory income tax rate of 25% from continuing operations in the PRC are as follows:

	Three Months Ended March 31,
	2010	2009
Statutory income tax rate	25%	25%
Permanent items	2%	2%
Effective income tax rate	27%	27%

8.           NOTES PAYABLE

As of March 31, 2010 the balance of the short-term loans totaled RMB 83,800,000 ($12,276,949 based on the exchange rate on March 31, 2010), with interest rates ranging from 4.86% to 9.03% per annum. These loans were collateralized by land and buildings and will be due from June 2010 to February 2011.

9.           WARRANTS

Between February 22, 2008 and February 25, 2008, the Company entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. These transactions, collectively hereinafter referred to as “Reverse Merger Transactions,” were consummated simultaneously on February 26, 2008, and as a result of the consummation of these transactions Pacific is now a wholly-owned subsidiary of the Company.

The Company issued 4,666,667 warrants pursuant to the Stock Purchase Agreement dated February 26, 2008 with certain reset exercise price provisions. The reset provisions were recorded at their relative fair values at issuance and will continue to be recorded at fair value at each subsequent balance sheet date. Any change in value between reporting periods will be recorded as other income (expense). These warrants will continue to be reported as a liability until such time when they are exercised or expire. The fair value of these warrants is estimated using the Monte-Carlo simulation methods.

As of January 1, 2009, the grant date fair value of these warrants in the amount of $nil was reallocated from additional paid-in-capital and a warrant liability was recorded in the amount of $7,420,000, being the fair value of the warrants on January 1, 2009 offset by an adjustment to retained earnings of $7,420,000.

On June 2, 2009, the Company entered into an Exchange Agreement with the Investors, pursuant to which the Company issued to the Investors warrants to purchase an aggregate of 4,333,333 shares of Common Stock at a reduced exercise price (the “New Warrants”) in exchange for warrants to purchase an aggregate of 4,666,667 shares of Common Stock which had been issued to the Investors in February 2008 with an exercise price of $2.55 per share.  The fair value of the New Warrants was determined to be $15,600,000; accordingly, the Company recorded $8,180,000 in other expense relating to the change in the fair value of these warrants.

On November 3, 2009, 3,105,000 shares of Common Stock were issued in the public offering upon exercise of the warrants, and accordingly the Company recorded $9,100,000 in other income relating to the change in the fair value of the warrants. The fair value of the warrants upon exercise on November 3, 2009 of $4,657,500 were credited against additional paid in capital.

As of December 31, 2009, the fair value of the remaining 1,228,333 warrants was determined to be $3,377,917; accordingly, the Company recorded $1,535,417 in other expense related to the change in the fair value of these warrants.  There is no cash flow impact for the warrant liability until the warrants are exercised.

During the three months ended March 31, 2010, certain holders of warrants exercised warrants to purchase 1,160,450 shares of Common Stock. As of March 31, 2010, the fair value of the remaining 67,883 warrants was determined to be $279,679; and accordingly the Company recorded $2,092,972 in other expense relating to the change in the fair value of the warrants. The fair value of the warrants upon exercise on March 31, 2010 of $5,191,210 was credited against additional paid in capital.

 On January 1, 2009, the Company adopted FASB Accounting Standard Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of ASC 820 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted the provisions of ASC 820, except as it applies to those non-financial assets and non-financial liabilities for which the effective date has been delayed by one year.

ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

As of March 31, 2010, the Company held warrant liability that is required to be measured at fair value on a recurring basis, including the Warrants issued in February 2008. The fair value of the Warrants was determined using the following input in accordance with ASC 820 at March 31, 2010:

	Fair Value Measurements as at March 31, 2010
	Balance at March 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Input (Level 2)	Significant Unobservable Input (Level 3)
Warrant liability	$279,679	$-	$-	$279,679

The following table presents a reconciliation of the warrant liabilities measured at fair value on a recurring basis using significant unobservable input (Level 3) from January 1, 2010 to March 31, 2010:

Warrant liabilities
Balance at January 1, 2010	$3,377,917
Exercise of warrants in the three months ended March 31, 2010	(5,191,210)
Change in fair value included in earnings	2,092,972
Balance at March 31, 2010	$279,679

The warrant liability is revalued at the end of each reporting period and the resulting difference is included in the results of operations. For the three months ended March 31, 2010, the net adjustment to fair value resulted in a loss of $2.1 million and is included in “Changes in the fair value of warrant liability” on the accompanying condensed consolidated statement of operations.

10.           COMMON STOCK

As of March 31, 2010, the Company had 19,768,901 shares of Common Stock issued and outstanding and 2,465,147 shares of Series B Convertible Preferred Stock issued and outstanding. As of March 31, 2010, the Company had outstanding warrants to purchase 167,883 shares of Common Stock. Assuming all warrants to purchase 167,883 shares of Common Stock with an exercise price of $2.55 per share are exercised and all shares of Series B Convertible Preferred Stock are converted, the total number of shares of Common Stock to be issued and outstanding will be 21,580,216.

During the three months ended March 31, 2010, holders of our warrants exercised warrants to purchase 1,160,451 shares of Common Stock, for which the Company received approximately $3.0 million in gross proceeds, and holders of our Series B Convertible Preferred Stock converted 983,333 shares of Series B Convertible Preferred Stock into 655,556 shares of Common Stock.

11.           COMMITMENTS AND CONTINGENCIES

The following contractual obligations servicing table describes the Company’s overall future cash obligations based on various current contracts in the next five years:

	Payments Due by Period (at March 31, 2010)
		Less than	1 - 3	After
	Total	1 Year	Years	3 Years
Short-term Notes Payable	$12,276,949	$12,276,949	$-	$-
Interest on Notes Payable	486,927	486,927	-	-
Contract with Shaanxi Normal University*	791,100	791,100	-	-
Construction in Progress	1,054,815	1,054,815	-	-
Acquisition of Plant and Machinery	1,325,240	1,325,240	-	-
Total	$15,935,031	$15,935,031	$-	$-

*The Company has two research and development contracts with Shaanxi Normal University to develop new products. These two contracts are from August 2008 to December 2010, with a monthly payment of RMB 600,000, or $87,900.

As of March 31, 2010, the Company did not have any non-cancelable operating agreements or purchase obligations.

The Company has not, historically, carried any property or casualty insurance and has never incurred property damage or incurred casualty losses. Management feels the chances of such an obligation arising are remote. Accordingly, no amounts have been accrued for any liability that could arise from a lack of insurance.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. The Company believes the probability of a bank failure, causing loss to the Company, is remote.

12.           SUBSEQUENT EVENTS

On April 13, 2010, holders of our warrants exercised warrants to purchase 67,883 shares of Common Stock, for which the Company received approximately $173,102 in gross proceeds.  In addition, on April 19, 2010, holders of our Series B Convertible Preferred Stock converted 500,000 shares of Series B Convertible Preferred Stock into 333,333 shares of Common Stock.

Since April 20, 2010, the Company’s Common Stock has been traded on the NASDAQ Global Market under the symbol "SPU."

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
SkyPeople Fruit Juice, Inc.

We have audited the accompanying consolidated balance sheet of SkyPeople Fruit Juice, Inc. as of December 31, 2009 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SkyPeople Fruit Juice, Inc. and subsidiaries as of December 31, 2009, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Limited
BDO Limited
Hong Kong
March 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

SkyPeople Fruit Juice, Inc.
Shaanxi Province, China

We have audited the accompanying consolidated balance sheet of SkyPeople Fruit Juice, Inc. (the Company) as of December 31, 2008, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SkyPeople Fruit Juice, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 27, 2009

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and equivalents	$14,404,500	$15,274,171
Accounts receivable, net of allowance	27,398,821	11,610,506
Other receivables	222,932	297,394
Inventories	4,925,625	1,844,397
Advances to suppliers and other current assets	1,536,042	1,087,076
Total current assets	48,487,920	30,113,544

PROPERTY, PLANT AND EQUIPMENT, Net	23,855,648	20,406,967
LAND USAGE RIGHTS	6,577,834	6,404,771
OTHER ASSETS	4,740,242	2,362,049
TOTAL ASSETS	$83,661,644	$59,287,331

LIABILITIES

CURRENT LIABILITIES
Accounts payable	$2,684,113	$663,092
Accrued expenses	4,368,852	1,657,437
Accrued liquidated damages	--	254,301
Related party payables	--	23,452
Income taxes payable	2,592,493	1,450,433
Advances from customers	1,009,624	1,375,460
Short-term notes payable	5,420,531	11,256,871
Warrant liability	3,377,917	--
Total current liabilities	19,453,530	16,681,046

Commitments and contingencies
STOCKHOLDERS’ EQUITY
SkyPeople Fruit Juice, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 3,448,480 Series B Preferred Stock issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	3,448	3,448
Common Stock, $0.001 par value; 66,666,666 shares authorized; 17,952,894 and 14,847,857 shares issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	17,953	14,848
Additional paid-in capital	26,699,154	13,999,593
Retained earnings	30,237,707	22,468,934
Accumulated other comprehensive income	4,487,706	4,573,143
Total SkyPeople Fruit Juice, Inc. stockholders' equity	61,445,968	41,059,966
Noncontrolling interests	2,762,146	1,546,319
TOTAL EQUITY	64,208,114	42,606,285
TOTAL LIABILITIES AND EQUITY	$83,661,644	$59,287,331

See accompanying notes to consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2009		2008
Revenue		$59,249,950	$41,648,605
Cost of Sales		33,869,358	23,607,409
Gross Margin		25,380,592	18,041,196

Operating Expenses
General and administrative expenses		2,433,205	2,830,739
Selling expenses		918,406	1,453,461
Research and development expenses		1,102,658	449,695
Liquidated damages		--	254,301
Total operating expenses		4,454,269	4,988,196

Income from Operations		20,926,323	13,053,000

Other Income (Expenses)
Interest income		68,495	63,775
Subsidy income		2,169,380	316,152
Interest expense		(817,759)	(932,048)
Change in fair value of warrant liability		(615,417)	--
Other income		699,253	353,698
Total other income (expenses)		1,503,952	(198,423)
Income Before Income Tax		22,430,275	12,854,577
Income Tax Provision		6,025,675	2,231,140
Net Income		16,404,600	10,623,437

Less: Net income attributable to noncontrolling interests		1,215,827	613,135

NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.		$15,188,773	$10,010,302

Earnings Per Share:
Basic earnings per share		$0.84	$0.56
Diluted earnings per share	$	*0.84	$0.56

Weighted Average Shares Outstanding
Basic		15,333,419	14,820,223
Diluted		18,682,755	17,887,974

Comprehensive Income
Net income		$16,404,600	$10,623,437
Foreign currency translation adjustment		(114,730)	1,688,725
Comprehensive Income		$16,289,870	$12,312,162
Comprehensive income attributable to the noncontrolling interest		1,186,534	613,135
Comprehensive Income Attributable to SkyPeople Fruit Juice, Inc.		$15,103,336	$11,699,027

* The effect of change in fair value of warrant liability was not included for the computation of diluted earnings per share for the year ended as the inclusion would be anti-dilutive.

See accompanying notes to consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock Shares	Preferred Stock	Common Stock Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Other Compre-hensive Income	Total
Balance at December 31, 2007	—	—	14,670,818	$14,671	$10,888,146	$12,458,632	$2,884,418	$26,245,867
Net income	—	—	—	—	—	$10,010,302	—	10,010,302
Foreign currency translation adjustment	—	—	—	—	—	—	$1,688,725	$1,688,725
Share exchange and private placement financing	3,448,480	$3,448	177,076	$177	$3,111,447	—	—	$3,115,072
Balance at December 31, 2008	3,448,480	$3,448	14,847,894	$14,848	$13,999,593	$22,468,934	$4,573,143	$41,059,966
Cumulative effect of change in accounting principle-adoption of EITF 07-05 effective January 1, 2009	—	—	—	—	—	$(7,420,000)	—	$(7,420,000)
Net income	—	—	—	—	—	$15,188,773	—	$15,188,773
Foreign currency translation adjustment	—	—	—	—	—	—	$(85,437)	$(85,437)
Reverse liquidated damages	—	—	—	—	$254,301	—	—	$254,301
Share exchange and exercise of warrants	—	—	3,105,000	$3,105	$12,445,260	—	—	$12,448,365
Balance at December 31, 2009	3,448,480	$3,448	17,952,894	$17,953	$26,669,154	$30,237,707	$4,487,706	$61,445,968

Note: The Common Stock issued has been retroactively restated to reflect a reverse stock split of two new shares of Common Stock for three old shares of Common Stock, effective on October 26, 2009. The authorized shares and the par value per share, as referred to in these financial statements, have been restated where applicable to give retroactive effect of the reverse stock split.

See accompanying notes to consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Years Ended December 31,
	2009	2008
Cash Flows from Operating Activities
Net income	$16,404,600	$10,623,437
Adjustments to reconcile net income to net cash flow provided by operating activities
Bad debt	24,903	17,690
Depreciation and amortization	2,012,212	1,903,117
Change in fair value of warrant liability	615,417	--
Loss on sale of property, plant and equipment	--	1,282
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(15,810,828)	(1,798,369)
Other receivables	436,717	(233,740)
Prepaid expenses and other current assets	1,056,202	(1,052,874)
Inventories	(3,068,506)	2,873,565
Accounts payable	1,912,764	(2,512,196)
Accrued expenses	(1,019,432)	291,347
Accrued liquidated damages	--	254,301
Income tax payable	1,142,214	2,048,172
Advances from customers	(364,969)	605,042
Net cash provided by operating activities	3,341,294	13,020,774
Cash Flows from Investing Activities
Purchase of Yingkou	(3,323,913)	-
Prepayment for other assets	(2,323,779)	(359,264)
Paid off Huludao Wonder's debt	--	(2,220,394)
Deposits to purchase target company	--	(2,155,583)
Additions to fixed assets	(454,997)	(2,924,217)
Loan repayment from related parties	--	600,335
Loan advanced to related parties	--	(101,966)
Proceeds from sale of property, plant and equipment	--	5,030
Net cash used in investing activities	(6,102,689)	(7,156,059)
Cash Flows from Financing Activities
Proceeds from stock issuance	7,790,865	3,115,072
Repayment of short-term loans	(19,006,340)	(14,198,105)
Proceeds from short-term loans	13,178,510	16,353,688
Prepayments of related party loans	--	(121,752)
Payment of dividends to noncontrolling interests	--	(311,984)
Net cash provided by (used in) financing activities	1,963,035	4,836,919
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(798,360)	10,701,634
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	15,274,171	4,094,238
Effect of Changes in Exchange Rate	(71,311)	478,299
CASH AND CASH EQUIVALENTS, END OF YEAR	$14,404,500	$15,274,171
Supplemental disclosures of cash flow information:
Cash paid for interest	$817,759	$951,888
Cash paid for income taxes	$4,765,198	$2,231,133
Purchase of Huludao, offset by related party receivables	$--	$6,887,391
Supplementary disclosures of significant non-cash transactions:
(Reversal of)/provision for liquidated damages	$(254,301)	$254,301
Change in fair value of warrant liability	$615,417	$--

See accompanying notes to consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2009 AND 2008

1.           CORPORATE INFORMATION

SkyPeople Fruit Juice, Inc. (“SkyPeople” or the “Company”), formerly Entech Environmental Technology, Inc., was formed in June 1998 under the laws of the State of Florida. From July 2007 until February 26, 2008, the Company’s operations consisted solely of identifying and completing a business combination with an operating company and compliance with its reporting obligations under federal securities laws.

Between February 22, 2008 and February 25, 2008, the Company entered into a series of transactions whereby it acquired 100% of the ownership interest in Pacific Industry Holding Group Co., Ltd. (“Pacific”) from a share exchange transaction (the “Share Exchange Transaction”) and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. As a result of the consummation of these transactions, Pacific is now a wholly-owned subsidiary of the Company.

This Share Exchange Transaction resulted in Pacific obtaining a majority voting and control interest in the Company. Generally accepted accounting principles require that the company whose stockholders retain the majority controlling interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Pacific as the accounting acquirer and SkyPeople as the acquired party. Accordingly, the Share Exchange Transaction has been accounted for as a recapitalization of the Company. The equity sections of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. All references to Common Stock of Pacific Common Stock have been restated to reflect the equivalent numbers of SkyPeople equivalent shares.

Pacific’s only business is acting as a holding company for Shaanxi Tianren Organic Food Co., Ltd. (“SkyPeople (China)”), a company organized under the laws of the People’s Republic of China (“PRC”), in which Pacific holds a 99% ownership interest.  SkyPeople (China) is engaged in the business of producing and selling a wide variety of fruit products, including fruit juice concentrates, fruit juice drinks, fresh fruit and fruit seeds.

SkyPeople (China) holds a 91.15% interest in Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd. (“Shaanxi Qiyiwangguo”).

SkyPeople (China) also holds a 100% interest in Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”). The payment was made through the offset of related party receivables from Shaanxi Hede Investment Management Co., Ltd. (“Hede”). Before the acquisition, Huludao Wonder had been a variable interest entity of SkyPeople (China) for accounting purposes since June 1, 2007, and the financial statements of SkyPeople (China) and Huludao Wonder have been consolidated as of June 1, 2007 and forward.

On May 23, 2008, the Company amended its Articles of Incorporation and changed its name to SkyPeople Fruit Juice, Inc. to better reflect its business. A 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock and a mandatory 1-for-22.006 conversion of Series A Preferred Stock, which were approved by written consent of the holders of a majority of the outstanding voting stock, also became effective on May 23, 2008.

On June 17, 2009, the Company incorporated a new Delaware corporation called Harmony MN Inc. (“HMN”) to be a wholly-owned subsidiary of the Company with offices initially in California to act as a sales company for the Company. The Company has not yet commenced operating business. The total number of shares of capital stock which HMN has authority to issue is 3,000 shares, all of which are Common Stock with a par value of $1.00 per share. On June 20, 2009, HMN was registered in the State of California to transact business in such state.

On October 26, 2009, the Company approved and filed with the Florida Secretary of State's office an amendment to the Articles of Incorporation to carry out a reverse stock split of the Company’s Common Stock on a two (2) for three (3) basis. The number of issued and outstanding shares has been retroactively adjusted for this reverse split, which became effective on October 29, 2009.

On November 3, 2009, the Company completed a public offering of 2,700,000 common shares of Common Stock at a public offering price of $3.00 per share, pursuant to a Registration Statement on Form S-1 declared effective by the SEC. On November 25, 2009 the underwriters purchased an additional 405,000 shares of Common Stock of $0.01 per share to cover over-allotments and sold it to the public. The shares of Common Stock sold in the public offering were issued upon exercise of warrants issued to the Investors pursuant to an Exchange Agreement dated as of May 28, 2009.  The Company received approximately $7.9 million in gross proceeds from the public offering and the exercise of all of the foregoing warrants.

On November 25, 2009, SkyPeople (China) completed the purchase of Yingkou Trusty Fruits Co., Ltd. (“Yingkou”) for an aggregate cash purchase price of RMB 22,700,000 (approximately $3,325,520 based on the exchange rate of November 13, 2009) pursuant to the Stock Purchase Agreement dated November 13, 2009 with Xi’an Dehao Investment & Consulting Co., Ltd. (“Dehao”), a limited liability company organized under the laws of the PRC, which, prior to the consummation of the transactions contemplated under the Stock Purchase Agreement, held 100% ownership interest in Yingkou, a limited liability company organized under the laws of the PRC.  Yingkou has not yet commenced operating activities.

The Company’s current structure is set forth in the diagram below:

*Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with the Company, owns the other 8.85% of the equity interests in Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd.

**Formerly known as Shaanxi Tianren Organic Food Co. Ltd

2.               SHARE EXCHANGE AND PRIVATE PLACEMENT FINANCING

Between February 22, 2008 and February 25, 2008, the Company entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. These transactions, collectively hereinafter referred to as “Reverse Merger Transactions,” were consummated simultaneously on February 26, 2008, and as a result of the consummation of these transactions Pacific is now a wholly-owned subsidiary of the Company.

The following sets forth the material agreements that the Company entered into in connection with the Reverse Merger Transactions and the material terms of these agreements:

Share Exchange Agreement – The Series A Convertible Preferred Stock

On February 22, 2008, the Company and Terence Leong, the Company’s then Chief Executive Officer, entered into a Share Exchange Agreement with Pacific and all of the shareholders of Pacific (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, the shareholders of Pacific agreed to exchange 100 ordinary shares of Pacific, representing a 100% ownership interest in Pacific, for 1,000,000 shares of a newly designated Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Share Exchange” or the “Share Exchange Transaction”).

In connection with the Share Exchange Transaction, the Company designated 1,000,000 shares of Series A Convertible Preferred Stock out of the total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. Upon effectiveness of the 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into shares of Common Stock without any notice or action required by the Company or by the holders of Series A Preferred Stock or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred Stock received twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A Preferred Stock held (the “Conversion Rate”).

Stock Purchase Agreement – The Series B Convertible Preferred Stock

In connection with the Share Exchange Transaction, on February 26, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue 2,833,333 shares of Series B Convertible Preferred Stock of the Company, par value $0.001 per share out of the total number of 10,000,000 shares of Preferred Stock (“Series B Stock”) and warrants to purchase 4,666,667 shares of the Company’s Common Stock (the “Warrants”) to the Investors, in exchange for a cash payment in the amount of $3,400,000.

The Series B Convertible Preferred Stock is a participating security. No dividends are payable with respect to the Series B Preferred Stock and no dividends can be paid on the Company’s Common Stock while the Series B Preferred Stock is outstanding. Upon liquidation the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

Under the Stock Purchase Agreement, the Company also deposited 2,000,000 shares of the Series B Stock into an escrow account held by an escrow agent as Make Good Shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 were less than certain pre-determined target numbers (the “Make Good Escrow Agreement”).

The shares held in escrow pursuant to the terms of the Make Good Escrow Agreement will not be accounted for on the Company’s books until such shares are released from escrow. During the time such shares are held in escrow, they will be accounted for as contingently issuable shares in determining the diluted EPS denominator in accordance with ASC Topic 215, Statement of Shareholder Equity. We achieved our target numbers in 2007 and 2008.  As a result, no shares of Make Good Escrow Stock were distributed to the Selling Stockholders.

Liquidated damages potentially payable by the Company under the Stock Purchase Agreement and the Registration Rights Agreement were accounted for in accordance with Financial Accounting Standard Board Staff Position ASC Topic 825. Estimated damages at the time of closing were recorded as a liability and deducted from additional paid-in capital as costs of issuance. Liquidated damages determined later pursuant to the criteria for ASC Topic 450 were recorded as a liability and deducted from operating income.

The Company’s failure to meet the timetables provided for in the Registration Rights Agreement resulted in the imposition of liquidated damages, which are payable in cash to the Investors (pro rata based on the percentage of Series B Preferred Stock owned by the Investors at the time such liquidated damages shall have been incurred) equal to fourteen percent (14%) of the purchase price per annum payable monthly based on the number of days such failure exists, which amount of liquidated damages, together with all liquidated damages that the Company may incur pursuant to the Registration Rights Agreement, the Warrant and the Stock Purchase Agreement, shall not exceed an aggregate of eighteen percent (18%) of the amount of the purchase price.

The Company initially filed a registration statement on Form S-1 with the SEC on March 26, 2008, which date was before the filing date deadline of March 30, 2008 in the Registration Rights Agreement, but the registration statement was not declared effective by the SEC until February 5, 2009.  Therefore, the Company recorded liquidated damages of $254,301 in fiscal 2008 for failure to meet the timetables provided for in the Registration Rights Agreement.

On February 22, 2008, the Company issued 21,294 shares of Common Stock as part of the settlement with its prior Chief Executive Officer, Burr D. Northrop, 24,732 shares of Common Stock to Walker Street Associates and its prior director, Joseph I. Emas, for the professional services that they provided, and 39,373 shares of Common Stock to Grover Moss for the conversion of principal owed by the Company pursuant to a promissory note in the amount of $398,000.

On February 26, 2008, the Company issued to one of the Investors, Barron Partners, L.P. (“Barron Partners”), an aggregate of 615,147 shares of Series B Preferred Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron Partners.

On May 23, 2008, the Company amended its Articles of Incorporation and changed its name to SkyPeople Fruit Juice, Inc. to better reflect our business. A 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock and a mandatory 1-for-22.006 conversion of Series A Preferred Stock, which was approved by written consent of the holders of a majority of the outstanding voting stock, also became effective on May 23, 2008.

Upon effectiveness of the reverse stock split on May 23, 2008, each share of Series B Preferred Stock is convertible at any time into one share of Common Stock at the option of the holder. If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

The Warrants that were issued pursuant to the Stock Purchase Agreement became exercisable after the consummation of a 1-for-328.72898 reverse split of the Company’s outstanding Common Stock, which was effective on May 23, 2008, and the 4,666,667 shares issuable upon exercise of such warrants were not adjusted as a result of such reverse split.

On June 2, 2009, the Company entered into an Exchange Agreement dated as of May 28, 2009 with Barron Partners L.P. ("Barron") and Eos Holdings LLC ("Eos," and together with Barron, the "Investors"), pursuant to which the Company issued to the Investors warrants to purchase an aggregate of 4,333,333 shares of Common Stock at a reduced exercise price (the “New Warrants”) in exchange for warrants to purchase an aggregate of 4,666,667 shares of Common Stock which had been issued to the Investors in February 2008 (the “February 2008 Warrants”) with an exercise price of $2.55 per share (which exercise price, in the case of New Warrants to purchase an aggregate of 666,667 shares of the Company’s Common Stock, shall be increased to $4.50 per share if the New Warrants are not exercised by September 30, 2009).

In the Exchange Agreement the Investors agreed to release the Company from all liability for damages, including any and all liquidated damages, penalties and interest thereon, relating to any breach or breaches of any obligation of the Company under the Registration Rights Agreement, dated as of February 25, 2008 between the Investors and the Company from the date of execution of such agreement through the date of such release and the waiver by the Investors of their right to receive up to 2,000,000 additional shares of the Company’s Series B Preferred Stock solely as a result of, and to the extent that, such stock would be deliverable to the Investors because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 was reduced as a result of any reduction in net income available to common stockholders for such fiscal year and/or an increase in the weighted average number of shares of Common Stock outstanding during the period due to the issuance and delivery to the Investors of the New Warrants. Accordingly, in the second quarter of fiscal 2009, the Company reversed the liquidated damages of $254,301 that were accrued in fiscal 2008 to additional paid-in capital.

On October 26, 2009, the Company approved and filed with the Florida Secretary of State's office an amendment to its Articles of Incorporation to carry out a reverse stock split of the Company's Common Stock on a two (2) for three (3) basis. The conversion price of Preferred Stock to Common Stock was adjusted to $1.80, and the conversion ratio was adjusted on a two (2) for three (3) basis according to the terms of the Preferred Stock.

On October 26, 2009, the Company and the Investors entered into an underwriting agreement and certain pricing agreements with Roth Capital Partners, LLC for the sale of 2,700,000 shares of the Company’s Common Stock. Under the terms of the pricing agreements, the Investors granted Roth Capital Partners, LLC an option, exercisable for 30 days, to purchase up to an additional 405,000 shares of Common Stock to cover over-allotments, if any. The Common Stock on sale in the public offering was issuable upon exercise of the New Warrants. The remaining outstanding New Warrants have an exercise price of $2.55 per share.

On December 9, 2009, the Company issued to its Chief Financial Officer, Spring Liu, a warrant to purchase an aggregate of 100,000 shares of the Common Stock at an exercise of $4.50 per share, as a bonus for the year of 2009. These warrants expire on December 9, 2014. The expense of the share-based payment is immaterial.

The number of warrants and the exercise price of the warrants have been retroactively adjusted because of the stock split described above in Note 1 – Corporate Information.

3.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal activities of the Company consist of production and sales of fruit concentrate, fruit juice beverages, and other fruit related products in the PRC and overseas markets.   All activities of the Company are principally conducted by subsidiaries operating in the PRC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SkyPeople, Pacific, HMN, SkyPeople (China), Shaanxi Qiyiwangguo, Huludao Wonder and Yingkou. All material inter-company accounts and transactions have been eliminated in consolidation.

The pooling method (entity under common control) is applied to the consolidation of Pacific with SkyPeople (China) and SkyPeople (China) with Huludao Wonder. The reverse merger accounting is applied to the consolidation of SkyPeople with Pacific.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include the provisions for doubtful accounts receivable, useful life of fixed assets and valuation allowance for deferred taxes. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents included all highly liquid investments with an original maturity of three months or less.

Impairment of Long-Lived Assets

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-live assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss.

Fair Value of Financial Instruments

FASB Accounting Standards Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value

Earnings Per Share

Under ASC 260-10, basic EPS excludes dilution for Common Stock equivalents and is calculated by dividing net income available to common stockholders by the weighted average number of Common Stock outstanding for the period. Our Series B Convertible Preferred Stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

Diluted EPS is calculated by using the treasury stock method, assuming conversion of all potentially dilutive securities, such as stock options and warrants. Under this method, (i) exercise of options and warrants is assumed at the beginning of the period and shares of Common Stock are assumed to be issued, (ii) the proceeds from exercise are assumed to be used to purchase Common Stock at the average market price during the period, and (iii) the incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table.

	For the Year Ended December 31,
	2009		2008
NUMERATOR FOR BASIC AND DILUTED EPS
Net income		$15,188,773	$10,010,302
Net income allocated to Preferred Stock		(2,383,118)	(1,716,767)
Net income to common stockholders (Basic)		$12,805,655	$8,293,535

Net income		$15,188,773	$10,010,302
Change in fair value of warrant liability		-	-
Net income (numerator for Diluted EPS)		15,188,773	10,010,302

DENOMINATORS FOR BASIC AND DILUTED EPS
Weighted Average Common Stock outstanding		15,333,419	14,820,203
		15,333,419	14,820,203
DENOMINATOR FOR BASIC EPS
Add: Weighted average preferred as if converted		2,854,238	3,067,751
Add: Weighted average stock warrants outstanding		495,098	-

DENOMINATOR FOR DILUTED EPS		18,682,755	17,887,974
EPS – Basic		$0.84	$0.56
EPS - Diluted	$	*0.84	$0.56

* The effect of change in fair value of warrant liability was not included for the computation of diluted earnings per share for the year ended as the inclusion would be anti-dilutive.

Shipping and Handling Costs

Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. The shipping and handling expenses of $832,961 and $1,344,484 for 2009 and 2008, respectively, are reported in the Consolidated Statement of Income as a component of selling expenses.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. The Company periodically evaluates its receivables for collectability based on historical experience, current economic climate, as well as recent account activities and the length of time receivables are past due, and writes off receivables when they become uncollectible.  The Company believed that its allowance for doubtful accounts was adequate as of December 31, 2009.

Inventories

Inventories consist of raw materials, packaging materials (which include ingredients and supplies) and finished goods (which include finished juice in the bottling and canning operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost method.  The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are reserved or written off.

Intangible Assets

The Company follows the provision of ASC 350-50, General Intangibles Other than Goodwill, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

The Company recognizes revenue upon meeting the recognition requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Revenue from sales of products is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title has passed. Customers have no contractual right to return products. Historically, the Company has not had any returned products. Accordingly, no provision has been made for returnable goods. The Company is not required to rebate or credit a portion of the original fee if it subsequently reduces the price of its product and the distributor still has rights with respect to that product.

Government Subsidies

A government subsidy is recognized only when there is reasonable assurance that the enterprise will comply with any conditions attached to the grant and the grant will be received.

The Company receives government subsidies in the form of funds for research and development activities.  The government subsidies recognized were $2,169,380 and $316,152 for the years ended December 31, 2009, and 2008, respectively and are included in other income.

Advertising and Promotional Expense

Advertising and promotional costs are expensed as incurred. The Company incurred $60,203 and $32,835 in advertising and promotional costs for the years ended December 31, 2009 and 2008, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Construction in progress primarily represents the renovation costs of plant, machinery and equipment.  Costs and interest on borrowings incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.  Cost of repairs and maintenance is expensed as incurred. On November 25, 2009, the Company completed the acquisition of Yingkou. After the purchase, the Company began renovation of its facility, office building and industrial waste water processing facility. The Company capitalized $3,572,147 as construction in progress of Yingkou as of December 31, 2009. This project is expected to be completed  in August of 2010, before the squeezing season of apples.

Depreciation related to property and equipment used in production is reported in cost of sales. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

Depreciation expense included in general and administration expenses for the years ended December 31, 2009 and 2008 were $229,555 and $600,084, respectively. Depreciation expense included in cost of sales for the years ended December 31, 2009, and 2008 were $1,608,539 and $1,139,028, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in the ASC Subtopic 360-10-5, Impairment or Disposal of Long-Lived Assets. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material.

Foreign Currency and Other Comprehensive Income

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency, however, the functional currency and the reporting currency of the Company is the United States dollar (“USD”).  Assets and liabilities of the Company’s foreign subsidiaries have been translated into USD using the exchange rate at the balance sheet date.  The average exchange rate for the period has been used to translate revenues and expenses.  Translation adjustments are reported separately and accumulated in separate component of equity (cumulative translation adjustment).

Other comprehensive income for the years ended December 31, 2008 and 2009 represented foreign currency translation adjustments and were included in the consolidated statements of operating and comprehensive income.

Income Taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

The Company adopted FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109 (FIN48), which is codified as ASC 740. ASC740 provides guidance for recognizing and measuring uncertain tax positions, and it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. ASC 740 also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

Restrictions on Transfer of Assets out of the PRC

Dividend payments by PRC subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by PRC subsidiaries without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Research and Development

Research and development cost s are charged to expense when incurred and are included in operating expenses.  The expenses were $1,102,658 and $449,695 for the years ended December 31, 2009 and 2008, respectively.

New Accounting Pronouncements

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. In addition, the amendments in the ASU requires an entity that is a conduit bond obligor for conduit debt securities that are traded in a public market to evaluate subsequent events through the date of issuance of its financial statements and must disclose such date. All of the amendments in the ASU were effective upon issuance (February 24, 2010) except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The provisions of ASU 2010-09 did not have a material impact on the Company’s financial statements.

In February 2010, the FASB issued ASU No. 2010-08, Technical Corrections to Various Topics, thereby amending the FASB Accounting Standards CodificationTM (Codification). This ASU resulted from a review by the FASB of its standards to determine if any provisions are outdated, contain inconsistencies, or need clarifications to reflect the FASB’s original intent. The FASB believes the amendments do not fundamentally change U.S. GAAP. However, certain clarifications on embedded derivatives and hedging reflected in Topic 815, Derivatives and Hedging, may cause a change in the application of the guidance in Subtopic 815-15. Accordingly, the FASB provided special transition provisions for those amendments. The ASU contains various effective dates. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The amendments to the guidance on accounting for income taxes in a reorganization (Subtopic 852-740) applies to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. All other amendments are effective as of the first reporting period (including interim periods) beginning after the date this ASU was issued (February 2, 2010). The provisions of ASU 2010-08 are not expected to have an impact on the Company’s financial statements.

In January 2010, the FASB issued Codification Accounting Standards Update No. 2010-06 (ASU No. 2010-06), improving Disclosure about Fair Value Measurements, under Topic 820, Fair value Measurements and Disclosures, to improve and provide new disclosures for recurring and nonrecurring fair value measurements under the three-level hierarchy of input for transfers in and out of Levels 1 and 2, and activity in Level 3.  This update also clarifies existing disclosures of the level of disaggregation for the classes of assets and liabilities and the disclosure about input and valuation techniques. ASU No. 2010-06 new disclosures and clarification of existing disclosure is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for financial statements issued for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The adoption of ASU No. 2010-06 new disclosures and clarification of existing disclosure did not have a material impact on our consolidated financial statements. The Company is currently accessing the impact, if any, of ASU No. 2010-06 disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements on our consolidated financial statements.

In September 2009, the FASB published FASB ASU No. 2009-12, Fair Value Measurements and Disclosures (Topic 820)—Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). It amends Subtopic 820-10, Fair Value Measurements and Disclosures—Overall, to permit a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). It also requires new disclosures, by major category of investments, about the attributes included of investments within the scope of this amendment to the Codification. The provisions of ASU 2009-12 are effective for interim and annual periods ended after December 15, 2009. The adoption did not have a material impact on the consolidated financial statements.

In September 2009 the New FASB Accounting Standards Update 2009-08 issued in Earnings Per Share (amendments to Section 260-10-S99). This update includes technical corrections to Topic 260-10-S99 Earnings Per Share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes redemption or an induced conversion of a portion of a class of preferred stock and EITF Topic D-42, The effect of the calculation of Earnings Per Share for the redemption or induced conversion of preferred stock. Implementation of ASU 2009-08 did not have an impact on our results or financial position.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Measuring Liabilities at Fair Value, which is codified as ASC 820, Fair Value Measurements and Disclosures. This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability. The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of this Update did not have a significant impact to the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles, which is codified as ASC 105. ASC 105 establishes the FASB Accounting Standards Codification (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. Generally, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted ASC 105 for the quarter ended September 30, 2009. The adoption of this Statement did not impact the results of operations or financial position, as it only required disclosures.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 166”). This standard has not yet been codified in the FASB Accounting Standards Codification. SFAS No. 166 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 is applicable for annual periods after November 15, 2009 and interim periods therein and thereafter. The Company is currently evaluating the effect of ASC 805 on its consolidated financial statements and results of operation and is currently not yet in a position to determine such effects.

In May 2009, the FASB issued ASC 855-10, Subsequent Events (“ASC 855-10”). ASC 855-10 provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 is applicable for interim or annual periods after June 15, 2009.  The Company adopted this amended topic effective July 1, 2009.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies, which is codified as ASC 805. ASC 805 amends and clarifies FASB Statement No. 141 (revised 2007), Business Combinations, to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805 shall be effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this amended topic effective January 1, 2009. The adoption of this Update did not have a significant impact to the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted new guidance ASC 805-10-65-1 (formerly Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations (“SFAS 141R”)) issued by the FASB related to the accounting for business combinations and related disclosures. This new guidance addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and noncontrolling interests in business combinations. The guidance also establishes expanded disclosure requirements for business combinations. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted new guidance ASC 810, Consolidation, regarding noncontrolling interests (formerly Statement of Financial Accounting Standards ("SFAS") No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”)) issued by the FASB related to the accounting for noncontrolling interests in consolidated financial statements. This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance requires that noncontrolling interests in subsidiaries be reported in the equity section of the controlling company’s balance sheet. It also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In November 2008, the FASB issued EITF Issue 08-6, Equity Method Investment Accounting Considerations ("EITF 08-6"). EITF 08-6 addresses questions about the potential effect of FASB Statement 141R Business Combinations and FASB Statement 160 Noncontrolling Interests in Consolidated Financial Statements on equity-method accounting under Opinion 18. EITF 08-6 would be effective prospectively for fiscal years beginning on or after December 15, 2008. The adoption did not have a material impact on the consolidated financial statements..

Effective January 1, 2009, the Company adopted ASC Topic 815-40, Derivatives and Hedging (“ASC 815-40”). ASC 815-40 specifies that a contract would not be treated as a derivative if it met the following conditions: (a) indexed to the Company’s own stock; and (b) classified in shareholders’ equity in the Company’s statement of financial position. The Company’s outstanding warrants with certain reset exercise price provisions as detailed in note 13 are not considered to be indexed to its own stock. Therefore, these warrants have been treated as derivative financial instruments and recorded at their fair value as a liability.

In April 2008, the Financial Accounting Standards Board (“FASB”) issued new provisions on the determination of the useful life of intangible assets, as described in FASB Accounting Standards Codification (“FASB ASC”) 350, Goodwill and Other Intangible Assets (formerly FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets). The provisions amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of the provisions is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under U.S. GAAP. The new provisions are effective for fiscal years beginning after December 15, 2008. The Company adopted the provisions effective January 1, 2009 and the adoption of the provisions did not have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB staff issued Staff Position No. 157-2 Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 were effective for the Company’s fiscal year beginning November 15, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The adoption did not have a material impact on the consolidated financial statements.

In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption did not have a material impact on the consolidated financial statements.

4.           ACQUISITION OF HULUDAO WONDER

On June 10, 2008, the Company completed the acquisition of Huludao for a total purchase price of RMB 48,250,000, or approximately $6,308,591 based on the exchange rate of June 1, 2007.  The acquisition was accounted for according to ASC Topic 805, Business Combinations. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer and report results of operations for the period in which the transfer occurs as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period.

Prior to the June 2008 acquisition, Huludao Wonder was classified as a variable interest entity of SkyPeople (China) according to ASC Topic 810, Consolidation. ASC Topic 810 requires the primary beneficiary of the variable interest entity to consolidate its financial results with the variable interest entity. The Company had evaluated its relationship with Huludao and had concluded that Huludao Wonder was a variable interest entity for accounting purposes and that SkyPeople (China) was the primary beneficiary after June 2007 and prior to June 2008.

The following table summarizes the carrying value of Huludao Wonder’s assets and liabilities transfer as of June 10, 2008:

ASSETS
Cash	$7,567
Accounts receivable, net	2,387,711
Other receivables	29,244
Inventory	57,948
Fixed assets	6,934,219
Intangible asset	3,262,566
Other assets	27,486
TOTAL ASSETS	$12,706,741

LIABILITIES
Accounts payable	$20,642
Other payables	101,603
Loans payable	6,275,905
TOTAL LIABILITIES	$6,398,150

NET ASSETS	$6,308,591

5.           ACQUISITION OF YINGKOU

On November 25, 2009, the Company completed the acquisition of Yingkou Trusty Fruits Co., Ltd. (“Yingkou”) pursuant to the Stock Purchase Agreement that SkyPeople (China) entered with Xi’an Dehao Investment & Consulting Co., Ltd. on November 18, 2009. Yingkou was in the process of completing the construction of its new facility at the time of the acquisition and is expected to commence production in August of 2010 . The Company believed that acquiring an apple concentrate production  business would enhance the Company’s future growth opportunities and develop additional market share in the fruit juice business in the PRC. The net cash purchase price was RMB 22,700,000 or approximately $3,323,913.  In accordance with ASC Top 805, Business Combinations, we allocated the purchase price to tangible assets and intangible assets of Yingkou based on their estimated fair value.  We estimated that the book value of the fixed assets acquired approximated the fair value of similar assets available on the market based on the information management received, as they are newly constructed.  Accordingly, we allocated $1,880,046 to various items of current assets and $4,840,218 to fixed assets acquired.  The excess purchase price over the fair value of tangible assets acquired, which was $266,499, was attributable to an identifiable intangible asset, the land usage right, based on estimates and assumptions determined by management. The economic life of this land usage right was approximately 50 years and the land use right will be amortized over 50 years on the straight-line basis.  No goodwill was recognized.

The following table summarizes the fair value of Yingkou’s assets and liabilities acquired as of November 25, 2009:

ASSETS
Cash	$3,420
Prepaid expenses and other current assets	1,505,498
Other receivables	362,441
Inventory	12,107
Fixed assets	4,840,218
Intangible asset	350,283
Other assets	54,406
TOTAL ASSETS	$7,128,373

LIABILITIES
Accounts payable	$97,066
Accrued expenses	9,399
Other payables	3,697,995
TOTAL LIABILITIES	$3,804,460

NET ASSETS	$3,323,913

Yingkou is expected to commence production in August of 2010 .

6.          INVENTORIES

 Inventories by major categories are summarized as follows:
	December 31,	December 31,
	2009	2008
Raw materials and packaging	$746,763	$611,755
Finished goods	4,178,862	1,232,642
Inventories	$4,925,625	$1,844,397

7.           PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:
	December 31, 2009	December 31, 2008
Machinery and equipment	$14,793,155	$14,643,843
Furniture and office equipment	237,443	226,929
Motor vehicles	260,812	194,262
Buildings	11,882,442	8,521,537
Construction in progress	3,601,296	1,903,418
Subtotal	30,775,148	25,489,989
Less: accumulated depreciation	(6,919,500)	(5,083,022)
Net property and equipment	$23,855,648	$20,406,967

There were no impairment provisions made at December 31, 2009 or 2008. On November 25, 2009, the Company completed the acquisition of Yingkou. After the purchase, the Company began renovation of its facility, office building and industrial waste water processing facility. The Company capitalized $3,572,147 as construction in progress from Yingkou as of December 31, 2009. This project is expected to be complete in August of 2010, before the squeezing season of apples.

8.           LAND USAGE RIGHTS

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for land use rights. Prepaid land use rights are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease, which were 40 to 50 years. The amortization expense was $174,118 and $164,005 for fiscal years 2009 and 2008, respectively.

9.           INCOME TAX

The Company is incorporated in the United States of America and is subject to United States of federal taxation. No provisions for income taxes have been made, as the Company had no US taxable income for the years. The applicable income tax rate for the Company for each of the years ended December 31, 2009 and 2008 was 34%.

Effective on January 1, 2008, the PRC Enterprise Income Tax Law, EIT Law, and Implementing Rules imposed a unified enterprise income tax rate of 25% on all domestic-invested enterprises and foreign investment enterprises in the PRC, unless they qualify under certain limited exceptions. In December 2006, SkyPeople (China) was awarded the status of a nationally recognized High and New Technology Enterprise, which entitled SkyPeople (China) to tax-free treatment from January 2007 to December 2008. As such, starting from January 1, 2009, three of the Company’s subsidiaries in PRC, including SkyPeople (China), Shannxi Qiywangguo and Huludao Wonder, are subject to an enterprise income tax rate of 25%. Yingkou Trusty has not yet commenced operating activities and as such was not subject to income taxes during the year ended December 31, 2009.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of ASC Topic 740. The income tax expense was $6,025,675 and $2,231,140 for fiscal years 2009 and 2008, respectively. The Company had recorded no deferred tax assets or liabilities as of December 31, 2009 and 2008, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

Income Tax Expenses	December 31, 2009	December 31, 2008
Current	$6,025,675	$2,231,140
Deferred	—	—
Total	$6,025,675	$2,231,140

The effective income tax expenses differed from the PRC statutory income tax rate of 25% from continuing operations in the PRC as follows:
	December 31, 2009	December 31, 2008
Statutory income tax rate	25%	25%
Effect of preferential tax treatment	—	(11%)
Under provision for the prior year	—	3%
Temporary tax difference	2%	—
Effective income tax rate	27%	17%

10.           NOTES PAYABLE

As of December 31, 2009, the balance of the short-term loans totaled RMB 37,000,000 ($5,420,531 based on the exchange rate on December 31, 2009), with interest rates of 9.03% per annum. These loans were collateralized by land and buildings and will be due in June 2010.

As of December 31, 2008, the balance of short-term loans totaled RMB 76,800,000 ($11,256,871 based on the exchange rate on December 31, 2008), with an interest rate ranging from 5.58% to 9.83% per annum. The loans were collateralized by land and buildings and due from May 2009 to October 2009.

11.           RELATED PARTIES RECEIVABLES AND PAYABLES

As of December 31, 2009, the Company had no outstanding loans to related entities with common owners and directors.  In January 2008, SkyPeople (China) paid rental expense of RMB 11,038 (approximately $1,617 based on the exchange rate as of June 30, 2009) to the landlord of Hede’s office space on behalf of Hede.  Yongke Xue, the Chairman of the Board, and Chief Executive Officer of the Company, owns 80% of the equity interest of Hede.  Xiaoqin Yan, a director of SkyPeople (China), owns the remaining 20% of Hede.

As of December 31, 2008, the indebtedness of the Company to its shareholders and related entities with common owners and directors was $23,452 as follows:

Name of Related Party from Whom Loans were Received	December 31, 2008	Relation
Mr. Yongke Xue	$(23,452)	Former shareholder of SkyPeople (China)
Total	$(23,452)

13.           WARRANTS

The Company issued 4,666,667 warrants pursuant to the Stock Purchase Agreement dated February 26, 2008 with certain reset exercise price provisions. The reset provisions were recorded at their relative fair values at issuance and will continue to be recorded at fair value at each subsequent balance sheet date. Any change in value between reporting periods will be recorded as other income (expense). These warrants will continue to be reported as a liability until such time as they are exercised or expire. The fair value of these warrants is estimated using the Monte-Carlo simulation methods.

As of January 1, 2009, the grant date fair value of these warrants in the amount of $nil was reallocated from additional paid-in-capital and a warrant liability was recorded in the amount of $7,420,000, being the fair value of the warrants on January 1, 2009 offset by an adjustment to retained earnings of $7,420,000.

On June 2, 2009, the Company entered into an Exchange Agreement with the Investors, pursuant to which the Company issued to the Investors warrants to purchase an aggregate of 4,333,333 shares of Common Stock at a reduced exercise price (the “New Warrants”) in exchange for warrants to purchase an aggregate of 4,666,667 shares of Common Stock which had been issued to the Investors in February 2008 with an exercise price of $2.55 per share.  The fair value of the New Warrants was determined to be $15,600,000; accordingly, the Company recorded $8,180,000 in other expense relating to the change in the fair value of these warrants.

On November 3, 2009, 3,105,000 shares of Common Stock were issued in the public offering upon exercise of the warrants, and accordingly the Company recorded $9,100,000 in other income relating to the change in the fair value of the warrants. The fair value of the warrants upon exercise on November 3, 2009 of $4,657,500 were credited against additional paid in capital.

As of December 31, 2009, the fair value of the remaining 1,228,333 warrants was determined to be $3,377,917; accordingly, the Company recorded $1,535,417 in other expense related to the change in the fair value of these warrants.  There is no cash flow impact for the warrant liability until the warrants are exercised.

On January 1, 2009, the Company adopted FASB Accounting Standard Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of ASC 820 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted the provisions of ASC 820, except as it applies to those non-financial assets and non-financial liabilities for which the effective date has been delayed by one year.

ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable input that is supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

As of December 31, 2009, the Company held warrant liability that is required to be measured at fair value on a recurring basis, including the Warrants issued in February 2008. The fair value of the Warrants was determined using the following input in accordance with ASC 820 at December 31, 2009:
	Fair Value Measurements as at December 31, 2009
	Balance at December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Input (Level 2)	Significant Unobservable Input (Level 3)
Warrant liability	$3,377,917	$-	$-	$3,377,917

The following table presents a reconciliation of the warrant liabilities measured at fair value on a recurring basis using significant unobservable input (Level 3) from January 1, 2009 to December 31, 2009:

Warrant liabilities
Balance at January 1, 2009	$7,420,000
Exercise of warrants on November 3, 2009	(4,657,500)
Change in fair value included in earnings	615,417
Balance at December 31, 2009	$3,377,917

The warrant liability is revalued at the end of each reporting period and the resulting difference is included in the results of operations. For the year ended December 31, 2009, the net adjustment to fair value resulted in a loss of $0.6 million and is included in “Changes in the fair value of warrant liability” on the accompanying consolidated statement of operations.

 14.           COMMON STOCK

As of December 31, 2009, the Company had 17,952,894 shares of Common Stock issued and outstanding and 2,298,987 shares of Series B Preferred Stock issued and outstanding. Assuming all warrants to purchase 4,333,333 shares of Common Stock with an exercise price of $2.55 per share are exercised and all shares of Series B Preferred Stock are converted, the total number of shares of Common Stock to be issued and outstanding will be 21,580,215.

On February 22, 2008, the Company issued 21,294 shares of Common Stock as part of the settlement with its prior Chief Executive Officer, Burr D. Northrop, 24,732 shares of Common Stock to Walker Street Associates and its prior director, Joseph I. Emas, for the professional services that they provided, and 39,373 shares of Common Stock to Grover Moss for the conversion of principal owed by the Company pursuant to a promissory note in the amount of $398,000.

On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Preferred Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron Partners. The shares issued to Barron Partners were not affected by the 1-for-328.72898 reverse split of the outstanding Common Stock, which was effective on May 23, 2008.

In connection with the Share Exchange Transaction in February 2008, the Company designated 1,000,000 shares of Series A Convertible Preferred Stock out of its total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. In the Mandatory Conversion, each holder of Series A Preferred Stock was entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A Preferred Stock held. The Company also agreed to issue 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share and February 2008 Warrants to purchase 4,666,667 shares of the Company’s Common Stock. Upon effectiveness of the reverse split on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into 14,670,782 shares of Common Stock. Each share of Series B Preferred Stock is convertible at any time into one share of Common Stock at the option of the holder, and the February 2008 Warrants became exercisable immediately after the reverse split. The 2,833,333 shares of Series B Convertible Preferred Stock and 4,666,667 shares issuable upon exercise of such warrants were not adjusted as a result of the reverse split.

On June 2, 2009 the Company and the Investors entered into and consummated an Exchange Agreement, dated as of May 28, 2009, pursuant to which the Investors exchanged all of the February 2008 Warrants for New Warrants to purchase an aggregate of 4,333,333 shares of the Company’s Common Stock for $2.55 per share (which exercise price, in the case of New Warrants to purchase an aggregate of 666,667 shares of the Company’s Common Stock, shall be increased to $4.50 per share if the New Warrants are not exercised by September 30, 2009). The Investors also agreed to waive their right to receive up to 2,000,000 additional shares of the Company’s Series B Preferred Stock solely as a result of, and to the extent that, such stock would be deliverable to the Investors because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 was reduced as a result of any reduction in net income available to common stockholders for such fiscal year and/or an increase in the weighted average number of shares of Common Stock outstanding during the period due to the issuance and delivery to the Investors of the New Warrants.

On October 26, 2009, the Company approved and filed with the Florida Secretary of State's office an amendment to its Articles of Incorporation to carry out a reverse stock split of the Company's Common Stock on a two (2) for three (3) basis. The number of issued and outstanding shares has been retroactively adjusted for this reverse split, which became effective on October 29, 2009. All references as to the shares of the Company's Common Stock, since inception, have been restated to reflect the stock split.

On November 3, 2009, the Company completed a public offering of 2,700,000 common shares of Common Stock at a public offering price of $3.00 per share, pursuant to a Registration Statement on Form S-1 declared effective by the SEC. On November 25, 2009 the underwriters purchased an additional 405,000 shares of Common Stock to cover over-allotments and sold it to the public. The shares of Common Stock sold in the public offering were issued upon exercise of warrants issued to the Investors pursuant to an Exchange Agreement dated as of May 28, 2009.  The Company received approximately $7.9 million in gross proceeds from the exercise of all of the foregoing warrants.

15.           DIVIDEND PAYMENT

On February 4, 2008, before the Share Exchange Transaction, the Board of Directors of Shaanxi Qiyiwangguo declared a cash dividend of RMB 20,553,592, or $2,953,665 based on the average exchange rate for the year ended December 31, 2008, to its former shareholders. Since SkyPeople (China) holds a 91.15% interest in Shaanxi Qiyiwangguo, RMB 18,734,599 (or $2,692,266) was paid to SkyPeople (China) and RMB 1,818,993 (or $261,399) was paid to its noncontrolling interest holders. On the same date, the Board of Directors of SkyPeople (China) declared a cash dividend of RMB 35,200,000 (or $5,058,434 based on the average exchange rate for the year ended December 31, 2008) to its shareholders. Since Pacific holds a 99% interest in SkyPeople (China), RMB 34,848,000 (or $5,007,850 based on the average exchange rate for the year ended December 31, 2008) was paid to Pacific and RMB 352,000 (or $50,584 based on the average exchange rate for the year ended December 31, 2008) was paid to its noncontrolling interest holders. The inter-company dividend was eliminated in the consolidated statement. The dividend paid to noncontrolling interest holders was RMB 2,170,993 (or $311,984 based on the average exchange rate for the year ended December 31, 2008).

In May 2008, Pacific erroneously paid RMB 34,848,000 (or $5,007,850 based on the average exchange rate for the year ended December 31, 2008) to its former shareholders as the result of a dividend declaration in February 2008. The monies were then returned to the Company in June 2008.

16.           COMMITMENTS AND CONTINGENCIES

The following contractual obligations servicing table describes the Company’s overall future cash obligations based on various current contracts in the next five years:

	Payments Due by Period (at December 31, 2009)
		Less than	1 - 3	After
	Total	1 Year	Years	3 Years
Short-term Notes Payable	$5,420,531	$5,420,531	$-	$-
Interest on Notes Payable	237,860	237,860	-	-
Contract with Shaanxi Normal University *	1,054,800	1,054,800	-	-
Construction in Progress	615,303	615,303	-	-
Acquisition of Plant and Machinery	1,325,221	1,325,221	-	-
Total	$8,653,715	$8,653,715	$-	$-

*The Company has two research and development contracts with Shaanxi Normal University to develop new products. These two contracts are from August 2008 to December 2010, with a monthly payment of RMB 600,000, or $87,900.

As of December 31, 2009, the Company did not have any non-cancelable operating agreements or purchase obligations.

The Company has not, historically, carried any property or casualty insurance and has never incurred property damage or incurred casualty losses. Management feels the chances of such an obligation arising are remote. Accordingly, no amounts have been accrued for any liability that could arise from a lack of insurance.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. The Company believes the probability of a bank failure, causing loss to the Company, is remote.

17.           CONCENTRATIONS, RISKS AND UNCERTAINTIES

The Company had two major customers that accounted for the following sales during the fiscal years ended 2008 and 2009 and accounts receivable as at the years ended 2008 and 2009:

	Years Ended December 31,
	2009	2008
Sales
- Customer A	11.6%	5.5%
- Customer B	10.6%	7.8%

Accounts Receivable
- Customer A	17.5%	6.3%
- Customer B	13.1%	9.4%

Sales to our five largest customers accounted for approximately 39% and 37% of our net sales during the years ended December 31, 2009 and 2008, respectively.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There was bad debt expense of $24,903 and $17,690 during the years ended December 31, 2009 and 2008, respectively.

Our largest packing glass bottle supplier for our fruit beverages accounted for 13% of our total purchases in 2009 and 8% in 2008. Another large supplier accounted for 11% of our total purchases in 2009 and 7% in 2008.  We did not have concentrations of business with vendors constituting more than 10% of our purchases in 2008.

18.           LIQUIDATED DAMAGES

The Company’s registration statement to register shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock and the Warrants was declared effective by the Securities and Exchange Commission on February 5, 2009.  The Company accrued liquidated damages payable of $254,301 in fiscal 2008 due to the failure to meet the timetables provided for in the Registration Rights Agreement with such Investors, which was entered into in connection with the Stock Purchase Agreement.

In the second quarter of 2009, as a result of the Exchange Agreement, the Company reversed the liquidated damages of $254,301 that were accrued in fiscal 2008 to additional paid in capital.

19.          SUBSEQUENT EVENTS

On January 7, 2010, SkyPeople (China) entered into a distribution agreement with Beijing Ni’aode Trading Co., Ltd. (“Ni’aode”) Pursuant to the agreement, Ni’aode is engaged as the general distributor of the Company’s Hedetang-branded fruit juice beverages in the Beijing area.  Under the agreement, Ni’aode is committed to sales of at least RMB 4,200,000 (approximately $615,114 based on the exchange rate as of January 7, 2010) per month, and RMB 50,400,000 (approximately $7,381,371 based on the exchange rate as of January 7, 2010) per year of the Company’s Hedetang-branded fruit juice beverages.  The agreement will expire on January 7, 2011.

On February 16, 2010, certain investors voluntarily converted 83,333 shares of Series B Preferred Stock into 55,556 shares of Common Stock.  On March 10, 2010, certain investors voluntarily converted 900,000 shares of Series B Stock into 600,000 shares of Common Stock.  In addition, certain investors exercised 1,160,451 shares of warrants during the period from December 31, 2009 to March 25, 2010.

Fresh Fruit Sorting

Ultra-filtration

Concentration

Concentrated Juice Filling

葫芦岛万佳果业有限责任公司
Huludao Wonder Fruit Co.,Ltd.

A Glimpse of Production Facility

5,300,000 Shares of Common Stock

SkyPeople Fruit Juice, Inc.

PROSPECTUS

Rodman & Renshaw, LLC

Until    , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

We have agreed to bear the costs and expenses of the registration of the shares that will be issued in this offering.  Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are as follows:

SEC Registration Fee	$2,852
Accounting Fees and Expenses	$40,000
Legal Fees and Expenses	$400,000
Printing and Engraving Expenses	$12,000
Transfer Agent’s Fees	$12,000
Miscellaneous Expenses	$20,000
Total	$486,852

Item 14.  Indemnification of Directors and Officers.

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director of a corporation, is entitled to indemnification of expenses actually and reasonably incurred in such defense.

Such act also provides that the corporation may indemnify an officer or director and advance expenses if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful.

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances.

Article VIII of our amended and restated articles of incorporation authorizes us, among other things, to indemnify our officers, directors, employees or agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with certain actions, suits or proceedings if they acted in good faith and in a manner in which they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.  Article VII of our bylaws authorizes us to indemnify our officers and directors to the fullest extent authorized or permitted by the Florida Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

As part of a settlement with our former registered accounting firm, RBSM LLP,  we issued 138 shares of our Common Stock in December 2007.  We believe such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof.

As part of a settlement with our former chairman and chief executive officer, Steven Rosenthal, we issued Mr. Rosenthal 913 shares of our Common Stock in December 2007.  We believe such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof.

On February 22, 2008, we issued to the persons set forth in the table below the number of shares of our common as stock set forth opposite the names of such persons for the consideration.  We believe such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof.

Name	Number of Shares Issued	Consideration for Issuance
Grover Moss	39,374	Cancellation of indebtedness
Joseph I. Emas	24,732	Past services
Walker Street Associates	24,732	Past services
Terence Leong	1,927	Past services
Burr Northrop	21,294	Past services

On February 26, 2008, we issued to Barron Partners an aggregate of 615,147 shares of Series B preferred stock in exchange for the cancellation of all principal and accrued interest, aggregating approximately $5,055,418, on certain of our convertible promissory notes held by Barron Partners.  We believe such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof.

Pursuant to a share exchange agreement, on February 26, 2008 we issued 1,000,000 shares of our Series A preferred stock to the shareholders of Pacific in exchange for all of the outstanding shares of Pacific’s Common Stock.  At the completion of that share exchange transaction, Pacific became our wholly owned subsidiary.  The share exchange transaction was accomplished in reliance upon Section 4(2) of the Securities Act.

In connection with the share exchange agreement, and pursuant to the Series B preferred stock Purchase Agreement, on February 26, 2008, we issued 2,833,333 shares of our Series B preferred stock and warrants to purchase an aggregate of 7,000,000 shares of our Common Stock to the 2008 private placement investors in exchange for a cash payment in the amount of $3,400,000.  The issuance of Series B preferred stock and warrants was accomplished in reliance upon Section 4(2) of the Securities Act.  Under the Series B preferred stock purchase agreement, we also deposited 2,000,000 shares of our Series B preferred stock into an escrow account issuable to the investors in the event our consolidated pre-tax income and pre-tax income per share, on a fully diluted basis, for the years ended December 31, 2007, 2008 or 2009 were less than certain pre-determined target numbers.

On June 2, 2009, we issued new warrants to the 2008 private placement investors to purchase an aggregate of 4,333,333 shares (or 6,500,000 shares pre two-for-three reverse split) of our Common Stock pursuant to the Exchange Agreement in exchange for the cancelation of the warrants to purchase Common Stock previously issued to them on February 26, 2008.  We believe such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof.

On December 9, 2009, we issued to Spring Liu, our chief financial officer, a warrant to purchase an aggregate of 100,000 shares of our Common Stock with an exercise price of $4.50 per share as a bonus for 2009. We believe such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof.

Item 16.  Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1
Share Exchange Agreement, dated as of February 22, 2008 by and among Pacific Industry Holding Group Co., Ltd. (“Pacific”), Terrence Leong, SkyPeople Fruit Juice, Inc. (the “Registrant”) and the shareholders of Pacific.  (Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on February 28, 2008 (the “February 28, 2008 8-K”).)

3.1
Amended and Restated Articles of Incorporation of the Registrant.  (Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Commission on March 3, 2008 (the “March 3, 2008 8-K”).)

3.2	Articles of Amendment to Articles of Incorporation dated October 28, 2009. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on October 29, 2009.)
3.3	Certificate of Designations, Preferences, Rights and Limitations of the Registrant’s Series B Convertible Preferred Stock. (Incorporated by reference to Exhibit 3.2 to the February 28, 2008 8-K.)
3.4	Bylaws of Entech Environmental Technologies, Inc. (Incorporated by reference to Exhibit 3.5 to the March 3, 2008 8-K.)
3.5
Articles of Amendment to the Articles of Incorporation of the Registrant filed with the Department of State of Florida on May 23, 2008.  (Incorporated by reference to Exhibit 3.6 to our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 10-K”).)

4.1
Warrant to purchase 5,338,236 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-159959) filed with the Commission on June 12, 2009 (the “June 2009 S-1”)), as amended by Warrant to purchase 1,192,883 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed with the Commission on January 13, 2010).

4.2
Warrant to purchase 970,588 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.2 to the June 2009 S-1), as amended by Warrant to purchase 1,192,883 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed with the Commission on January 13, 2010 ) .

4.3
Warrant to purchase 161,764 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.3 to the June 2009 S-1), as amended by Warrant to purchase 35,451 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.6 to our Current Report on Form 8-K filed with the Commission on January 13, 2010).

4.4
Warrant to purchase 29,412 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.4 to the June 2009 S-1), as amended by Warrants to purchase 35,451 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.6 to our Current Report on Form 8-K filed with the Commission on January 13, 2010.)

5.1	Legal Opinion of Schneider Weinberger & Beilly LLP
9.1	Voting Trust Agreement, dated as of February 25, 2008, by and among Fancylight Limited and Hongke Xue. (Incorporated by reference to Exhibit 9.1 to the March 3, 2008 8-K.)
9.2	Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among Winsun Limited and Sixiao An. (Incorporated by reference to Exhibit 9.2 to the March 3, 2008 8-K.)
9.3
Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among China Tianren Organic Food Holding Company Limited and Lin Bai. ( Incorporated by reference to Exhibit 9.3 to the March 3, 2008 8-K.)

10.1
Series B Convertible Preferred Stock Purchase Agreement by and among the Registrant, Barron Partners LP and Eos Holdings, LLC, dated as of February 25, 2008.  (Incorporated by reference to Exhibit 10.1 to the March 3, 2008 8-K.)

10.2
Registration Rights Agreement by and among the Registrant, Barron Partners LP and Eos Holdings, LLC, dated as of February 25, 2008.  (Incorporated by reference to Exhibit 10.2 to the March 3, 2008 8-K.)

10.3
Escrow Agreement by and among Shaanxi Tianren Organic Food Co., Ltd., Barron Partners LP, Eos Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 6, 2008.  (Incorporated by reference to Exhibit 10.3 to the March 3, 2008 8-K.)

10.4
Make Good Escrow Agreement by and among the Registrant, Barron Partners LP, Eos Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 25, 2008.  (Incorporated by reference to Exhibit 10.4 to the March 3, 2008 8-K.)

10.5	Call Option Agreement between Hongke Xue and Fancylight Limited, dated as of February 25, 2008. (Incorporated by reference to Exhibit 10.5 to the March 3, 2008 8-K.)
10.6
Stock Transfer Agreement dated as of May 31, 2008, by and between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Investment Management Co., Ltd.  (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on June 5, 2008.)

10.7
Credit Facility Letter dated April 30, 2008 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Huludao City Commercial Bank.  (Incorporated by reference to Exhibit 10.13 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.8
Credit Facility Letter dated April 21, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank.  (Incorporated by reference to Exhibit 10.19 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.9
Credit Facility Letter dated June 18, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank.  (Incorporated by reference to Exhibit 10.20 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.10
Credit Facility Letter dated June 18, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank .  (Incorporated by reference to Exhibit 10.21 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.11
Credit Facility Letter dated June 27, 2008 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Huludao City Commercial Bank .  (Incorporated by reference to Exhibit 10.22 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.12
Credit Facility Letter dated June 27, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank .  (Incorporated by reference to Exhibit 10.23 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.13
Credit Facility Letter dated August 10, 2008 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Huludao City Commercial Bank.  (Incorporated by reference to Exhibit 10.24 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.14
Real Estate Lease, dated June 23, 2008 between Zhonghai Trust Co., Ltd. and SkyPeople (China) Organic Food Co., Ltd. for the premises located at the 16th floor of National Development Bank Tower in Xi’an, China.  (Incorporated by reference to Exhibit 10.25 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.15
Credit Facility Letter dated October 15, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Gaoxin branch of China Construction Bank.  Incorporated by reference to Exhibit 10.26 to the 2008 10-K.

10.16
Credit Facility Letter dated December 5, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of the China Construction Bank.  (Incorporated by reference to Exhibit 10.27 of the 2008 10-K.)

10.17
Exchange Agreement, dated as of May 28, 2009 between the Registrant, Barron Partners LP and Eos Holdings, LLC.  (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2009 (the “June 2009 8-K”).)

10.18	Waiver and Release, dated as of May 28, 2009 by Barron Partners LP in favor of the Registrant. (Incorporated by reference to Exhibit 10.2 to the June 2009 8-K.)

10.19	Waiver and Release, dated as of May 28, 2009 by Eos Holdings, LLC in favor of the Registrant. (Incorporated by reference to Exhibit 10.3 to the June 2009 8-K.)
10.20
Underwriting Agreement, dated as of October 28, 2009, by and among the Registrant, Roth Capital Partners, LLC, Maxim Group LLC, Barron Partners LP and Eos Holdings, LLC.  (Incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Commission on October 29, 2009.)

10.21
English translation of the Stock Purchase Agreement dated as of November 18, 2009, by and between Shaanxi Tianren Organic Food Co., Ltd. and Xi’an Dehao Investment & Consulting Co., Ltd.  (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on November 20, 2009 and to the Current Report on Form 8-K/A filed with the Commission on November 25, 2009.)

10.22
Warrant to purchase 100,000 of the Registrant’s Common Stock issued to Spring Liu, dated December 9, 2009.  (Incorporated by reference to Exhibit 4.7 to our Current Report on Form 8-K filed with the Commission on January 13, 2010.)

10.23
English translation of the Distribution Agreement dated as of January 8, 2010, by and between Shaanxi Qiyiwangguo Modern Organic Agriculture Co. Ltd. and Beijing Ni’aode Trading Co., Ltd.  (Incorporated by reference to Exhibit 10.01 to our Current Report on Form 8-K filed with the Commission on January 13, 2010.)

10.24
English Translation of Credit Facility Agreement dated September 17, 2008 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank.  (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Commission on November 14, 2008.)

10.25
English Translation of Credit Facility Agreement dated June 30, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.29 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.26
English Translation of Credit Facility Agreement dated November 6, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.30 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.27
English Translation of Credit Facility Agreement dated November 24, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.31 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.28
English Translation of Credit Facility Agreement dated June 26, 2009 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Commercial Bank of Huludao. (Incorporated by reference to Exhibit 10.32 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.29
English Translation of Pledge Agreement dated June 26, 2009 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Commercial Bank of Huludao. (Incorporated by reference to Exhibit 10.33 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.30
English Translation of Credit Facility Agreement dated August 12, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.33 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

16.1	Letter from Tavarsan Askelson & Registrant LLP dated March 6, 2008. (Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Commission on March 6, 2008.)
16.2	Letter from Child, Van Wagoner & Bradshaw, PLLC dated December 14, 2009. (Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Commission on December 14, 2009.)
21.1	Description of Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed with the Commission on March 31, 2010.)
23.1	Consent of Schneider Weinberger & Beilly, LLP, to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion filed as Exhibit 5.1)
23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC
23.3	Consent of BDO Limited

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xi’an, Province of Shaanxi, PRC on this 24th day of May , 2010.

SKYPEOPLE FRUIT JUICE, INC.

By:	/s/ Yongke Xue Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date
/s/ Yongke Xue Yongke Xue, Chief Executive Officer and Director (principal executive officer)	May 24 , 2010
/s/ Spring Liu Spring Liu, Chief Financial Officer (Principal Financial Officer and Accounting Officer)	May 24 , 2010
* Xiaoqin Yan, Director	May 24 , 2010
* Guolin Wang, Director	May 24 , 2010
Robert B. Fields, Director	May 24 , 2010
* Norman Ko, Director	May 24 , 010

*By:  /s/  Spring Liu
          Spring Liu
          Attorney-in-Fact

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1
Share Exchange Agreement, dated as of February 22, 2008 by and among Pacific Industry Holding Group Co., Ltd. (“Pacific”), Terrence Leong, SkyPeople Fruit Juice, Inc. (the “Registrant”) and the shareholders of Pacific.  (Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on February 28, 2008 (the “February 28, 2008 8-K”).)

3.1
Amended and Restated Articles of Incorporation of the Registrant.  (Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Commission on March 3, 2008 (the “March 3, 2008 8-K”).)

3.2	Articles of Amendment to Articles of Incorporation dated October 28, 2009. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on October 29, 2009.)
3.3	Certificate of Designations, Preferences, Rights and Limitations of the Registrant’s Series B Convertible Preferred Stock. (Incorporated by reference to Exhibit 3.2 to the February 28, 2008 8-K.)
3.4	Bylaws of Entech Environmental Technologies, Inc. (Incorporated by reference to Exhibit 3.5 to the March 3, 2008 8-K.)
3.5
Articles of Amendment to the Articles of Incorporation of the Registrant filed with the Department of State of Florida on May 23, 2008.  (Incorporated by reference to Exhibit 3.6 to our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 10-K”).)

4.1
Warrant to purchase 5,338,236 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-159959) filed with the Commission on June 12, 2009 (the “June 2009 S-1”)), as amended by Warrant to purchase 1,192,883 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed with the Commission on January 13, 2010).

4.2
Warrant to purchase 970,588 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.2 to the June 2009 S-1), as amended by Warrant to purchase 1,192,883 shares of the Registrant’s Common Stock issued to Barron Partners LP, dated June 2, 2009 (Incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed with the Commission on January 13, 2010 ) .

4.3
Warrant to purchase 161,764 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.3 to the June 2009 S-1), as amended by Warrant to purchase 35,451 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.6 to our Current Report on Form 8-K filed with the Commission on January 13, 2010).

4.4
Warrant to purchase 29,412 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.4 to the June 2009 S-1), as amended by Warrants to purchase 35,451 shares of the Registrant’s Common Stock issued to Eos Holdings, LLC, dated June 2, 2009 (Incorporated by reference to Exhibit 4.6 to our Current Report on Form 8-K filed with the Commission on January 13, 2010.)

5.1	Legal Opinion of Schneider Weinberger & Beilly LLP
9.1	Voting Trust Agreement, dated as of February 25, 2008, by and among Fancylight Limited and Hongke Xue. (Incorporated by reference to Exhibit 9.1 to the March 3, 2008 8-K.)
9.2	Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among Winsun Limited and Sixiao An. (Incorporated by reference to Exhibit 9.2 to the March 3, 2008 8-K.)
9.3
Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among China Tianren Organic Food Holding Company Limited and Lin Bai. ( Incorporated by reference to Exhibit 9.3 to the March 3, 2008 8-K.)

10.1
Series B Convertible Preferred Stock Purchase Agreement by and among the Registrant, Barron Partners LP and Eos Holdings, LLC, dated as of February 25, 2008.  (Incorporated by reference to Exhibit 10.1 to the March 3, 2008 8-K.)

10.2
Registration Rights Agreement by and among the Registrant, Barron Partners LP and Eos Holdings, LLC, dated as of February 25, 2008.  (Incorporated by reference to Exhibit 10.2 to the March 3, 2008 8-K.)

10.3
Escrow Agreement by and among Shaanxi Tianren Organic Food Co., Ltd., Barron Partners LP, Eos Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 6, 2008.  (Incorporated by reference to Exhibit 10.3 to the March 3, 2008 8-K.)

10.4
Make Good Escrow Agreement by and among the Registrant, Barron Partners LP, Eos Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 25, 2008.  (Incorporated by reference to Exhibit 10.4 to the March 3, 2008 8-K.)

10.5	Call Option Agreement between Hongke Xue and Fancylight Limited, dated as of February 25, 2008. (Incorporated by reference to Exhibit 10.5 to the March 3, 2008 8-K.)
10.6
Stock Transfer Agreement dated as of May 31, 2008, by and between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Investment Management Co., Ltd.  (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on June 5, 2008.)

10.7
Credit Facility Letter dated April 30, 2008 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Huludao City Commercial Bank.  (Incorporated by reference to Exhibit 10.13 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.8
Credit Facility Letter dated April 21, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank.  (Incorporated by reference to Exhibit 10.19 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.9
Credit Facility Letter dated June 18, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank.  (Incorporated by reference to Exhibit 10.20 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.10
Credit Facility Letter dated June 18, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank .  (Incorporated by reference to Exhibit 10.21 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.11
Credit Facility Letter dated June 27, 2008 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Huludao City Commercial Bank .  (Incorporated by reference to Exhibit 10.22 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.12
Credit Facility Letter dated June 27, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank .  (Incorporated by reference to Exhibit 10.23 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.13
Credit Facility Letter dated August 10, 2008 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Huludao City Commercial Bank.  (Incorporated by reference to Exhibit 10.24 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.14
Real Estate Lease, dated June 23, 2008 between Zhonghai Trust Co., Ltd. and SkyPeople (China) Organic Food Co., Ltd. for the premises located at the 16th floor of National Development Bank Tower in Xi’an, China.  (Incorporated by reference to Exhibit 10.25 to Pre-Effective Amendment No. 2 to the 2008 S-1.)

10.15
Credit Facility Letter dated October 15, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Gaoxin branch of China Construction Bank.  Incorporated by reference to Exhibit 10.26 to the 2008 10-K.

10.16
Credit Facility Letter dated December 5, 2008 between SkyPeople (China) Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of the China Construction Bank.  (Incorporated by reference to Exhibit 10.27 of the 2008 10-K.)

10.17
Exchange Agreement, dated as of May 28, 2009 between the Registrant, Barron Partners LP and Eos Holdings, LLC.  (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2009 (the “June 2009 8-K”).)

10.18	Waiver and Release, dated as of May 28, 2009 by Barron Partners LP in favor of the Registrant. (Incorporated by reference to Exhibit 10.2 to the June 2009 8-K.)
10.19	Waiver and Release, dated as of May 28, 2009 by Eos Holdings, LLC in favor of the Registrant. (Incorporated by reference to Exhibit 10.3 to the June 2009 8-K.)
10.20
Underwriting Agreement, dated as of October 28, 2009, by and among the Registrant, Roth Capital Partners, LLC, Maxim Group LLC, Barron Partners LP and Eos Holdings, LLC.  (Incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Commission on October 29, 2009.)

10.21
English translation of the Stock Purchase Agreement dated as of November 18, 2009, by and between Shaanxi Tianren Organic Food Co., Ltd. and Xi’an Dehao Investment & Consulting Co., Ltd.  (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on November 20, 2009 and to the Current Report on Form 8-K/A filed with the Commission on November 25, 2009.)

10.22
Warrant to purchase 100,000 of the Registrant’s Common Stock issued to Spring Liu, dated December 9, 2009.  (Incorporated by reference to Exhibit 4.7 to our Current Report on Form 8-K filed with the Commission on January 13, 2010.)

10.23
English translation of the Distribution Agreement dated as of January 8, 2010, by and between Shaanxi Qiyiwangguo Modern Organic Agriculture Co. Ltd. and Beijing Ni’aode Trading Co., Ltd.  (Incorporated by reference to Exhibit 10.01 to our Current Report on Form 8-K filed with the Commission on January 13, 2010.)

10.24
English Translation of Credit Facility Agreement dated September 17, 2008 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank.  (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Commission on November 14, 2008.)

10.25
English Translation of Credit Facility Agreement dated June 30, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.29 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.26
English Translation of Credit Facility Agreement dated November 6, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.30 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.27
English Translation of Credit Facility Agreement dated November 24, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.31 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.28
English Translation of Credit Facility Agreement dated June 26, 2009 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Commercial Bank of Huludao. (Incorporated by reference to Exhibit 10.32 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.29
English Translation of Pledge Agreement dated June 26, 2009 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Commercial Bank of Huludao. (Incorporated by reference to Exhibit 10.33 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

10.30
English Translation of Credit Facility Agreement dated August 12, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. (Incorporated by reference to Exhibit 10.33 to our Annual Report on Form 10-K filed with the Commission on March 31, 2010.)

16.1	Letter from Tavarsan Askelson & Registrant LLP dated March 6, 2008. (Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Commission on March 6, 2008.)
16.2	Letter from Child, Van Wagoner & Bradshaw, PLLC dated December 14, 2009. (Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Commission on December 14, 2009.)
21.1	Description of Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed with the Commission on March 31, 2010.)
23.1	Consent of Schneider Weinberger & Beilly, LLP, to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion filed as Exhibit 5.1)
23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC
23.3	Consent of BDO Limited